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PROXY STATEMENT OF THE COMPANY

EXHIBIT (a)-(1)

June 25, 2015

Shareholders of Perfect World Co., Ltd.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of the shareholders of Perfect World Co., Ltd. (the "Company") to be held on July 28, 2015 at 10:00 a.m. (Hong Kong time). The meeting will be held at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

        On April 26, 2015, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and cease to exist, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger (the "Plan of Merger"), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

        Merger Sub and Parent were formed solely for the purpose of the Merger. Parent is wholly owned by Perfect Human Holding Company Limited ("Perfect Human"), a British Virgin Islands company controlled by Mr. Michael Yufeng Chi (the "Chairman"), the founder and chairman of the board of directors of the Company (the "Board"). The Chairman, Perfect Human, Parent and Merger Sub are collectively referred to herein as the "Buyer Group." As of the date of this letter, the Buyer Group collectively beneficially owns 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares (collectively, the "Rollover Shares"), which represent approximately 16.5% in number and 56.0% in voting rights of the Company's issued and outstanding ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share (each, a "Share"). If the Merger is consummated, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and, as the result of the Merger, the Company's American depositary shares ("ADSs"), each representing five Class B ordinary shares of the Company, will no longer be listed on the NASDAQ Global Selected Market ("NASDAQ") and the ADS program for the Shares will terminate.

        If the Merger is consummated, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$4.04 and each issued and outstanding ADS will be cancelled in exchange for the right to receive US$20.20, in each case, in cash, without interest and net of any applicable withholding taxes. The Surviving Corporation will pay any applicable fees, charges and expenses of Deutsche Bank Trust Company Americas (the "ADS Depositary"), in its capacity as the ADS depositary in connection with distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees. Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

  (a)
  the Rollover Shares and the Shares held by Parent, the Company or any of their subsidiaries (including such Shares represented by ADSs) immediately prior to the Effective Time (collectively, the "Excluded Shares"), which will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") (the "Dissenting Shares"), which will be cancelled and cease to exist following payment of the fair value of such Shares as determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Shares.

        In addition to the foregoing, at the Effective Time, each option to purchase Shares granted under the Company's Amended and Restated Share Incentive Plan, effective November 14, 2009, the Company's 2010 Share Incentive Plan and the Company's 2013 Share Incentive Plan (as amended and supplemented, collectively, the "Share Incentive Plans") that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and shall entitle the former holder thereof to receive an amount equal to the product of (a) the excess, if any, of US$4.04 over the per share exercise price of such option and (b) the number of Shares (including Shares represented by ADSs) underlying such option payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

        The Buyer Group intends to fund the merger consideration through a combination of rollover equity (represented by the Rollover Shares) from Perfect Human pursuant to an equity contribution agreement (the "Contribution Agreement") dated as of April 26, 2015 by and between Perfect Human and Parent and the proceeds from a committed term loan facility in the amount of US$900 million arranged by China Merchants Bank Co., Ltd., New York Branch and China Merchants Bank Co., Ltd., Offshore Banking Center and Wing Lung Bank (collectively, the "Lead Arrangers") pursuant to a debt commitment letter dated as of April 24, 2015 by and among Merger Sub, Perfect Human, Parent and the Lead Arrangers.

        A special committee of the Board (the "Special Committee"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisors and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"),

(b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the limited guarantee by Perfect Human in favor of the Company pursuant to which Perfect Human will guarantee certain obligations of Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        At a meeting on April 26, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than the Chairman, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

        The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company's directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this letter, the Chairman, through Perfect Human, beneficially owns approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares. Perfect Human has entered into the Contribution Agreement with Parent, providing that, among other things, (a) Perfect Human will vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by it in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) Perfect Human will, immediately prior to the closing of the Merger, contribute the Rollover Shares to Parent, and the Rollover Shares will, at the Effective Time, be cancelled for no consideration in the Merger.

        The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Company

Shareholder Approval"). Given Perfect Human's ownership as described above and assuming it complies with its voting undertakings under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on July 6, 2015, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"), an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        Voting at the extraordinary general meeting will take place by poll voting, as the Chairman has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete, sign and return to the Company the accompanying proxy card, which is attached as Annex G to the accompanying proxy statement, in accordance with the instructions set forth on the proxy card, as soon as possible so that it is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time), the deadline to lodge your proxy card. Each holder has one vote for each Class B ordinary share and ten votes for each Class A ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex I to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on June 25, 2015 (the "ADS Record Date"). The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on July 23, 2015. The ADS Depositary has advised us that, pursuant to Section 12 of the American depositary receipt evidencing your ADSs, the form of which was attached to the amended and restated deposit agreement dated as of August 23, 2011 among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement"), it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs into Shares and become registered in the Company's register of members as the holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND

v

CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 1, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares or ADSs, please contact MacKenzie Partners, Inc., the proxy solicitor, at +1 212-929-5500 or toll-free at +1 800-322-2885, or by email at proxy@mackenziepartners.com.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ Daniel Dong Yang Chairman of the Special Committee	/s/ Michael Yufeng Chi Chairman of the Board

        The accompanying proxy statement is dated June 25, 2015, and is first being mailed to the Company's shareholders and ADS holders on or about June 26, 2015.

 PERFECT WORLD CO., LTD.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 28, 2015

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Perfect World Co., Ltd. (referred to herein alternately as "the Company," "us," "we" or other terms correlative thereto) will be held on July 28, 2015 at 10:00 a.m. (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

        Only registered holders of ordinary shares of the Company, consisting of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share (each, a "Share"), at the close of business in the Cayman Islands on July 6, 2015 (the "Share Record Date") or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

  THAT the Agreement and Plan of Merger, dated as of April 26, 2015 (the "Merger Agreement"), by and among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "Plan of Merger") required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger, be authorized and approved;

  THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  if necessary, as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        Perfect Human Holding Company Limited ("Perfect Human"), an existing shareholder of the Company and a British Virgin Islands company controlled by Mr. Michael Yufeng Chi ("the Chairman"), the founder and chairman of the board of directors of the Company (the "Board"), has entered into an equity contribution agreement, dated April 26, 2015 (the "Contribution Agreement"), with Parent, pursuant to which it has agreed, among other things, that: (a) it will vote all of the Shares (including Shares represented by the Company's American depositary shares ("ADSs")) beneficially owned by it in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) it agrees that the 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by it (collectively, the "Rollover Shares") will, immediately prior to the closing of the Merger, be contributed to Parent, and will, at the effective time of the Merger, be cancelled and cease to exist for no consideration in the Merger. As of the date of this notice, the Rollover Shares represent approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares. Perfect Human will beneficially own the entire equity interest in the Company through Parent immediately following the consummation of the Merger. The Chairman, Perfect Human, Parent and Merger Sub are collectively referred to herein as the "Buyer Group."

        After careful consideration and upon the unanimous recommendation of a special committee of the Board (the "Special Committee"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board unanimously (other than the Chairman, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the shareholders and ADS holders of the Company, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders") and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the limited guarantee by Perfect Human in favor of the Company pursuant to which Perfect Human will guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given Perfect Human's ownership as described above and assuming it complies with its voting undertakings under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex G to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department so that the proxy card is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time). The proxy card is the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the Chairman has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class B ordinary share and ten votes for each Class A ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you own ADSs as of the close of business in New York City on June 25, 2015 (the "ADS Record Date") (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex I to the accompanying proxy statement, to Deutsche Bank Trust Company Americas (the "ADS Depositary"), in its capacity as the ADS depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on July 23, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on July 6, 2015, the Share Record Date. If you wish to convert your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the amended and restated deposit agreement, dated as of August 23, 2011, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement")), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 1, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

x

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares or ADSs, please contact MacKenzie Partners, Inc., the proxy solicitor, at +1 212-929-5500 or toll-free at +1 800-322-2885, or by email at proxy@mackenziepartners.com.

        The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.
In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.
The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, under the hand of an officer or attorney duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by telefax upon receipt of telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the Company's offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Michael Yufeng Chi Chairman of the Board
June 25, 2015

 PROXY STATEMENT

Dated June 25, 2015

SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of Perfect World Co., Ltd. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex G to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

        If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact MacKenzie Partners, Inc., the proxy solicitor, at +1 212-929-5500 or toll-free at +1 800-322-2885, or by email at proxy@mackenziepartners.com.

SUMMARY TERM SHEET

        This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 133. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to Perfect World Co., Ltd. All references to "dollars" and "US$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China ("PRC" or "China").

The Parties Involved in the Merger

The Company

        We are a leading online game developer and operator based in China. We primarily develop online games based on proprietary game engines and game development platforms. Our current portfolio of self-developed online games includes client-based online PC games: Perfect World, Legend of Martial Arts, Perfect World II, Zhu Xian, Chi Bi, Hot Dance Party, Pocketpet Journey West, Battle of the Immortals, Fantasy Zhu Xian, Forsaken World, Empire of the Immortals, Return of the Condor Heroes, Saint Seiya Online, Swordsman Online, Holy King and Legend of the Condor Heroes, and several web games, such as Touch, as well as a number of mobile games, such as Legend of Chu and Han, Rise of the King, Return of the Condor Heroes Mobile, Fantasy of the Immortals, Forsaken World Mobile, CrossGate Mobile, Touch Mobile, Forever Mars, Dawn after Dark, Swordsman Mobile and Saint Seiya Mobile. We have also obtained exclusive rights to operate DOTA2 in mainland China.

        We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive office is located at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China. Our telephone number at this address is +86 10 5780-5700 and our fax number is +86 10 5780-5713.

        For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission (the "SEC") on April 30, 2015, which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 133 for a description of how to obtain a copy of our annual report.

Perfect Human Holding Company Limited

        Perfect Human Holding Company Limited is a British Virgin Islands company controlled by Mr. Michael Yufeng Chi ("Perfect Human"). The address of Perfect Human is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands. Perfect Human's telephone number is +86 10 5780-6200 and its fax number is +86 10 5780-5227.

Parent

        Perfect Peony Holding Company Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Perfect Human ("Parent"). Parent was formed by Perfect Human solely for the purpose of holding the equity interest in Merger Sub

(as defined below) and consummating the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. The business address of Parent is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Parent's telephone number is +86 10 5780-6200 and its fax number is +86 10 5780-5227.

Merger Sub

        Perfect World Merger Company Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"). Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Merger Sub's telephone number is +86 10 5780-6200 and its fax number is +86 10 5780-5227.

Mr. Michael Yufeng Chi

        Mr. Michael Yufeng Chi (the "Chairman") is our founder and the chairman of our board of directors (the "Board"). He served as our chief executive officer since the inception of our company to August 2012 and then co-CEO until March 2013. The Chairman is a PRC citizen. The business address of the Chairman is Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China. The Chairman's telephone number is +86 10 5780-6200 and his fax number is +86 10 5780-5227.

        During the last five years, the Chairman has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Chairman from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Throughout this proxy statement, the Chairman, Perfect Human, Parent and Merger Sub are collectively referred to herein as the "Buyer Group." The Chairman and Perfect Human are affiliates of the Company through their respective direct and indirect ownership interests in the Company as disclosed above.

The Merger (Page 100)

        The Company, Parent and Merger Sub entered into an agreement and plan of merger (the "Merger Agreement") on April 26, 2015, pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and cease to exist, with the Company continuing as the surviving corporation (the "Surviving Corporation"). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the "Plan of Merger") required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger, and the Transactions, including the Merger.

        Pursuant to the terms of the Merger Agreement, assuming the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

  •
  the Company will file the Plan of Merger with the Cayman Registrar and the Merger will be effective on the date when the Plan of Merger is registered by the Cayman Registrar or otherwise on the date specified in the Plan of Merger (the "Effective Time");

  •
  the Surviving Corporation will become a wholly owned subsidiary of Parent and cease to be a publicly-traded company;

  •
  each Share issued and outstanding immediately prior to the Effective Time (including Shares represented by American depositary shares ("ADSs"), each representing five Class B ordinary shares), will be cancelled and cease to exist, in exchange for the right to receive the consideration further described below, except for the Excluded Shares and the Dissenting Shares (each as defined below), which will be cancelled and cease to exist but (in the case of the Dissenting Shares) will entitle the former holder thereof to the consideration (if any) described below.

  •
  the Company's ADS program for Class B ordinary shares will be terminated and ADSs will cease to be listed on the NASDAQ Global Selected Market ("NASDAQ"), and price quotations with respect to sales of ADSs in the public market will no longer be available;

  •
  90 days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated;

  •
  the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

  •
  the Company's shareholders (other than members of the Buyer Group) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company's future earnings or growth.

        Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 100)

        Under the terms of the Merger Agreement, at the Effective Time, except as described below, each Share issued and outstanding immediately prior to the Effective Time (other than Class B ordinary shares represented by ADSs) will be cancelled and cease to exist, in exchange for the right to receive US$4.04 (the "Per Share Merger Consideration") and each issued and outstanding ADS will be cancelled, in exchange for the right to receive US$20.20 (the "Per ADS Merger Consideration"), in each case, in cash, without interest and net of any applicable withholding taxes. The Surviving Corporation will pay any applicable fees, charges and expenses of Deutsche Bank Trust Company Americas, in its capacity as the ADS depositary (the "ADS Depositary") in connection with distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees. Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

  (a)
  27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by Perfect Human and the Shares held by Parent, the Company or any of their subsidiaries (including such Shares represented by ADSs) immediately prior to the Effective Time (collectively, the "Excluded Shares"), which will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law"), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such shares.

Treatment of Share Options (Page 101)

        At the Effective Time, each option to purchase Shares granted under the Company's Amended and Restated Share Incentive Plan, effective November 14, 2009, the Company's 2010 Share Incentive Plan and the Company's 2013 Share Incentive Plan (as amended and supplemented, collectively, the "Share Incentive Plans") that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and shall entitle the former holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares underlying such option, payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

        The Share Incentive Plans will be terminated at the Effective Time.

Record Date and Voting (Page 94)

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on July 6, 2015, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time).

        If you own ADSs as of the close of business in New York City on June 25, 2015 (the "ADS Record Date") (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex I to this proxy statement, to the ADS Depositary, in its capacity as the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on July 23 , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on July 6, 2015, the Share Record Date. If you wish to convert your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Each holder has one vote for each Class B ordinary share and ten votes for each Class A ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 248,991,240 Shares entitled to be voted at the extraordinary general meeting. See "—Voting Information" below.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 94)

        In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Company Shareholder Approval").

        As of the date of this proxy statement, Perfect Human beneficially owns an aggregate of 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares (including Class B ordinary shares represented by ADSs), which represent approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 128 for additional information. Pursuant to the terms of an equity contribution agreement dated as of April 26, 2015 by and between Perfect Human and Parent (the "Contribution Agreement"), these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Assuming Perfect Human complies with its voting undertakings under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Contribution Agreement (Page 78)

        Concurrently with the execution and delivery of the Merger Agreement, Perfect Human and Parent entered into the Contribution Agreement, pursuant to which, among other things, (a) Perfect Human will vote all of the Shares (including Shares represented by ADSs) beneficially owned by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) Perfect Human agrees that the 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by it (collectively, the "Rollover Shares") will, immediately prior to the closing of the Merger, be contributed to Parent, and will, at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the proxy statement, the Rollover Shares represent approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares.

Voting Information (Page 93)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. You should lodge your proxy card so that it is received by the Company no later than July 28, 2015, at 10:00 a.m. (Hong Kong time). If a broker, bank or other nominee holds your Shares in "street name," your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

        If you own ADSs as of the close of business in New York City on June 25, 2015, the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on July 23, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 12 of the American depositary receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder, and accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of the Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs

(or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Dissenters' Rights of Shareholders and ADS Holders (Page 122)

        Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex E to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 1, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex E to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (Page 68)

        The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of Shares and ADSs (other than the Excluded Shares and ADSs representing the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that the Buyer Group, through Parent, will bear the rewards and risks of the sole ownership of the Company. See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 68 for additional information.

        The Company's ADSs, each representing five Class B ordinary shares, are currently listed on NASDAQ under the symbol "PWRD." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned solely by the Buyer Group. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the consummation of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate. See "Special Factors—Effects of the Merger on the Company" beginning on page 69 for additional information.

Plans for the Company after the Merger (Page 72)

        Following the consummation of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. See "Special Factors—Financing of the Merger" beginning on page 74 for additional information.

        Following the consummation of the Merger and the anticipated deregistration, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses.

        The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company's assets. However, subsequent to the consummation of the Merger, the Surviving Corporation's management and board of directors will continuously evaluate and review the Surviving Corporation's entire business and operations from time to time, and may propose or develop plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Purpose of and Reasons for the Merger," in each case, which they consider to be in the best interests of the Surviving Corporation and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments.

Recommendation of the Special Committee and the Board (Page 38)

        A special committee of the Board (the "Special Committee"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisors and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the limited guarantee by Perfect Human in favor of the Company pursuant to which Perfect Human will guarantee certain obligations of Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than the Chairman, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AND THE CHIEF FINANCIAL OFFICER OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

        For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 38 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 70. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 44)

        Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 44.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 74)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related Transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$900 million, assuming no exercise of dissenters' rights by shareholders of the Company.

        The Buyer Group expects to provide this amount through the proceeds from a committed senior secured term loan facility contemplated by a debt commitment letter, dated as of April 24, 2015 (the "Debt Commitment Letter"), by and among Merger Sub, Perfect Human, Parent, China Merchants Bank Co., Ltd., New York Branch, China Merchants Bank Co., Ltd., Offshore Banking Center and Wing Lung Bank (collectively, the "Lead Arrangers"). Under the terms and subject to the conditions of the Debt Commitment Letter, the Lead Arrangers committed to arrange and provide a senior secured term loan facility of US$900 million in principal amount for Merger Sub to consummate the Merger. See "Special Factors—Financing of the Merger" beginning on page 74 for additional information. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares held by Perfect Human, which will be cancelled for no consideration in the Merger.

Limited Guarantee (Page 78)

        Concurrently with the execution and delivery of the Merger Agreement, Perfect Human has executed and delivered the Limited Guarantee in favor of the Company with respect to the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined in the section entitled "The Merger Agreement—Termination Fee") and certain other costs and expenses that in each case, may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See "Special Factors—Limited Guarantees" beginning on page 78 for additional information.

Opinions of the Special Committee's Financial Advisors (Page 51)

Opinion of China Renaissance Securities (Hong Kong) Limited ("China Renaissance") (Page 51)

        China Renaissance was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Shares and the holders of ADSs (other than Perfect Human) of the merger consideration to be received by such holders in connection with the Merger (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

        On April 26, 2015, China Renaissance delivered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of April 26, 2015, the merger consideration to be received by the holders of Shares and ADSs (other than Perfect Human) was fair, from a financial point of view, to such holders.

        The full text of the written opinion of China Renaissance, dated April 26, 2015, is attached as Annex C and is incorporated by reference into this proxy statement. The shareholders of the Company are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by China Renaissance. The summary of the written opinion of China Renaissance set forth herein is qualified in its entirety by reference to the full text of such opinion. China Renaissance's analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, of the merger consideration and do not constitute an opinion as to the merits of the Merger or a recommendation to any shareholder as to how to vote or act with respect to the Merger. The merger consideration was determined through arm's-length negotiations between the Special Committee and Perfect Human and was approved by the Board (other than the Chairman, who abstained from the vote), and China Renaissance did not recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate consideration for the Merger. China Renaissance has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

        See "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51 for additional information.

Opinion of Duff & Phelps, LLC ("Duff & Phelps") (Page 59)

        Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares) of the merger consideration to be received by such holders in connection with the Merger (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

        Duff & Phelps rendered its oral opinion to the Special Committee on April 26, 2015 (which was confirmed in writing later that same day), that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

        The full text of the written opinion of Duff & Phelps dated April 26, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps' written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation or advice to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other related matter. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

        See "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 79)

        In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders and ADS holders generally. These interests include, among others:

  •
  the beneficial ownership of equity interests in Perfect Human by the Chairman and the beneficial ownership of equity interests in Parent by Perfect Human, as a result of which the Chairman will be able to enjoy the benefits from future earnings and growth of the Surviving Corporation after the completion of the contribution of the Rollover Shares contemplated by the Contribution Agreement;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to the directors and officers of the Company;

  •
  the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of US$100,000 in aggregate for the chairman of the Special Committee and US$50,000 in aggregate for each of the other members of the Special Committee (the payment of which is not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger);

  •
  the cash-out of all outstanding in-the-money options (granted pursuant to the Share Incentive Plans) held by the Chairman and certain executive officers of the Company; and

  •
  the continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Corporation.

        As of the date of this proxy statement, the Chairman beneficially owns 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares, which represent approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 128. The amount of cash payments the Chairman may receive in respect of the options held by him if the Merger is consummated is approximately US$982,000.

        As of the date of this proxy statement, our directors and executive officers (other than the Chairman) collectively beneficially own (a) 5,842,085 Shares (including Shares represented by ADSs), which represent approximately 2.3% of the total issued and outstanding Shares and (b) options to purchase 13,531,260 Shares. The maximum amount of cash payments our directors and executive officers (other than the Chairman) may receive in respect of their Shares and options to purchase Shares if the Merger is consummated is approximately US$46.2 million. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79 for additional information.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79 for additional information.

Limitation on Solicitation of Competing Transactions (Page 109)

        The Merger Agreement restricts our ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an Acquisition Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"), provided that for a period from the date of the Merger Agreement until 11:59 p.m. on May 26, 2015, Hong Kong time (the "Go-Shop Period") and subject to certain limitations and restrictions set forth in the Merger Agreement, we may directly or indirectly (i) initiate, solicit and encourage Acquisitions Proposals, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more Acceptable Confidentiality Agreements (as defined in the section entitled "The Merger Agreement—Acquisition Proposals") and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations; provided further that, at any time after the expiry of the Go-Shop Period and prior to the receipt of the Company Shareholder Approval, the Company may grant a waiver, amendment or release under any standstill agreement for the purpose of allowing an unsolicited bona fide written Acquisition Proposal and contact the person or persons who made such Acquisition Proposal to clarify whether such Acquisition Proposal constitutes a Superior Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"), and, if the Board (or the Special Committee) has determined in good faith (after consultation with its financial advisors and legal counsels) that such Acquisition Proposal either constitutes or is reasonably likely to result in a Superior Proposal, provide information and engage in discussions and negotiations with respect to such Acquisition Proposal. Subject to specified conditions and prior to the receipt of the Company Shareholder Approval, the Company may terminate the Merger Agreement and enter into an alternative definitive agreement with respect to a Superior Proposal, in which case, the Company will be required to pay a US$10 million termination fee, which amount is reduced to US$5 million if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company during the Go-Shop Period. See and read carefully "The Merger Agreement—Acquisition Proposals," "The Merger Agreement—No Change of Recommendation" and "The Merger Agreement—Termination Fee" beginning on page 109, page 111 and page 119, respectively.

Conditions to the Merger (Page 116)

        The consummation of the Merger is subject to the satisfaction of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting; and

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent that is in effect or is pending, proposed or threatened or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

        The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent and Merger Sub, of the following conditions:

  •
  the representations and warranties of the Company in the Merger Agreement (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" (as defined in the section entitled "The Merger Agreement—Representations and Warranties")) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect; provided that for certain representations and warranties of the Company regarding the Company's capitalization, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

  •
  the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

  •
  the Company having delivered to Parent a certificate dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

  •
  there having been no Company Material Adverse Effect since the date of the Merger Agreement.

        The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any limitation as to "materiality") being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

  •
  Parent and Merger Sub having each delivered to the Company a certificate dated the closing date, signed by a director of Parent and Merger Sub, respectively, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 117)

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  (a)
  by mutual written consent of the Company and Parent;

  (b)
  by either the Company or Parent (provided that this termination right is not available to either the Company or Parent, as applicable whose failure to fulfill any of its obligations under the Merger Agreement or other breach has been the primary cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

  •
  the Merger is not consummated prior to January 25, 2016 (nine months from the date of the Merger Agreement) (the "End Date");

  •
  any law, rule, regulation or order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger has become final and non-appealable; or

  •
  our shareholders do not authorize and approve the Merger Agreement at the extraordinary general meeting or any adjournment thereof;

  (c)
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement (or if any representation or warranty of Parent and Merger has become untrue), such that any of the conditions to the obligations of the Company to complete the Merger would not be satisfied prior to the End Date and such breach would not be curable, or if capable of being cured, has not been cured, within the earlier of (a) thirty business days following receipt of written notice by Parent from the Company of such breach and (b) any shorter period of time that remains between the date the Company provided notice of such breach and the End Date, provided that the Company is not then in material breach of any representations and warranties, covenants or agreements;

  •
  (i) all of the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied (or waived by Parent and Merger Sub), (ii) the Company has delivered to Parent an irrevocable commitment in writing that all conditions to the obligations of the Company to complete the Merger have been satisfied and the Company stands ready, willing and able to consummate the Merger, and (iii) Parent fails to complete the closing within five business days following the date on which the closing should have occurred pursuant to the Merger Agreement; or

  •
  prior to receipt of the Company Shareholder Approval, the Company terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"), or the Board has changed its recommendation in favor of the Merger due to the directors' fiduciary duties; provided that the Company and the Board have complied with their obligations under the Merger Agreement (as more fully discussed in the section entitled "The Merger Agreement—Acquisition Proposals") and in all respect in connection with the requirement to pay the termination fee under the Merger Agreement;

  (d)
  by Parent:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement (or if any representation or warranty of the Company has become untrue), such that any of the conditions to the obligations of Parent and Merger Sub to complete the Merger would not be satisfied prior to the End Date and such breach would not be curable, or if capable of being cured, has not been cured, within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date that Parent provided notice of such breach and the End Date, provided that Parent is not then in material breach of any representations and warranties, covenants or agreements;

  •
  the Board has changed, withheld, amended or modified its recommendation to the shareholders of the Company in a manner adverse to Parent, provided that Parent's right to so terminate the Merger Agreement will expire on the earlier of (i) ten business days thereafter and (ii) the opening of the polls at the shareholders' meeting for the approval of the Merger;

  •
  a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days;

  •
  the Company has failed to hold the shareholders' meeting to approve the Merger no later than five business days prior to the End Date.

Termination Fee and Reimbursement of Expenses (Page 119)

        The Company is required to pay Parent a termination fee of US$10 million if the Merger Agreement is terminated (i) by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement; (b) the Board changes its recommendation in favor of the Merger; (c) the Board fails to recommend against a tender or exchange offer for Shares that constitute an Acquisition Proposal (within ten business days from the public announcement of the commencement of such Acquisition Proposal); or (d) the Company fails to hold the shareholders' meeting to approve the Merger no later than five business days prior to the End Date; or (ii) by the Company (a) in order to enter into an alternative definitive agreement with respect to a Superior Proposal or (b) in the event that the Board changes its recommendation due to the directors' fiduciary duties; or (iii) in the event that a bona fide competing transaction has been publicly made and not withdrawn prior to the termination of the Merger Agreement under certain circumstances and within 180 days after the termination of the Merger Agreement, the Company consummated such competing transaction; provided that in the event the Merger Agreement is terminated by the Company as described under (ii) above, or by Parent as described under (i)(b), (i)(c) or (i)(d) above, in each case in connection with an Acquisition Proposal received by the Company during the Go-Shop Period, the termination fee payable by the Company shall be reduced to US$5 million.

        Parent is required to pay the Company a termination fee of US$20 million in the event the Merger Agreement is terminated by the Company due to (i) a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement or (ii) the failure of Parent to complete the Merger within five business days following the date on which the closing should have occurred pursuant to the Merger Agreement and (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (or waived by Parent and Merger Sub) and (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing.

        In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 85)

        The receipt of cash pursuant to the Merger or through the exercise of dissenters' rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 85. The tax consequences of the Merger or the exercise of dissenters' rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 88)

        Based on the current law and practice in the PRC, the Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law, effective January 1, 2008 (the "EIT Law") or that the gain recognized on the receipt of consideration for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities may deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of consideration for the Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of consideration for the Shares or ADSs pursuant to the Merger or through the exercise of dissenters' rights by, as the case may be, the Company's shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of enterprises (subject to applicable treaty relief, if any). Whether or not the Company is considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger or the exercise of dissenters' rights to you, including any PRC tax consequences. See "Special Factors—Material PRC Income Tax Consequences" beginning on page 88 for additional information.

Material Cayman Islands Tax Consequences (Page 89)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 89 for additional information.

Regulatory Matters (Page 84)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 84)

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 84)

        The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, "Business Combinations—Related Issues."

Market Price of the ADSs (Page 91)

        The closing price of ADSs on NASDAQ on December 31, 2014, the last trading date immediately prior to the Company's announcement on January 2, 2015 that it had received a going-private proposal, was US$15.76 per ADS. The consideration of US$20.20 per ADS to be paid in the Merger represents a premium of approximately 28.2% over that closing price.

Fees and Expenses (Page 84)

        Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except as otherwise provided in the Merger Agreement.

Remedies (Page 119)

        The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity, subject to certain limitations as described under the section entitled "The Merger Agreement—Remedies and Limitations on Liability" beginning on page 119.

        While the parties may pursue both a grant of specific performance and monetary damages (until the payment to such party of a termination fee pursuant to the terms of the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and monetary damages.

        The maximum aggregate liabilities of Parent for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$20 million and reimbursement of certain expenses (together with accrued interest) in the event that Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

        The maximum aggregate liabilities of the Company for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$10 million (which amount is reduced to US$5 million if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company during the Go-Shop Period), and reimbursement of certain expenses (together with accrued interest) in the event that Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
On April 26, 2015, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on July 28, 2015, at 10:00 a.m. (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

(a)
as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)
as a special resolution, to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(c)
if necessary, as an ordinary resolution, to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company's shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned solely by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on NASDAQ and the ADS program for the Shares will terminate.

Q:
What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:
If you own Shares immediately prior to the Effective Time and are not a member of the Buyer Group, at the Effective Time, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex E to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

  If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group, at the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary in connection with distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees.

  See "Special Factors—Material U.S. Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 85, page 88 and page 89 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:
How will the Company's options to purchase Shares be treated in the Merger?

A:
If the Merger is consummated, each option to purchase Shares granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and shall entitle the former holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares underlying such option payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned solely by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the ADS program for the Shares will terminate.

Q:
When do you expect the Merger to be consummated?

A:
We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the second half of 2015, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders' approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company's shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not consummated for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly-traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

  Under certain specified circumstances under the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with enforcing the payment of such termination fee, or Parent may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 119.

Q:
After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group, promptly after the Effective Time (and in any event no more than five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the consummation of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after the consummation of the Merger.

  In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee's entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

  The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:
If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts ("ADRs") and are not a member of the Buyer Group, unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs in un-certificated form (that is, without an ADR) and are not a member of the Buyer Group, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary in connection with distribution of the merger consideration to holders of ADSs, including ADS cancellation fees.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

  The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

  If your ADSs are held in "street name" by your broker, bank or other nominee at the Depository Trust Company ("DTC"), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:
What vote of the Company's shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

  At the close of business in the Cayman Islands on July 6, 2015, the Share Record Date for the extraordinary general meeting, 248,991,240 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

  Pursuant to the Contribution Agreement, Perfect Human has agreed that (a) Perfect Human will vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by it in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) Perfect Human agrees that the 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by it will, immediately prior to the closing of the Merger, be contributed to Parent, and will, at the Effective Time, be cancelled for no consideration in the Merger.

  Given Perfect Human's ownership as described above and assuming its compliance with its voting obligations under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Q:
What vote of the Company's shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman, who abstained from the vote) by a unanimous vote recommends that you vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•
FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

  You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 38 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is July 6, 2015. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is June 25, 2015. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares by the close of business in New York City on July 1, 2015 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders holding at least one third in nominal value of the outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Contribution Agreement, the Chairman, through Perfect Human, has agreed to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Chairman, through Perfect Human, beneficially owns 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares, which represent approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 128 for additional information.

Q:
Do any of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex G to the accompanying proxy statement, as promptly as possible. If you decide to sign and send in your proxy card, but do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the

  Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person.

  If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on July 23, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 12 of the American Depositary Receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

  Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:
If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should be sent to the Company's offices at Perfect World

    Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department.

  •
  Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Hong Kong time) on July 28, 2015, which is the deadline to lodge your proxy card.

  •
  Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on July 23, 2015. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

  The ADS Record Date is the close of business in New York City on June 25, 2015. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex E to this proxy statement. The fair value of each of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

  ADS holders will not have the right to exercise dissenters' rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary's fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that they held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before 5:00 p.m. (New York City time) on July 1, 2015, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters' rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 122 as well as "Annex E—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact MacKenzie Partners, Inc., the proxy solicitor, at +1 212-929-5500 or toll-free at +1 800-322-2885, or by email at proxy@mackenziepartners.com.

  In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

        Most of the events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred in the PRC or Hong Kong. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time.

        The Board and senior management of the Company periodically review the Company's long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

        On December 31, 2014, the Chairman submitted a preliminary non-binding proposal letter to the Board to acquire all of the outstanding Shares of the Company not already beneficially owned by him in a going-private transaction for US$20.00 per ADS or US$4.00 per Share in cash (the "Proposal"). In the Proposal, the Chairman stated, among things, that he did not intend to sell his stake in the Company to a third party.

        On January 2, 2015, the Chairman and Perfect Human jointly filed a Schedule 13D with the SEC in connection with the Proposal.

        On the same day, all of the directors of the Company (other than the Chairman) had a telephonic meeting to discuss the Proposal. During the meeting, a representative of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), the Company's outside U.S. legal counsel, provided the Board with an overview of the procedures, process and duties of the directors of the Company as well as best practices in connection with a going-private transaction as contemplated by the Proposal and the possibility of establishing a special committee composed solely of directors who are unaffiliated with the Chairman or any member of the management of the Company to evaluate the Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on the Special Committee and unanimously passed a resolution to form the Special Committee, being comprised of independent directors of the Company, including Mr. Daniel Dong Yang, Dr. Bing Xiang and Mr. Han Zhang. Mr. Daniel Dong Yang was elected the chairman of the Special Committee.

        On the same day, by way of unanimous written resolution of the directors, the Board granted to the Special Committee the power to (i) make such investigation of the Proposal, the proposed transaction and any matter relating thereto as the Special Committee, in its sole discretion, deems appropriate, (ii) evaluate the terms of the Proposal, (iii) discuss and negotiate with the Chairman and his representatives any terms of the proposed transaction and implement the proposed transaction as the Special Committee deems appropriate, (iv) explore any alternatives to the proposed transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company's current status as a public company, (v) negotiate definitive agreements, if and when appropriate, with respect to the proposed transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board, (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the proposed transaction and any recommendation as to whether the final terms of the proposed transaction are fair to and in the best interests of the shareholders of the Company (other than Perfect Human) and should be approved by the Board and, if applicable, by the Company's shareholders, and determinations and recommendations with respect to any other matters requested by the Board, and (vii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsels, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities.

        On the same day following the meeting of the Board, the Company issued a press release regarding its receipt of the Proposal and the transaction proposed therein as well as the formation of the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K. Between January 2, 2015 and January 9, 2015, Messrs. Daniel Dong Yang and Han Zhang, as authorized by and on behalf of the Special Committee, invited and interviewed ten investment banks and financial services firms to act as the financial advisor to the Special Committee.

        On January 9, 2015, the Special Committee convened its first meeting by telephone. During the meeting, members of the Special Committee had a lengthy discussion on the qualifications, experience and other characteristics of each potential financial advisor. Considering China Renaissance's significant experience in dealing with China-based U.S.-listed companies in the internet industry and Duff & Phelps' substantial experience in representing special committees in going-private transactions and extensive knowledge of the Company, the Special Committee decided to retain China Renaissance and Duff & Phelps as its financial advisors in connection with the review and evaluation of the Proposal, so as to take advantage of their respective experience and strengths. The Special Committee noted that Duff & Phelps had a prior relationship with the Company in providing independent appraisal services to the Company and determined that such relationship did not create a conflict of interest with respect to assisting the Special Committee in its review and evaluation of the Proposal and the transactions contemplated therein. As part of the engagement, the Special Committee also retained Duff & Phelps Securities, LLC ("DPS"), an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee to provide such financial and market related advice and assistance as deemed necessary by the Special Committee in connection with the Merger. The Special Committee further noted that China Renaissance had no prior relationship with the Company.

        At the same meeting, the Special Committee also considered proposals from several prospective U.S. legal counsels. The Special Committee noted that Skadden had extensive experience in advising on going-private transactions and deep knowledge of the Company from its prior relationship with the Company in providing compliance services under the United States federal securities laws and NASDAQ rules. The Special Committee then discussed whether any conflict of interest existed that would impair Skadden's ability to provide independent advice to the Special Committee in respect of the review and evaluation of the Proposal and the transactions contemplated therein. Given the fact that Skadden was not consulted by or otherwise involved with the Chairman in connection with the Proposal, and after considering market practice in similar transactions involving U.S.-listed Cayman Islands companies, the Special Committee determined that Skadden's prior relationship with the Company did not create a conflict of interest with respect to assisting the Special Committee in its review and evaluation of the Proposal and the transactions contemplated therein, and decided to retain Skadden to act as its U.S. legal counsel in connection with the proposed transaction.

        During the meeting, the Special Committee also advised the Company to retain its own legal counsel in connection with the proposed transaction to avoid any potential conflict of interest that may arise in the future. Later that day, the Company decided to retain Paul Hastings LLP as its U.S. legal counsel in relation to the proposed transaction.

        On the same day following the Special Committee meeting, the Company issued a press release regarding the engagement of financial advisors and legal counsel by the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

        Between January 9, 2015 and January 12, 2015, representatives of Skadden, China Renaissance, Duff & Phelps and DPS had various discussions with members of the Special Committee and the Company's management in connection with responding to the Chairman's request to conduct legal, business, financial and accounting due diligence on the Company as indicated in the Proposal, including the need for the Chairman to enter into a customary confidentiality agreement with the Company before the Company may share any confidential information with the Chairman and his representatives and financing sources.

        On January 14, 2015, at the Special Committee's request and authorization, Skadden sent a draft confidentiality agreement between the Company and the Chairman to Orrick, Herrington &

Sutcliffe LLP ("Orrick"), the Chairman's U.S. legal counsel in connection with the proposed transaction.

        On January 21, 2015, the Special Committee convened its second meeting by telephone with representatives of China Renaissance, Duff & Phelps, DPS, Skadden and Maples and Calder ("Maples"). During the meeting, the Special Committee first retained Maples as its Cayman Islands legal counsel in connection with the Proposal. Thereafter, representative from Maples provided the Special Committee with a summary of the directors' fiduciary duties under the laws of the Cayman Islands and best practices in the context of a going-private transaction. Representatives of China Renaissance, Duff & Phelps, DPS and Skadden also provided the Special Committee with a summary of the general process of a going-private transaction and the advisors' roles in assisting the Special Committee in its work. The Special Committee then instructed the Company's management to accommodate requests for information from the Special Committee's financial advisors for their respective fairness analyses in connection with the proposed transaction, as well as due diligence requests from the Chairman and its representatives and financing sources, subject to the Chairman entering into a confidentiality agreement on terms acceptable to the Special Committee. The Special Committee also discussed with its financial advisors and legal counsels a few key issues relating to the proposed transaction, including the pros and cons of conducting a market check before entering into the definitive agreements and retaining a "go-shop" right after entering into the definitive agreements. After deliberation, the Special Committee decided that it would revisit the issues of a market check and "go-shop" right until the financial advisors had progressed their respective financial analyses to a point where they could give preliminary feedback thereon.

        Between January 21, 2015 and January 23, 2015, Skadden and Orrick engaged in negotiations on the terms of the confidentiality agreement, following which, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with the Chairman on January 24, 2015 (the "Confidentiality Agreement").

        From early January 2015, representatives of the Buyer Group held preliminary discussions with multiple potential funding sources regarding the debt financing for the Merger.

        Starting January 26, 2015, the Chairman's legal counsel and other advisors as well as the potential debt financing sources conducted due diligence on the Company. On March 19, 2015, at the Chairman's request and authorization, Orrick sent an initial draft of the Merger Agreement to Skadden.

        Around mid-March 2015, based on the preliminary discussions with and the key terms offered by the potential debt financing sources, the Buyer Group identified three candidates, including the group composed of the Lead Arrangers and two other China-based banks, as the most feasible potential sources to provide debt financing for the Merger. The Buyer Group then engaged in further negotiations with these three potential debt financing sources on the key terms of the debt financing and the terms of the corresponding debt commitment letters.

        On March 31, 2015, the Company's management sent the Special Committee and its financial advisors the Company's financial forecasts for the period from 2015 to 2021. To support its financial analysis, China Renaissance separately requested the Company's management to provide additional financial forecasts for the period from 2022 to 2024, which the Company's management orally provided to China Renaissance. See "Special Factors—Certain Financial Projections" beginning on page 49.

        On April 2, 2015, the Special Committee convened its third meeting by telephone with representatives of Skadden, China Renaissance, Duff & Phelps and DPS. During the meeting, Skadden provided a summary of the material terms of the draft Merger Agreement, and highlighted potential implications of various positions with respect to these material terms, including (i) the merger consideration, (ii) the treatment of the outstanding options in the Merger; (iii) the shareholders' approval requirement with respect to the Transactions; (iv) the Company's right to solicit competing acquisition proposals after the signing of the Merger Agreement; (v) the Buyer Group's match right in case of a Superior Proposal; (vi) the Company's obligation to provide assistance in connection with the Buyer Group's debt financing for the Transactions; (vii) the trigger events for the payment, and the amount, of the Company termination fee; and (viii) the trigger events for the payment, and the amount, of the Buyer Group termination fee. The Special Committee then instructed Skadden to prepare a key issues list with its recommendations based on the discussion in the meeting. Representatives of China Renaissance and Duff & Phelps also indicated to the Special Committee that they were continuing to progress their respective financial analyses, including a review of the financial forecasts prepared by the Company's management and understanding from the Company's management the assumptions underlying such financial forecasts. See "Special Factors—Certain Financial Projections" beginning on page 49.

        On April 7, 2015, the Special Committee convened its fourth meeting by telephone with representatives of China Renaissance, Duff & Phelps, DPS and Skadden. During the meeting, Skadden presented to the Special Committee a list of the key issues identified in the draft Merger Agreement and its recommendations on these issues based on the discussions during the previous meeting of the Special Committee. After careful consideration, the Special Committee instructed its financial advisors to discuss the merger consideration with Primavera Capital Limited ("Primavera"), the Chairman's advisor. It also decided that: (i) each option to purchase Shares, whether or not vested or exercisable, should be cancelled and converted into the right to receive a cash amount equal to the product of (A) the number of Shares subject to such option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share for such option; (ii) in addition to the statutory shareholders voting requirement, the consummation of the Transactions, including the Merger, should be conditioned upon the approval by the affirmative vote of holders of Shares representing more than fifty percent (50%) of the voting rights of the Shares excluding the Rollover Shares (the "majority-of-the-minority voting requirement"); (iii) the Company should have a 60-day Go-Shop Period, during which the Company may actively solicit competing acquisition proposals from potential bidders; (iv) in the event that the Company determines that a competing acquisition proposal constitutes a Superior Proposal, the Buyer Group should not have a match right to amend its proposal; (v) the termination fee payable by the Company under certain triggering events should be approximately 1% of the Company's total equity value implied by the merger consideration, provided that if the termination fee payable by the Company is in connection with a competing acquisition proposal received by the Company during the Go-Shop Period, the termination fee payable by the Company should be reduced to approximately 0.5% of the Company's total equity value implied by the merger consideration, and (vi) the termination fee payable by the Buyer Group under certain triggering events should be 3% of the Company's equity value implied by the merger consideration. During the meeting, representatives of China Renaissance and Duff & Phelps reported to the Special Committee on the progress of their respective financial analyses, including the review of the financial forecasts prepared by the Company's management and understanding of the assumptions underlying such financial forecasts. Also during the meeting, representatives of DPS reported to the Special Committee on what they had learnt about the Buyer Group's progress in arranging debt financing for the Transactions. Members of the Special Committee then discussed with its advisors possible negotiation strategies. With respect to the price negotiation, the Special Committee stressed the need to negotiate the highest reasonably obtainable consideration for the Unaffiliated Security Holders and decided to request the Buyer Group to increase the offer price. With respect to the deal terms negotiation, the Special Committee instructed Skadden to revise the Merger Agreement reflecting the Special Committee's positions outlined during the meeting.

        On April 11, 2015, Skadden sent a revised draft of the Merger Agreement to Orrick.

        On April 13, 2015, Skadden and Orrick had a telephonic meeting to discuss the key outstanding issues in the Merger Agreement. Orrick indicated that (i) the Buyer Group would agree to the treatment of options proposed by the Special Committee; (ii) although the Buyer Group would agree in principle to give the Company a go-shop right, the Go-Shop Period should not be as long as 60 days. In light of the debt financing as contemplated under the Debt Commitment Letter being available for the entire period from the date of the Merger Agreement until five days after the date on which either Parent or the Company could terminate the Merger Agreement if the consummation of the Merger had not occurred by such date (the "long stop date"), Skadden indicated to Orrick that the Special Committee could agree to the long stop date being on the nine month anniversary of the signing date of the Merger Agreement. Skadden and Orrick also exchanged views on other outstanding issues under the Merger Agreement.

        On April 14, 2015, Mr. Daniel Dong Yang, on behalf of the Special Committee, sent an email to the Chairman requesting a meaningful increase in the offer price.

        On April 15, 2015, Orrick sent a revised draft of the Merger Agreement to Skadden.

        On April 16, 2015, Primavera sent an email to Mr. Daniel Dong Yang, China Renaissance and DPS, proposing a meeting with the Special Committee members or the Special Committee's financial advisors to discuss the Special Committee's request for an increase in the offer price.

        Between mid-March 2015 and mid-April 2015, the Buyer Group continued to negotiate with the three potential debt financing sources on the key terms of the debt financing for the Merger, as well as the corresponding debt commitment letters. After comparing and analyzing the terms proposed by the three potential debt financing sources, the Buyer Group considered the Lead Arrangers as the preferred potential debt financing source.

        On April 17, 2015, Orrick sent a draft of the Debt Commitment Letter to Skadden.

        On April 20, 2015, the Special Committee convened its fifth telephonic meeting with representatives of China Renaissance, Duff & Phelps, DPS and Skadden. During the meeting, Skadden presented to the Special Committee the key outstanding issues in the revised draft of the Merger Agreement, including, (i) the deletion of the majority-of-the-minority voting requirement as a condition to the consummation of the Transactions, including the Merger; (ii) the deletion of the Chairman's actual and constructive knowledge as limitations to the Company's representations and warranties; (iii) the counter proposal of a 10-business-day Go-Shop Period; (iv) the reinstatement of the Buyer Group's match right in the event of a Superior Proposal; (v) the increase of the termination fee payable by the Company (a) upon certain triggering events from approximately 1% of the Company's total equity value implied by the merger consideration to approximately 1.5% of the Company's total equity value implied by the merger consideration and (b) from approximately 0.5% of the Company's total equity value implied by the merger consideration to approximately 1% of the Company's total equity value implied by the merger consideration if the triggering event is in connection with a competing acquisition proposal received by the Company during the Go-Shop Period; and (vi) the reduction of the termination fee payable by the Buyer Group upon certain triggering events from 3% of the Company's total equity value implied by the merger consideration to approximately 2% of the Company's total equity value implied by the merger consideration. Skadden also presented to the Special Committee the key terms of the Debt Commitment Letter. The Special Committee discussed with its advisors, among other matters, the option of conducting a market check before the signing of the Merger Agreement or requesting a go-shop right in the Merger Agreement or both. After careful consideration, the Special Committee decided to insist on requesting a Go-Shop Period with a reasonable length to allow the Company a meaningful chance to solicit higher offers capable of being consummated. Following the discussion with its advisors, the Special Committee decided to: (i) insist on the majority-of-the-minority voting requirement as a condition to the consummation of the Transactions, including the Merger; (ii) insist on qualifying the Company's representations and warranties by the Chairman's actual knowledge; (iii) request a 45-day Go-Shop Period; (iv) grant the Buyer Group a three-business-day match right period, which would be shortened to two business days after the initial response to the Board against the competing acquisition proposal; (v) propose the termination fee payable by the Company be approximately 0.5% of the Company's total equity value implied by the merger consideration upon certain triggering events in connection with a competing acquisition proposal received during the Go-Shop Period and approximately 1% of the Company's total equity value implied by the merger consideration upon certain other triggering events; and (vi) propose the termination fee payable by the Buyer Group under certain triggering events be approximately 2% of the Company's total equity value implied by the merger consideration.

        On April 21, 2015, Skadden sent Orrick a revised draft of the Merger Agreement and its comments on the Debt Commitment Letter, including comments with respect to the conditions precedent to the obligations of the Lead Arrangers to provide the debt financing under the Debt Commitment Letter. Representatives of the Buyer Group and the Lead Arrangers then negotiated these comments (along with other changes).

        On the same day, DPS and China Renaissance held a telephonic meeting with Primavera to discuss the potential increase in the offer price by the Buyer Group. Primavera communicated to DPS and China Renaissance that the Buyer Group believed the offer price at US$20.00 per ADS or US$4.00 per Share represented a superior value to the Unaffiliated Security Holders, particularly in light of the ever-growing competition that traditional client-based online PC game providers, like the Company, are facing from mobile game developers, and the potentially significant research and development costs to be incurred by the Company to maintain its competitive position. Nevertheless, Primavera indicated that the Buyer Group would like to make a package proposal to the Special Committee. The Buyer Group proposed to increase the offer price to US$20.10 per ADS or US$4.02 per Share if the Special Committee would agree to: (i) the deletion of the majority-of-the-minority voting requirement as a condition to the consummation of the Transactions, including the Merger; (ii) reduction of the length of the Go-Shop Period to less than 30 days; (iii) increase of the length of the Buyer Group's match right period to five business days in the event of a competing acquisition proposal; and (iv) the termination fee payable by the Company should be approximately 1% of the Company's total equity value implied by the merger consideration upon certain triggering events in connection with a competing acquisition proposal received during the Go-Shop Period and approximately 1.5% of the Company's total equity value implied by the merger consideration upon certain other triggering events.

        On April 22, 2015, representatives of Skadden and representatives of Orrick held a telephonic meeting to discuss the open issues in the draft Merger Agreement. Orrick indicated to Skadden that the Buyer Group did not agree to the proposed 45-day Go-Shop Period, but the Buyer Group would be willing to reduce the termination fee payable by the Company from approximately 1.5% to approximately 1% of the Company's total equity value implied by the merger consideration upon certain triggering events and from approximately 1% to approximately 0.5% of the Company's total equity value implied by the merger consideration where the triggering event is in connection with a competing acquisition proposal received by the Company during the Go-Shop Period, if the Special Committee would agree to other terms proposed by the Buyer Group, including, among other things, the deletion of the majority-of-the-minority voting requirement as a condition to the consummation of the Transactions, including the Merger. As to the length of the Go-Shop Period, Skadden indicated to Orrick that since the Special Committee had not conducted a pre-signing market check, any period shorter than 30 days would not be meaningful. Skadden and Orrick also exchanged views on other outstanding issues under the Merger Agreement, including the Company's representations and warranties to be made to Parent and Merger Sub.

        Later on the same day, the Special Committee convened the sixth telephonic meeting with China Renaissance, Duff & Phelps, DPS and Skadden. During the meeting, representatives of DPS and China Renaissance reported to the Special Committee the terms of the package proposal from the Buyer Group. In consultation with its advisors, the Special Committee considered the course of dealings with the Buyer Group and various options available to the Company, including, among other things, responding to the Buyer Group with a request for a further increase in the offer price, and discussed the best course for maximizing shareholder value. After an extensive discussion, the Special Committee instructed DPS and China Renaissance to respond to Primavera with a counter proposal: in exchange for a further increase in the offer price to the satisfaction of the Special Committee, the Special Committee would consider agreeing to: (i) the consummation of the Transactions, including the Merger, not being conditioned upon the majority-of-the-minority voting requirement; (ii) a 30-day Go-Shop Period; (iii) a 5-business-day match right, subject to customary restriction and limitation; (iv) a termination fee equal to (a) approximately 0.5% of the Company's total equity value implied by the merger consideration payable by the Company upon certain triggering events in connection with a competing acquisition proposal received during the Go-Shop Period and (b) approximately 1% of the Company's total equity value implied by the merger consideration upon certain other triggering events; and (v) a termination fee equal to approximately 2% of the Company's total equity value implied by the merger consideration payable by the Buyer Group under certain triggering events.

        On the same day following the Special Committee meeting, DPS and China Renaissance held a telephonic meeting with Primavera regarding the Special Committee's counter proposal. In response to the Special Committee's counter proposal, Primavera indicated to DPS and China Renaissance that the Buyer Group would be willing to increase the offer price to US$20.20 per ADS and US$4.04 per Share subject to the key terms proposed by the Special Committee.

        On the same day, Orrick sent Skadden drafts of the other transaction documents, including the Limited Guarantee and the Contribution Agreement.

        On April 23, 2015, the Special Committee convened the seventh telephonic meeting with representatives of China Renaissance, Duff & Phelps, DPS and Skadden. During the meeting, representatives of China Renaissance and DPS reported to the Special Committee the revised package proposal from the Buyer Group. The Special Committee then had an extensive discussion with its advisors, during which the Special Committee noted that (i) based on preliminary feedback from China Renaissance and Duff & Phelps, the proposed offer price would likely fall within the valuation range indicated by certain of the valuation methodologies being performed by China Renaissance and Duff & Phelps, but subject to finalization of their respective financial analyses; and (ii) the Cayman Islands laws do not require a merger to be conditioned upon the majority-of-the-minority voting requirement, and this condition is not customary in going-private transactions involving Cayman Islands companies. In light of the foregoing considerations and after further deliberation, assuming the fairness of the revised offer price from a financial perspective, the Special Committee determined that it would be willing to proceed with negotiations on the basis of the offer price being US$20.20 per ADS and US$4.04 per Share and the key terms as proposed by the Special Committee on April 22, 2015. The Special Committee then instructed Skadden to work with Orrick to finalize the Merger Agreement, and instructed China Renaissance and Duff & Phelps to make a presentation to the Special Committee regarding their respective opinions on the fairness of the offer price during the next Special Committee meeting.

        Between April 23, 2015 and April 26, 2015, Skadden and Orrick continued to negotiate and finalized the terms of the Merger Agreement and other transaction documents, including the Limited Guarantee, the Debt Commitment Letter and the Contribution Agreement.

        On April 24, 2015, Merger Sub, Perfect Human, Parent, and the Lead Arrangers executed the Debt Commitment Letter and Fee Letter.

        On April 26, 2015, the Special Committee convened the eighth telephonic meeting with representatives of China Renaissance, Duff & Phelps, DPS, Skadden and Maples. At the outset of the meeting, a representative from Maples reviewed with the members of the Special Committee the directors' fiduciary duties under the laws of the Cayman Islands in connection with their consideration of the Transactions, including their duties of loyalty, honesty and good faith. Thereafter, China Renaissance and Duff & Phelps presented to the Special Committee their respective financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares, other than Shares already owned by him, at a purchase price of US$20.20 per ADS and US$4.04 per Share, and then rendered their respective oral opinion (which was subsequently confirmed by delivery of its written opinion dated the same date) that, as of April 26, 2015, the US$20.20 per ADS merger consideration and the US$4.04 per Share merger consideration were fair, from a financial point of view, to the Unaffiliated Security Holders, based upon and subject to the factors, assumptions, qualifications and limitations set forth in its written opinion. The written opinions of China Renaissance and Duff & Phelps were delivered on the same day. The full text of the written opinions of China Renaissance and Duff & Phelps are attached as Annex C and Annex D, respectively, to this proxy statement. For additional information regarding the financial analyses performed by and the opinions rendered by China Renaissance and Duff & Phelps, please refer to "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51. Skadden then reviewed the terms of the draft Merger Agreement with the Special Committee. Following a comprehensive, detailed discussion of the updated terms of the Merger Agreement, as well as each of China Renaissance's and Duff & Phelps' financial presentation and opinion, the Special Committee unanimously resolved to approve and recommend that the Board approve the proposed Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        On the same day following the meeting of the Special Committee, the Board held a telephonic meeting. The Chairman, after announcing his presence at the meeting and disclosing his interests relating to the Transactions, including the Merger, recused himself from the meeting. Then, all the directors of the Company (other than the Chairman), based on the unanimous recommendation of the Special Committee and after consulting with Paul Hastings LLP, approved the proposed Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommended that the Company's shareholders vote to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Please see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 38 for a description of the resolutions of the Board at this meeting.

        Late in the evening on April 26, 2015, the Company, Parent and Merger Sub executed the Merger Agreement, and the Company issued a press release announcing the execution of the Merger Agreement.

        On April 27, 2015, the Company furnished the press release, the executed Merger Agreement and the executed Limited Guarantee to the SEC as exhibits to its current report on Form 6-K.

        On the same day, the Chairman and Perfect Human jointly filed with the SEC Amendment No. 1 to its Schedule 13D in connection with the execution by the Buyer Group of the Merger Agreement, the Contribution Agreement, the Debt Commitment Letter and the Limited Guarantee.

        The Go-Shop Period under the Merger Agreement, during which the Company was permitted to actively initiate, solicit and encourage Acquisitions Proposals, commenced on April 26, 2015 and expired at 11:59 p.m. on May 26, 2015, Hong Kong time. During the Go-Shop Period, China Renaissance and DPS, on behalf of the Special Committee, engaged in a broad solicitation of strategic and financial bidders potentially interested in pursuing an alternative transaction with the Company. In total, China Renaissance and DPS contacted 21 strategic bidders and 24 financial bidders. Except for two strategic bidders (hereinafter referred to as "Bidder A" and "Bidder B"), no party expressed an interest in exploring an alternative transaction with the Company. Each of Bidder A and Bidder B was provided with a confidentiality agreement in the form prescribed by the Merger Agreement, promptly after its indication of interest in pursuing an alternative transaction with the Company.

        On May 6, 2015, Bidder A entered into the confidentiality agreement with the Company. On the same day, China Renaissance, on behalf of the Special Committee, provided Bidder A with a process letter containing instructions with respect to matters to be addressed in a bid proposal. However, no bid proposal or further communication with respect to Bidder A's indicative interest in an alternative transaction was received from Bidder A before or after the expiration of the Go-Shop Period.

        On May 21, 2015, Bidder B notified China Renaissance via email that after further internal discussion, it did not wish to move forward in the process.

        Separately from the Company's solicitation of Acquisition Proposals during the Go-Shop Period, on May 19, 2015, a financial investor ("Bidder C") approached the chairman of the Special Committee expressing its interest in submitting an alternative acquisition proposal. On May 20, 2015, at the instruction of the Special Committee, DPS reached out to representatives of Bidder C and provided it with a confidentiality agreement. Later on the same day, Bidder C indicated to DPS during a phone call that after an internal review of the terms of the confidentiality agreement, it would not enter into the confidentiality agreement with the Company. On June 4, 2015, Bidder C informed DPS that it did not wish to move forward in the process.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        The Special Committee and the Board believe that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressure created by the public equity market's emphasis on short-term period-to-period financial performance.

        In addition, as an SEC-reporting company, the Company's management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to such information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

        The Special Committee and the Board also believe the limited trading volume of the Company's ADSs on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. See "Special Factors—Effects of the Merger on the Company—Private Ownership" for further information on the costs of the Company complying with the U.S. federal securities laws.

        At a meeting on April 26, 2015, the Special Committee, after consultation with its financial advisors and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        At a meeting on April 26, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than the Chairman, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their respective decisions to recommend the Merger Agreement and that the Merger is substantively fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

  •
  estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

  •
  the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$4.04 and the Per ADS Merger Consideration of US$20.20 offered to the Unaffiliated Security Holders implies a 28.2% premium over the Company's closing price of US$15.76 per ADS on December 31, 2014, the last full trading day prior to the Company's announcement on January 2, 2015 that it had received a going-private proposal, a 27.6% premium over the Company's closing price of US$15.83 per ADS on December 26, 2014, one week prior to the announcement and a 19.2% premium over the Company's closing price of US$16.94 per ADS on December 3, 2014, one month prior to the announcement;

  •
  the limited trading volume of the Company's ADSs on NASDAQ;

  •
  the increased costs of regulatory compliance for public companies;

  •
  the trends in the Company's industry, including competition;

  •
  the recognition that, as an SEC-reporting company, the Company's management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

  •
  the recognition that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance;

  •
  the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

  •
  the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

  •
  the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

  •
  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS Merger Consideration of US$20.20, as adjusted for present value, and the possibility that such value might never be obtained;

  •
  the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee's determination that, following extensive negotiations with the Buyer Group, US$4.04 per Share and US$20.20 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

  •
  the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

  •
  the fact that Parent and Merger Sub had obtained the debt financing for the Merger, the conditions to the financing and the reputation of the financing sources;

  •
  the absence of a financing condition in the Merger Agreement;

  •
  the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing; and

  •
  the Company's ability, as set out in the Merger Agreement and the Contribution Agreement, to seek specific performance to prevent breaches of the Merger Agreement and the Contribution Agreement and to enforce specifically the terms of the Merger Agreement and the Contribution Agreement, including the commitment of Perfect Human to contribute the Shares held by it to Parent pursuant to the Contribution Agreement;

  •
  the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$20 million and the guarantee of such payment obligation by Perfect Human pursuant to the Limited Guarantee (see "The Merger Agreement—Termination Fee" and "Special Factors—Limited Guarantee" beginning on page 119 and page 78);

  •
  the financial analysis reviewed and discussed with the Special Committee by representatives of China Renaissance and Duff & Phelps, as well as the written opinion of each of China Renaissance and Duff & Phelps rendered to the Special Committee on April 26, 2015 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger, as of April 26, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by China Renaissance and Duff & Phelps in preparing their opinions (see "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51 for additional information); and

  •
  since the announcement of the proposed transaction on January 2, 2015 and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors,

    each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and its advisors on behalf of the Unaffiliated Security Holders;

  •
  all of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by China Renaissance and DPS as its financial advisors and Skadden and Maples as its legal advisors;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board in connection with the proposed transaction and related process;

  •
  the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the proposed transaction;

  •
  the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

  •
  the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to actively solicit bids and negotiate with other bidders for a period of 30 days after the signing of the Merger Agreement;

  •
  the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals" beginning on page 109) until the Company's shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled "Merger Agreement—Acquisition Proposals" beginning on page 109);

  •
  the Board and the Special Committee's ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled "Merger Agreement—No Change of Recommendation" beginning on page 111) that the Company's shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders and, given that the Buyer Group has approximately 56.0% of the voting rights of the issued and outstanding Shares, the Buyer Group has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting unless a substantial majority (or possibly all, depending on the number of Shares voted at the meeting) of the Unaffiliated Security Holders vote against the proposal to authorize and approve the Merger Agreement;

  •
  the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

  •
  since the Company became publicly listed on NASDAQ in July 2007, the highest historical closing price of ADSs (US$49.08 per ADS on November 9, 2009) exceeds the Per ADS Merger Consideration;

  •
  the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of US$10 million in connection with a termination of the Merger Agreement;

  •
  the Company's remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$20 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

  •
  the terms of the Buyer Group's participation in the Merger and the fact that the Chairman may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79 for additional information);

  •
  the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "Special Factors—Material U.S. Federal Income tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by China Renaissance and Duff & Phelps. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis, analysis of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA"), premium analysis and industry analysis. All of the material analyses as presented to the Special Committee on April 26, 2015 are summarized below under the section entitled "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

        Neither the Special Committee nor the Board considered the liquidation value of the Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 91. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in Shares and ADSs" beginning on page 127. Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of December 31, 2014 was US$3.15 based on 248,750,150 issued and outstanding Shares as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company's assets or (iii) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company. The Company did not consider any purchases of securities of the Company by the Buyer Group during the past two years in their fairness determination because no such purchases were made.

        In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under "Special Factors—Background of the Merger," and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company's Unaffiliated Security Holders generally, as described under the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79.

        Except as set forth under "Special Factors—Background of the Merger" beginning on page 30, "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 38 and "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

        For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Corporation after the consummation of the Merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 79 for additional information.

        The Buyer Group believes the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company's Unaffiliated Security Holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 38, the Buyer Group believes the Merger is substantively and procedurally fair to the Unaffiliated Security Holders. In particular, the Buyer Group's belief is based on the consideration of the following factors, which are not listed in any relative order of importance:

  •
  the Per ADS Merger Consideration of US$20.20 represents a premium of 28.2% over the Company's closing price of US$15.76 per ADS as quoted by NASDAQ on December 31, 2014, the last trading day prior to the Company's announcement on January 2, 2015 that it had received a going-private proposal, a 27.6% premium over the Company's closing price of US$15.83 per ADS on December 26, 2014, one week prior to the announcement and a 19.2% premium over the Company's closing price of US$16.94 per ADS on December 3, 2014, one month prior to the announcement;

  •
  the Company's ADSs traded as low as US$14.87 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement;

  •
  the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) increased costs of regulatory compliance; (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be and (iii) the limited trading volume of the Company's ADSs on NASDAQ;

  •
  the Special Committee consists solely of directors who are unaffiliated with any member of the Buyer Group or any officer or employee of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the directors' receipt of Board compensation in the ordinary course, (ii) Special Committee members' compensation in connection with its evaluation of the Merger (which is not contingent upon the consummation of the Merger or the Special Committee's or Board's recommendation of the Merger) and (iii) the directors' indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

  •
  the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman, who abstained from the vote) unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

  •
  the Buyer Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the Special Committee and the Board had no obligation to recommend the authorization and the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the Special Committee retained and was advised by independent legal counsels and independent financial advisors, all of whom are experienced in advising committees such as the Special Committee in similar transactions;

  •
  the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is subject to the affirmative vote of the holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting; and given the Buyer Group's ownership of the Company and assuming Perfect Human complies with its voting undertakings under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the members of the Buyer Group must also be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting;

  •
  the Merger Consideration and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of robust negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors;

  •
  under the terms of the Merger Agreement, during the 30-day Go-Shop Period after the date of the Merger Agreement, the Company is permitted to (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (subject to certain limitations and restrictions) and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations (subject to certain limitations and restrictions);

  •
  under the terms of the Merger Agreement, in certain circumstances relating to an unsolicited bona fide written Acquisition Proposal, after the end of the 30-day Go-Shop Period and prior to obtaining the Company Shareholder Approval of the Merger, the Company is permitted (subject to certain limitations and restrictions set forth in the Merger Agreement) to furnish information to and participate (through the Special Committee) in discussions or negotiations with persons making such Acquisition Proposals and the Board is permitted to withhold, withdraw, amend or modify its recommendation of the Merger Agreement if the failure to make a change in the Company's recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

  •
  the ability of the Company to terminate the Merger Agreement under the terms of the Merger Agreement to enter into a Superior Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals") or upon a Change in the Company Recommendation

    (as defined in the section entitled "The Merger Agreement—No Change of Recommendation"), subject to compliance with the terms and conditions of the Merger Agreement;

  •
  the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is US$10 million, or approximately 1% of the Company's total equity value implied by the Per Share Merger Consideration, which amount is reduced to US$5 million, or approximately 0.5% of the Company's total equity value implied by the Per Share Merger Consideration if such circumstances are in connection with an Acquisition Proposal received by the Company during the Go-Shop Period;

  •
  the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is US$20 million, or approximately 2% of the Company's total equity value implied by the Per Share Merger Consideration, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances and four times the amount of the termination fee payable by the Company to Parent if such circumstances are in connection with an Acquisition Proposal received by the Company during the Go-Shop Period;

  •
  Perfect Human has agreed to guarantee the obligations of Parent under the Merger Agreement to pay the termination fee to the Company and reimburse certain costs and expenses of the Company if the Merger Agreement is terminated under certain circumstances;

  •
  the Company has the ability to specifically enforce the terms of the Merger Agreement and the Contribution Agreement under certain circumstances;

  •
  notwithstanding that the Buyer Group may not rely upon the opinions provided by the financial advisors to the Special Committee, the Special Committee received from each of its financial advisors an opinion, dated April 26, 2015, stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by such financial advisor in preparing its opinion, the US$4.04 Per Share Merger Consideration to be received by the holders of Shares and US$20.20 Per ADS Merger Consideration to be received by holders of ADSs (in each case, other than holders of the Excluded Shares and/or the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders;

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

  •
  the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

  •
  the Buyer Group obtained debt financing commitment for the Transactions, as well as the limited number and nature of the conditions to the debt financing; and

  •
  the Board was fully informed about the extent to which the interests of the Chairman and Perfect Human in the Merger differed from those of the Unaffiliated Security Holders.

        In its consideration of the procedural fairness of the Merger, the Buyer Group noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is not subject to the majority-of-the-minority voting requirement. Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because

(i) the Cayman Islands laws do not require a merger to be conditioned upon the majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and independent financial advisors, (c) the rights of the Company during the 30-day Go-Shop Period and with regard to a bona fide written Acquisition Proposal and Superior Proposal and (d) the availability of dissenters' rights to the Unaffiliated Security Holders.

        The Buyer Group did not consider the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs. The Buyer Group notes, however, that the Per Share Merger Consideration of US$4.04 is higher than the Company's net book value per Share as of December 31, 2014, which was US$3.15 based on 248,750,150 issued and outstanding Shares as of that date.

        In its consideration of the fairness of the Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company's liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

        The Buyer Group did not seek to establish a pre-Merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

        Members of the Buyer Group were not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets or (c) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company. The members of the Buyer Group did not make any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.

        The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, the Company's management prepared certain financial projections for the Special Committee and its financial advisors in connection with the financial analysis of the Merger. These financial projections, which were based on our management's projection of our future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by the Special Committee's financial advisors in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

        The financial projections are not a guarantee of performance. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding gross revenues, gross profit, adjusted EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

        Neither our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP ("PwC"), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. PwC's report accompanying our audited consolidated financial statements included in the Company's annual report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company's historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee's financial advisors and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.

        The following table summarizes the financial projections prepared by our management and considered by the Special Committee and its financial advisors in connection with their analysis of the Merger:

	Management Projections Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E(1)	2023E(1)	2024E(1)
	(in RMB million except percentage)
Net Revenues	5,816	7,782	10,234	12,494	14,308	14,969	15,562	16,179	16,820	17,486
% YoY growth	51.3%	33.8%	31.5%	22.1%	14.5%	4.6%	4.0%	4.0%	4.0%	4.0%
Gross Profit(2)	3,409	4,279	5,303	6,263	7,080	7,391	7,709	8,014	8,332	8,662
% Margin	58.6%	55.0%	51.8%	50.1%	49.5%	49.4%	49.5%	49.5%	49.5%	49.5%
Operating Expenses(2)	2,960	3,701	4,606	5,478	6,249	6,521	6,802	7,070	7,348	7,637
Income from Operations	449	579	696	785	831	870	907	945	984	1,025
% Margin	7.7%	7.4%	6.8%	6.3%	5.8%	5.8%	5.8%	5.8%	5.9%	5.9%
Net Income	537	710	836	941	1,012	1,083	1,156	1,201	1,247	1,296
% Margin	9.2%	9.1%	8.2%	7.5%	7.1%	7.2%	7.4%	7.4%	7.4%	7.4%

(1)
Financial projections for the periods from 2022 to 2024 were provided to China Renaissance orally by the Company's management in response to China Renaissance's request.

(2)
Management projected gross profit and operating expenses include depreciation and amortization.

        In preparing these projections, the Company's management necessarily made certain assumptions about future financial factors affecting our business, including, primarily, that (i) users of personal computers, smart phones and broadband internet services and their penetration in China and elsewhere would continue in line with management's expectations, (ii) the Company would be able to successfully expand its portfolio by developing and launching new client-based online PC games and mobile games, (iii) the popularity of client-based online PC games would remain stable in the geographic markets in which the Company operated, (iv) the Company would be able to successfully implement its business plan to expand its market share in mobile games, (v) the profit margin of mobile games would remain lower than that of client-based online PC games, and (vi) material costs and expenses would increase in connection with the Company's revenue increase. The Company's management also assumed that the overall economy in China will remain stable, and that there will be no material change in competition affecting the Company.

        The Special Committee's financial advisors reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee's financial advisors, see "Discussion Materials prepared by China Renaissance Securities (Hong Kong) Limited for discussion with the special committee of the board of directors of the Company, April 26, 2015" and "Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, April 26, 2015" filed as Exhibits (c)-(3) and (c)-(4) to the Company's transaction statement on Schedule 13E-3 and "Special Factors—Opinions of the Special Committee's Financial Advisors" beginning on page 51.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT

CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 131 and "Item 3. Key Information—D. Risk Factors" included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinions of the Special Committee's Financial Advisors

Opinion of China Renaissance

        On April 26, 2015, China Renaissance delivered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of April 26, 2015, the merger consideration to be received by the holders of Shares and ADSs (other than Perfect Human) was fair, from a financial point of view, to such holders.

        The full text of the written opinion of China Renaissance, dated April 26, 2015, is attached as Annex C and is incorporated by reference into this proxy statement. The shareholders of the Company are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by China Renaissance. The summary of the written opinion of China Renaissance set forth herein is qualified in its entirety by reference to the full text of such opinion. China Renaissance's analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, of the merger consideration and do not constitute an opinion as to the merits of the Merger or a recommendation to any shareholder as to how to vote or act with respect to the Merger. The merger consideration was determined through arm's-length negotiations between the Special Committee and the Buyer Group and was approved by the Board (other than the Chairman, who abstained from the vote), and China Renaissance did not recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate consideration for the Merger. China Renaissance has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

        In arriving at its opinion, China Renaissance:

  •
  reviewed the financial terms and conditions of the draft Merger Agreement;

  •
  reviewed certain publicly available financial and other information relating to the Company and certain other relevant financial and operating data of the Company furnished by the Company's management and the Special Committee;

  •
  reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the "Management Forecasts");

  •
  discussed with certain members of the Company's management the historical and current business, operations, financial condition and prospects of the Company;

  •
  compared the reported price and trading history of the Company's ADSs to the reported price and trading histories of the shares of certain publicly-traded companies China Renaissance deemed relevant;

  •
  compared certain operating results of the Company to the operating results of certain publicly-traded companies China Renaissance deemed relevant;

  •
  reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain publicly-traded companies China Renaissance deemed relevant (together, "Wall Street Projections");

  •
  compared certain financial terms of the Merger to the financial terms of certain selected transactions China Renaissance deemed relevant; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as China Renaissance deemed appropriate.

        In conducting its review and arriving at its opinion, China Renaissance, with the Special Committee's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the Company and the Special Committee or which was publicly available or was otherwise reviewed by China Renaissance. China Renaissance did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. China Renaissance relied upon, without independent verification, the assessment of the Company's management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, China Renaissance did not conduct, nor assume any obligation to conduct, any physical inspection of the properties or facilities of the Company. China Renaissance further relied upon the Company's representation that all information provided to it by the Company or the Special Committee was accurate and complete in all material respects. China Renaissance, with the Special Committee's consent, assumed that the Management Forecasts were reasonably prepared by the Company's management on bases reflecting the best currently available estimates and good faith judgment of the Company's management as to the future performance of the Company, and that the Management Forecasts provided a reasonable basis for its opinion. China Renaissance expressed no opinion as to the Management Forecasts, the Wall Street Projections or the assumptions on which they were made. In addition, China Renaissance expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the merger consideration. China Renaissance expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which China Renaissance becomes aware after the date of its fairness opinion.

        China Renaissance did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor was China Renaissance furnished with such materials. In addition, China Renaissance did not evaluate the solvency or fair value of the Company, Parent, Merger Sub or any other party to the Merger under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. China Renaissance's opinion did not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which China Renaissance assumed that the Company and the Special Committee had received such advice from legal, tax and accounting advisors as each had determined appropriate. China Renaissance's opinion addressed only the fairness of the merger consideration, from a financial point of view, to the holders of Shares and ADSs (other than Perfect Human). China Renaissance expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including any matter relating to the contribution of any Shares by Perfect Human to Parent. China Renaissance's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by China Renaissance on the date of its fairness opinion. Although subsequent developments may affect China Renaissance's opinion, China Renaissance does not have any obligation to update, revise or reaffirm its opinion, and China Renaissance expressly disclaimed any responsibility to do so.

        For purposes of rendering its opinion, China Renaissance assumed in all respects material to its analysis that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. China Renaissance assumed that the final form of the Merger Agreement with respect to the Merger would be substantially similar to that of the draft Merger Agreement it reviewed. China Renaissance also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents and approvals, no restrictions or conditions would be imposed that would have an adverse effect on the contemplated benefits of the Merger.

        China Renaissance's opinion does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. China Renaissance was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, China Renaissance was not requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the merger consideration or otherwise. Furthermore, China Renaissance expressed no view as to the price or trading range for the ADSs following the announcement of the Merger or at any other time.

        The following is a summary of the principal financial analyses performed by China Renaissance to arrive at its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by China Renaissance, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by China Renaissance.

        Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. China Renaissance performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Company the historical and projected financial results of the Company. No limitations were imposed by the Special Committee with respect to the investigations made or procedures followed by China Renaissance in rendering its opinion.

  Selected Public Companies Analysis

        China Renaissance conducted an analysis of publicly-traded companies looking at the current fair market valuation multiples of certain overseas listed pure play Chinese online gaming companies, including major computer, Internet and mobile gaming companies in addition to the Company itself. These companies were:

  •
  Shanda Games Limited,

  •
  Changyou.com Limited,

  •
  IGG Inc.,

  •
  Feiyu Technology International Company Ltd.,

  •
  Boyaa Interactive International Limited,

  •
  China Mobile Games and Entertainment Group Limited,

  •
  Linekong Interactive Co., Ltd.,

  •
  Ourgame International Holdings Limited,

  •
  BAIOO Family Interactive Limited,

  •
  iDreamsky Technology Limited, and

  •
  Forgame Holdings Limited.

        The data and ratios included historical and estimated earnings before interest expense and income taxes ("EBIT"), EBITDA, net income, enterprise value to EBIT and EBITDA ratios and equity value to net income ratios, with the historical information for the Company based on information provided by management, the estimates for the Company based on Management Forecasts (with EBIT and EBITDA adjusted to exclude EBIT attributable to non-controlling interests), and the estimates for the selected companies based on consensus analyst estimates from Capital IQ, a multinational financial information provider.

        The following table presents enterprise value as a multiple of 2014, 2015 and 2016 calendar year historical and estimated EBIT and EBITDA and equity value as a multiple of 2014, 2015 and 2016 calendar year historical and estimated net income. The information in the table is based on closing stock prices as of April 23, 2015.

Multiples for Selected Public Companies
	1st Quartile	Median	Mean	3rd Quartile
Enterprise value as a multiple of:
2014 EBIT	8.7x	12.8x	15.6x	20.5x
2015 EBIT	6.9x	10.0x	11.7x	16.5x
2016 EBIT	6.1x	6.7x	7.7x	10.2x
Enterprise value as a multiple of:
2014 EBITDA	7.8x	14.9x	14.3x	19.9x
2015 EBITDA	5.8x	7.7x	8.7x	11.0x
2016 EBITDA	4.7x	5.2x	6.3x	8.3x
Equity value as a multiple of:
2014 net income	14.8x	18.6x	20.5x	23.8x
2015 net income	10.5x	13.5x	14.7x	16.1x
2016 net income	8.9x	11.4x	11.0x	12.6x

        The following table presents the equity value per ADS price range (first to third quartiles) for relevant periods implied by the above multiples for the selected public companies.

Implied Equity Value Per ADS Price Range (1st Quartile–3rd Quartile)
Enterprise value as a multiple of:
2015 EBIT	US$16.11–US$23.36
2016 EBIT	US$17.19–US$21.45
Enterprise value as a multiple of:
2015 EBITDA	US$19.17–US$26.59
2016 EBITDA	US$19.37–US$25.87
Equity value as a multiple of:
2015 net income	US$11.30–US$17.33
2016 net income	US$13.28–US$18.85

        China Renaissance noted that, as shown in the above table, the Per ADS Merger Consideration of US$20.20 was above or within the implied per ADS price ranges for the relevant periods for the selected public company multiples.

        China Renaissance noted that although the selected companies were used for comparison purposes, none of the companies is directly comparable to the Company. Accordingly, China Renaissance's analysis was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the Company and other factors that could affect the relative values of the selected companies and the Company.

  Selected Precedent Transactions Analysis

        China Renaissance reviewed the financial terms, to the extent publicly available, of the precedent transactions listed in the table below, which involved acquisitions of or by Chinese gaming companies with overall transaction value above US$20 million, percentage acquired above 20% with available multiples data announced since January 1, 2010. The selected transactions were not intended to be exhaustive with respect to the entire range of possible transactions in the Company's industry.

Announced Date	Target/Issuer	Buyers/Investors
4/3/2015	Shanda Games Limited (NasdaqGS: GAME)	Ningxia Yilida Capital Investment Limited Partnership; Ningxia Zhongyin Cashmere International Group Co., Ltd.; Orient Hongtai (Hong Kong) Limited; Hao Ding International Limited; Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership);
1/11/2015	Shenzhen Taole Network Technology Co., Ltd.	Baocheng Investment Co., Ltd. (SHSE: 600892)
12/30/2014	Forgame Holdings Limited (SEHK: 484)	Kongzhong Corp. (NasdaqGS: KZ)
12/18/2014	Kingworld (Beijing) Technology Co., Ltd.	SinoCom Software Group Limited (SEHK: 299)
12/11/2014	Shanghai JunMeng Network Technology Co., Ltd.	Fuchun Communications Co., Ltd. (SZSE: 300299)
12/10/2014	Heroic Coronet Limited	SinoCom Software Group Limited (SEHK: 299)
12/3/2014	Shanghai The Dream Network Technology Co., Ltd.	Fuchun Communications Co., Ltd. (SZSE: 300299)
9/12/2014	Guangzhou Deepsea Software Development Co., Ltd.	The Great Wall Group Co., Ltd. Guangdong (SZSE: 300089)
8/19/2014	DIANDIAN Interactive (Beijing) Technology Ltd.	Shanghai Zhongji Investment Holding Co., Ltd. (SHSE: 600634)
8/14/2014	Shanghai Douwan Network Technology Co., Ltd.	Song Liao Automotive Co., Ltd. (SHSE: 600715)
7/23/2014	UT Game	Zhejiang Great Southeast Co., Limited (SZSE: 002263)

Announced Date	Target/Issuer	Buyers/Investors
7/16/2014	Beijing WushenCentury Network Technology Co., Ltd.	Anhui Deli Household Glass Co., Ltd. (SZSE: 002571)
6/20/2014	KuniuGame	Kaiser (China) Holding Co., Ltd (SZSE: 002425)
6/17/2014	Beijing Refeng Hudong Network	Beijing Enlight Media Co., Ltd. (SZSE: 300251)
5/23/2014	EGLS Ltd.	Zhejiang Dragon Pipe Manufacturing Co., Ltd. (SZSE: 002619)
5/22/2014	Beijing Elex Technology Co., Ltd.	Chinese Universe Publishing and Media Co., Ltd. (SHSE: 600373)
5/20/2014	Shanghai Huorong Technology Co Ltd	Talkweb Information System Co., Ltd. (SZSE: 002261)
4/8/2014	Shanghai Morefun Digital Technologies Co., Ltd.	Shenzhen ZQGame Co., Ltd. (SZSE: 300052)
4/3/2014	UUU9.Com Co.	Shanghai Ace Co., Ltd. (SHSE: 600652)
2/21/2014	Shenzhen FTX Technology Co., Ltd.	Shenzhen Xinguodu Technology Co., Ltd. (SZSE: 300130)
1/27/2014	Shanda Games Limited (Nasdaq GS: GAME)	The Carlyle Group LP (NasdaqGS: CG); Shanda Interactive Entertainment Ltd.; FountainVest Partners; Primavera Capital Group
11/25/2013	Giant Interactive Group, Inc.	Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.
10/16/2013	Shang Game Co., Ltd.	Ourpalm Co., Ltd.
10/10/2013	Shanghai 37wan Network and Technology Co., Ltd.	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE: 002555)
8/26/2013	Beijing Magic Universe Network Co., Ltd.	Tangel Publishing Co., Ltd. (SZSE: 300148)
7/22/2013	Beijing Playcrab Technology Co., Ltd.	Ourpalm Co., Ltd.
7/22/2013	Guangzhou Yin Han Technology Company Limited	Huayi Brothers Media Corporation (SZSE: 300027)
2/5/2013	Dovo Technology, Inc.	Ourpalm Co., Ltd.
10/25/2012	Beijing Manyougu Information Technology Co., Ltd.	Chengdu B-ray Media Co., Ltd. (SHSE: 600880)
4/10/2012	Digital Entertainment International Ltd.	FAB Universal Corporation (OTCPK: FABU)
4/9/2012	Hangzhou Bianfeng Network Technology Co., Ltd. and Shanghai Haofang Online Information Technology Co., Ltd.	Zhejiang Daily Media Group Co., Ltd. (SHSE: 600633)

        For the Merger and for each of the selected transactions, based on publicly available information, China Renaissance calculated the implied enterprise value as a multiple of the last twelve months' EBITDA ("FY0 EBITDA") and next twelve months' EBITDA ("FY1 EBITDA"); and implied equity value as a multiple of the last twelve months' net income ("FY0 net income") and next twelve months' net income ("FY1 net income").

        The following table presents these multiples for the selected transactions.

Multiples for Selected Transactions
	1st Quartile	Median	Mean	3rd Quartile
Enterprise value as a multiple of:
FY0 EBITDA	6.1x	7.8x	6.7x	9.4x
FY1 EBITDA	4.5x	6.3x	6.8x	8.2x
Equity value as a multiple of:
FY0 net income	11.9x	14.3x	14.8x	16.4x
FY1 net income	8.9x	10.8x	10.9x	11.7x

        The following table presents the equity value per ADS price range (first to third quartiles) for relevant periods implied by the above multiples for the selected transactions.

Implied Equity Value Per ADS Price Range (1st Quartile–3rd Quartile)
Enterprise value as a multiple of FY1 EBITDA:	US$17.36–US$22.59
Equity value as a multiple of FY1 net income:	US$9.61–US$12.64

        China Renaissance noted that, as shown in the above table, the Per ADS Merger Consideration of US$20.20 was above or within the implied per ADS price ranges for the relevant periods for the selected transaction multiples.

        China Renaissance noted that although the selected transactions were used for comparison purposes, none of the transactions is directly comparable to the Merger, and none of the companies in these transactions is directly comparable to the Company. Accordingly, China Renaissance's analysis was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the Company, the terms of the selected transactions and other factors.

  Selected Premium Paid Analysis

        As summarized in the table below, China Renaissance conducted a selected premium paid analysis looking at historical privatization transactions involving U.S.-listed Chinese companies announced since January 1, 2011. For each transaction, the table lists premiums represented by the merger consideration over the trading prices one trading day, one week and one month prior to the announcement date of the transaction, and the equity value per ADS price range (first to third quartiles) implied by such premiums.

	Premiums Paid in Selected Transactions
					Implied Price Per ADS (1st–3rd Quartile)
	1st Quartile	Median	Mean	3rd Quartile
Premiums to Stock Price:
1 day prior to announcement	20.1%	24.9%	28.7%	34.1%	US$18.92–US$21.13
1 week prior to announcement	24.3%	30.1%	33.3%	43.5%	US$19.68–US$22.72
1 month prior to announcement	20.9%	31.7%	37.7%	54.8%	US$19.68–US$25.18

        China Renaissance noted that, as shown in the above table, the Per ADS Merger Consideration of US$20.20 was within the implied per ADS price ranges for the premiums paid in the selected transactions.

        Historical Prices.    China Renaissance reviewed the closing prices of the ADSs at various times prior to and following the announcement by the Company on January 2, 2015 that it had received a going-private proposal and calculated the associated premium implied by the merger consideration. The table below summarizes certain of these data.

	Historical Spot Price	Premium Implied by Offer Price
December 31, 2014 (1 day prior to announcement)	15.76	28.2%
December 26, 2014 (1 week prior to announcement)	15.83	27.6%
December 2, 2014 (1 calendar month prior to announcement)	16.27	24.2%
High (during 52-week period prior to announcement)	25.66	(21.3)%
Low (during 52-week period prior to announcement)	14.87	35.8%
April 23, 2015	18.26	10.6%

  Discounted Cash Flow Analysis

        For the purposes of its discounted cash flow analysis, China Renaissance utilized and relied upon the Management Forecasts, which are described in this proxy statement in the section entitled "Special Factors—Certain Financial Projections" beginning on page 49. China Renaissance estimated a range of values for the Company's ordinary shares based upon the discounted present value of the projected unlevered free cash flows of the Company described in the Management Forecasts, for the fiscal years ending December 31, 2015 through 2024, and of the terminal value of the Company at December 31, 2024, based upon terminal growth rates. Unlevered free cash flow was calculated by taking projected EBIT and subtracting from this amount EBIT attributable to non-controlling interests, adding back other income, subtracting adjusted tax expenses (which were adjusted based on a 14.1% tax rate on the Company's EBIT and other income, and a 10.0% tax rate on EBIT attributable to non-controlling interests, with both rates according to Management Forecasts), capital expenditures and withholding tax and adding back projected depreciation and amortization and decrease in working capital. In performing this analysis, China Renaissance used discount rates ranging from 17.1% to 19.1%, which were calculated based on beta of selected public companies obtained from Bloomberg as of April 23, 2015 and certain other publicly available data. China Renaissance used perpetuity growth rates ranging from 1.3% to 3.3%, which were calculated based on the most recent broker research reports on selected Chinese gaming companies with available terminal growth rate data. Using this methodology, the implied per share equity value of the Company ranged from US$18.37 to US$19.90 per share. China Renaissance noted that the Per ADS Merger Consideration of US$20.20 was above this range.

        The summary set forth above does not purport to be a complete description of all the analyses performed by China Renaissance. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. China Renaissance did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger. Accordingly, notwithstanding the separate factors summarized above, China Renaissance believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the process underlying its opinion. No single data point, such as an average or median, is in itself necessarily meaningful for purposes of evaluating these financial analyses. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of any companies concerned. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of China Renaissance or any other person assumes responsibility if future results are materially different from those projected.

        China Renaissance was selected by the Special Committee to act as its financial advisor because China Renaissance is a nationally recognized investment banking firm. In the five years preceding the date of its opinion, China Renaissance has not had a material relationship with or been engaged by the Company, any other party to the Merger, or any of their respective affiliates. China Renaissance and its affiliates may in the future provide commercial and investment banking services to the Company and may receive fees for rendering such services. The issuance of China Renaissance's opinion was approved by China Renaissance's Fairness Opinion Review Committee.

        Pursuant to the terms of China Renaissance's engagement with the Special Committee, the Company has agreed to pay China Renaissance a fee of US$750,000, including a US$375,000 advisory fee (which will be due and payable upon the completion of the Merger) and a US$375,000 opinion fee (which became due and payable upon rendering of its opinion without regard to whether the Merger is ultimately consummated), as compensation for its services net of any value-added taxes. Additionally, the Company has agreed to reimburse China Renaissance for certain of its reasonable out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify China Renaissance and related parties against certain liabilities that may arise out of or in connection with services provided by China Renaissance to the Company pursuant to its engagement.

Opinion of Duff & Phelps

        Pursuant to an engagement letter, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

        At the meeting of the Special Committee on April 26, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of Duff & Phelps dated April 26, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps' written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

        In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps' procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

  •
  reviewed the Company's annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2012 and 2013;

  •
  reviewed the Company's unaudited financial statements for the twelve months ended December 31, 2014;

  •
  reviewed a financial projection for the years ending December 31, 2015 through 2021, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the "Management Projections");

  •
  reviewed other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

  •
  reviewed a letter dated April 23, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company;

  •
  reviewed documents related to the Merger, including a draft of the Merger Agreement received dated April 24, 2015;

  •
  discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

  •
  reviewed the historical trading price and trading volume of the Company's ADSs, and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

  •
  performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

  •
  conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

        In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Special Committee's consent:

  •
  relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company's management, and did not independently verify such information;

  •
  relied upon the fact that the Special Committee, the Board and the Company have been advised by legal counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

  •
  assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

  •
  assumed that information supplied and representations made by the Company's management are substantially accurate regarding the Company and the Merger;

  •
  assumed that the representations and warranties made by all parties to the Merger Agreement and the management representation letter are substantially accurate;

  •
  assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

  •
  assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

  •
  assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be consummated in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

  •
  assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

        To the extent that any of the foregoing assumptions on which Duff & Phelps' opinion was based prove to be untrue in any material respect, Duff & Phelps' opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

        Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Duff & Phelps' opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company's credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps' opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

        In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps' opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) or ADSs (other than the ADSs representing the Excluded Shares).

        Duff & Phelps' opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or the Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration and the Per ADS Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

        Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps' own experience and judgment.

        The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps' financial analyses.

  Discounted Cash Flow Analysis

        Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2021, with "free cash flow" defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled "Special Factors—Certain Financial Projections" beginning on page 49. The costs associated with the Company being a publicly-listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

        Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2021 (the "terminal value") using a perpetuity growth formula assuming a 3.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company's business. Duff & Phelps used discount rates ranging from 16.0% to 19.0%, reflecting Duff & Phelps' estimate of the Company's weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company's weighted average cost of capital by estimating the weighted average of the Company's cost of equity (derived using the capital asset pricing model) and the Company's after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

        Based on these assumptions, Duff & Phelps' discounted cash flow analysis resulted in an estimated enterprise value excluding non-controlling interests for the Company of US$423.0 million to US$548.5 million and a range of implied values of the Company's ADSs of US$19.08 to US$21.85 per ADS.

  Selected Public Companies and Merger and Acquisition Transactions Analyses

        Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

        None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

        Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly-traded companies in the internet and online gaming industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly-traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the

Company. The nineteen companies included in the selected public company analysis in the internet and online gaming industry were:

China Gaming Companies	• Changyou.com Limited • China Mobile Games and Entertainment Group Limited • Kongzhong Corp. • Linekong Interactive Co., Ltd. • NetDragon WebSoft, Inc.
China Internet Platform and Gaming Companies	• Kingsoft Corporation Limited • NetEase, Inc. • Sohu.com Inc. • Tencent Holdings Ltd.
Global Gaming Companies

•

Activision Blizzard, Inc.

•

Electronic Arts Inc.

•

GameLoft SE

•

Glu Mobile, Inc.

•

GungHo Online Entertainment, Inc.

•

King Digital Entertainment plc

•

NCsoft Corporation

•

NEXON Co., Ltd.

•

Take-Two Interactive Software Inc.

•

Zynga,  Inc.

        Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

        The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015 and 2016 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company's fiscal year ends for which information was available. Data related to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth			EBITDA Growth			EBITDA Margin
	LTM(1)	2015	2016	LTM(1)	2015	2016	LTM(1)	2015	2016
China Gaming Companies
Group Median	20.0%	17.5%	24.3%	–40.9%	134.2%	37.1%	17.9%	22.7%	25.8%
China Internet Platform and Gaming Companies
Group Median	29.0%	27.1%	21.8%	–1.1%	52.5%	57.0%	28.7%	30.2%	33.6%
Global Gaming Companies
Group Median	8.5%	2.4%	8.7%	0.8%	13.3%	19.2%	26.9%	30.4%	32.7%
Aggregate
Mean	16.7%	22.6%	14.8%	–11.6%	62.0%	36.7%	20.6%	25.7%	28.6%
Median	15.4%	17.5%	12.9%	–2.1%	28.3%	28.3%	19.3%	26.6%	27.7%
Perfect World Co., Ltd.	25.9%	51.3%	33.8%	1.4%	7.0%	23.6%	16.5%	11.7%	10.8%

(1)
Latest twelve months.

	Price as a Multiple of		Enterprise Value as a Multiple of
	2015 EPS	2016 EPS	2015 EBITDA	2016 EBITDA	2015 Revenue	2016 Revenue
China Gaming Companies
Group Median	9.8x	8.5x	12.4x	6.9x	1.64x	1.19x
China Internet Platform and Gaming Companies
Group Median	35.9x	20.3x	17.5x	11.1x	4.78x	3.65x
Global Gaming Companies
Group Median	20.1x	15.8x	9.6x	8.1x	2.31x	2.44x
Aggregate
Mean	21.8x	15.7x	12.7x	10.0x	3.12x	2.67x
Median	18.9x	15.2x	11.6x	8.4x	2.58x	2.14x

        Selected Merger and Acquisition ("M&A") Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company's industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected Chinese and international gaming transactions indicated enterprise value to LTM EBITDA multiples ranging from 7.2x to 42.1x with a median of 10.3x, and enterprise value to LTM revenue multiples ranging from 0.20x to 31.39x with a median of 4.86x.

        The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of China-based online gaming focused targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

        Chinese Gaming Transactions.

Date Announced	Acquirer Name	Target Name
12/18/2014	SinoCom Software Group Limited (SEHK: 299)	Kingworld (Beijing) Technology Co., Ltd.
12/1/2014	Fuchun Communications Co., Ltd. (SZSE: 300299)	Shanghai The Dream Network Technology Co., Ltd.
8/19/2014	Shanghai Zhongji Investment Holding Co., Ltd. (SHSE: 600634)	DIANDIAN Interactive (Beijing) Technology Ltd.
8/13/2014	Song Liao Automotive Co., Ltd. (SHSE: 600715)	Shanghai Douwan Network Technology Co., Ltd.
6/9/2014	Hunan Tianrun Enterprises Holding Co., Ltd. (SZSE: 002113)	Xu You Game
5/22/2014	Chinese Universe Publishing and Media Co., Ltd. (SHSE: 600373)	Beijing Elex Technology Co., Ltd.
1/27/2014	Acting CEO; Ningxia Zhongyin Cashmere International Group Co., Ltd.; Orient Hongtai (Hong Kong) Limited; Haitong Securities Co., Ltd.	Shanda Games Limited (NasdaqGS: GAME)
1/19/2014	Shenzhen ZongYi Technology Co., Ltd.	Beijing PearlinPalm Information Technology Co., Ltd.
1/17/2014	Zhejiang Century Huatong Group Co., Ltd.	Shanghai T2 Entertainment Co., Ltd.
11/25/2013	Chairman; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.; CDH Fund	Giant Interactive Group, Inc.
10/24/2013	Susino Umbrella Co., Ltd.	Shanghai Youzu Information Technology Co., Ltd.
10/10/2013	Ourpalm Co., Ltd. (SZSE: 300315)	Shang Game Co., Ltd.
8/31/2013	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE: 002555)	Shanghai 37wan Network and Technology Co., Ltd.
7/22/2013	Ourpalm Co., Ltd. (SZSE: 300315)	Beijing Playcrab Technology Co., Ltd.
7/22/2013	Huayi Brothers Media Corporation (SZSE: 300027)	Guangzhou Yin Han Technology Company Limited
10/25/2012	Chengdu B-ray Media Co., Ltd. (SHSE: 600880)	Beijing Manyougu Information Technology Co., Ltd.

        International Gaming Transactions.

Date Announced	Acquirer Name	Target Name
3/13/2015	Marvelous Inc.	G-mode Co., Ltd.
11/12/2014	Churchill Downs Inc.	Big Fish Games, Inc.
10/14/2014	Imperus Technologies Corp.	Diwip Ltd.
9/15/2014	Microsoft Corporation	Mojang AB
8/21/2014	SoftBank Corp.	Supercell Oy
7/30/2014	Glu Mobile, Inc.	Cie Games, Inc.
6/30/2014	Leyou Technologies Holdings Limited; Perfect Online Holding Limited	Digital Extremes Ltd.
10/21/2013	GMO Internet Inc.	Gamepot Inc.
10/10/2013	SoftBank Corp.; GungHo Online Entertainment, Inc.	Supercell Oy
10/1/2012	NEXON Co., Ltd.	gloops, Inc.
2/15/2012	NCsoft Corporation	Ntreev Soft Co., Ltd.

  Summary of Selected Public Companies / M&A Transactions Analyses

        In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company's projected EBITDA for the fiscal year ending December 31, 2015 and December 31, 2016. The projected EBITDA were adjusted to exclude public company costs, non-recurring income (expenses) and EBITDA attributable to non-controlling interests. Duff & Phelps' selected valuation multiples were as follows: projected fiscal 2015 EBITDA multiple ranged from 5.25x to 6.25x, and projected fiscal 2016 EBITDA multiple ranged from 4.25x to 5.25x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company's size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the selected M&A transactions analysis for the reasons described above. As a result of these selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value excluding non-controlling interests for the Company of US$400.1 million to US$485.4 million and a range of implied values of the Company's ADSs of US$18.64 to US$20.67 per ADS.

  Premiums Paid Analysis

        Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the gaming and entertainment software industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going-private transactions were 24.6%, 28.2% and 29.1%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the gaming and entertainment software industry were 22.1%, 36.2% and 47.1%, respectively. Duff & Phelps noted that the proposed Per ADS Merger Consideration implies a 28.2% premium over the Company's closing price of US$15.76 per ADS on December 31, 2014, the last full trading day prior to the public announcement of the terms of the offer, a 27.6% premium over the Company's closing price of US$15.83 per ADS on December 26, 2014, one week prior to the public announcement of the terms of the offer and a 19.2% premium over the Company's closing price of US$16.94 per ADS on December 3, 2014, one month prior to the public announcement of the terms of the offer.

  Summary of Analyses

        The range of estimated enterprise values excluding non-controlling interests for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$423.0 million to US$548.5 million, and the range of estimated enterprise values excluding non-controlling interests that Duff & Phelps derived from its selected public companies / M&A transactions analyses was US$400.1 million to US$485.4 million. Duff & Phelps concluded that the Company's enterprise value was within a range of US$411.6 million to US$516.9 million based on the analyses described above.

        Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$1,000.7 million to US$1,128.1 million by:

  •
  subtracting debt of US$72.1 million consisting of short-term bank loans as of December 31, 2014;

  •
  adding excess cash of US$506.9 million to US$523.9 million as of December 31, 2014;

  •
  adding the estimated cash proceeds from the exercise of in-the-money options of US$35.5 million based on the US$411.6 million to US$516.9 million range of concluded enterprise values; and

  •
  adding equity investment of US$118.7 million to US$123.9 million as of December 31, 2014.

        Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$18.86 to US$21.26. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the Merger was within the range of the per ADS value indicated by its analyses.

        Duff & Phelps' opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

  Fees and Expenses

        As compensation for Duff & Phelps' services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a nonrefundable retainer of US$250,000 and US$400,000 payable upon Duff & Phelps informing the Special Committee that it is prepared to render the opinion whether orally or in writing.

        No portion of Duff & Phelps' fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses (including fees of legal counsel) incurred in connection with the rendering of its opinion not to exceed US$50,000 without the Company's prior written consent.

        The Special Committee also retained DPS to act as financial advisor to the Special Committee to provide such financial and market related advice and assistance as deemed necessary by the Special Committee in connection with the Merger, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company will pay DPS a US$50,000 nonrefundable retainer at the time that a market check or go-shop is authorized by the Special Committee. Part of the fees payable to DPS is contingent upon the consummation of the Merger or any other transaction with any third party solicited by DPS during the market check or Go-Shop Period.

        The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm's length, and the Special Committee and the Company's Board are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the Special Committee, during the two years preceding the date of the opinion, Duff & Phelps has provided certain valuation services to the Company. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Purposes of and Reasons for the Merger

        Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express his or its reasons for the Merger to the Company's Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for US$4.04 per Share and US$20.20 per ADS, respectively, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" below and at the same time enable members of the Buyer Group to maintain their leadership role with the Company.

        The Buyer Group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

        The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Parent and Merger Sub were able to obtain debt financing in connection with the Merger.

In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

        ADSs representing Shares are currently listed on NASDAQ under the symbol "PWRD." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.2 million and US$2.3 million for the years ended December 31, 2013 and December 31, 2014, respectively. After the consummation of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

        Upon the consummation of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value of such shares as determined in accordance with such holders' dissenters' rights under Section 238 of the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than Perfect Human, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon the consummation of the Merger. As a result, the Company's shareholders and ADS holders, other than the members of the Buyer Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the members of the Buyer Group, will not be exposed to the risk of loss in relation to their investment in the Company.

        At the Effective Time, each option to purchase Shares granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares (including Shares represented by ADSs) underlying such option payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

Directors and Management of the Surviving Corporation

        If the Merger is consummated, the current memorandum and articles of association of the Surviving Corporation will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the consummation of the Merger (except that, at the Effective Time, Article I of the articles of association of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Perfect World Co., Ltd.") and all references to the authorized share capital of the Surviving Corporation will be amended as necessary to correctly describe the authorized share capital of the Surviving Corporation as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in "Annex F—Directors and Executive Officers of Each Filing Person") will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

        The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

  •
  The receipt by the Unaffiliated Security Holders of US$4.04 per Share or US$20.20 per ADS in cash, representing a premium of 28.2%, 27.6% and 19.2% to the closing price on December 31, 2014, the last full trading day prior to the Company's announcement that it had received a going-private proposal, December 26, 2014, one week prior to the announcement, and December 3, 2014, one month prior to the announcement, respectively.

  •
  The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

        The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

  •
  Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company's ordinary shares, if any.

  •
  In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences beginning on page 85."

  •
  Since the Company became publicly listed in July 2007, the highest historical closing price of our ADSs (US$49.08 per ADS) exceeds the Per ADS Merger Consideration.

        The primary benefits of the Merger to the Buyer Group include the following:

  •
  If the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues and free cash flow, possible increases in the underlying value of the Company or the possible payment of dividends that will accrue to Parent.

  •
  The Surviving Corporation will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

  •
  The Surviving Corporation will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

  •
  The Surviving Corporation will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations.

  •
  The Surviving Corporation will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

  •
  There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the Merger to the Buyer Group include the following:

  •
  All of the risk of any possible decrease in the revenues, free cash flow or value of the Surviving Corporation following the Merger will be solely borne by the Buyer Group.

  •
  The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

  •
  The borrowings of US$900 million under the Facility necessary to consummate the Merger and the related transactions will increase the debt of the Surviving Corporation.

  •
  An equity investment in the Surviving Corporation by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

  •
  Following the Merger, there will be no trading market for the Surviving Corporation's equity securities.

        The primary benefits of the Merger to the Company's directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

  •
  The continuation of service of certain executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions.

  •
  Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of the Company.

  •
  The compensation of members of the Special Committee in exchange for their services in such capacity at an aggregate amount of US$50,000 per member (or, in the case of the chairman of the Special Committee, an aggregate amount of US$100,000), the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger.

  •
  The cash-out of all outstanding in-the-money options held by certain executive officers of the Company.

        The primary detriments of the Merger to the Company's directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

  •
  Certain director and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

  •
  In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The Company's Net Book Value and Net Earnings

        The table below sets out the indirect interest in the Company's net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2014.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	US$'000	%(1)	US$'000	%(1)	US$'000	%(1)	US$'000	%(1)
Perfect Human Holding Company Limited	129,476	16.5	11,724	16.5	784,700	100	71,056	100

(1)
Ownership percentages are based on 248,991,240 Shares issued and outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

        Following the consummation of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Buyer Group and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Corporation in accordance with the terms of the definitive documentation applicable to the Term Facility (as defined in the section entitled "Special Factors—Financing of the Merger").

        Subsequent to the consummation of the Merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company's assets. However, subsequent to the consummation of the Merger, the Surviving Corporation's management and Board will continuously evaluate and review the Surviving Corporation's entire business and operations from time to time, and may propose or develop plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Purpose of and Reasons for the Merger" above, in each case, which they consider to be in the best interests of the Surviving Corporation and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on January 2, 2015 in response to the receipt of the proposal letter from the Chairman on December 31, 2014. In light of (i) the Chairman's express intention not to sell its Shares or ADSs to any third party and his beneficial ownership of approximately 56.0% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement),

(ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, and (iii) the fact that despite the Special Committee's efforts to actively solicit Acquisition Proposals during the Go-Shop Period, only two strategic bidders and one financial bidder indicated interests in pursuing an alternative transaction with the Company, and none of these potential bidders eventually made any proposal for an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group.

        The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, (i) has the ability to actively solicit bids from any third party for a period of 30 days after the signing of the Merger Agreement, and (ii) prior to the receipt of the Company Shareholder Approval, can terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$10 million, which amount is reduced to US$5 million if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company during the Go-Shop Period, in each case as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company's shareholders).

        In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company's ability to compete in the market.

Effects on the Company if the Merger Is Not Consummated

        If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders and ADS holders of the Company will not receive any payment for their Shares or ADSs, as applicable, in connection with the Merger nor will the holders of any options to purchase Shares receive any payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly-traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

        Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of US$10 million (which amount is reduced to US$5 million if such circumstances are in connection with an Acquisition Proposal received by the Company during the Go-Shop Period) and reimburse Parent for certain expenses in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, or Parent may be required to pay the Company a termination fee of US$20 million and reimburse the Company for certain expenses in the event that the Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled "The Merger Agreement—Termination Fee" beginning on page 119.

        If the Merger is not consummated, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$899 million, assuming no exercise of dissenters' rights by holders of Shares of the Company. This amount includes the cash to be paid to the holders of Shares and ADSs (other than Perfect Human) and holders of options to purchase Shares, as well as the related costs and expenses, in connection with the Merger and the other Transactions. It does not include the value of the Excluded Shares (which includes the Rollover Shares contributed by Perfect Human to Parent), which will be cancelled for no consideration in the Merger. For additional information regarding such cancellation, please see "The Merger Agreement—Merger Consideration" beginning on page 100. For a discussion of the Rollover Shares and the transactions contemplated by the Contribution Agreement, please see "Special Factors—Contribution Agreement" beginning on page 78.

        The total amount of funds necessary to consummate the Merger and the other Transactions is expected to be provided through the aggregate debt financing commitments of US$900 million (as discussed below). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Merger and the other Transactions.

        On April 24, 2015, Merger Sub received the Debt Commitment Letter from the Lead Arrangers, pursuant to which and subject to the conditions set forth therein, the Lead Arrangers committed to arrange and provide a senior secured term loan facility of US$900 million in aggregate principal amount (the "Term Facility") for Merger Sub to complete the Merger (including payment of the merger consideration to the holders of Shares and ADSs (other than the Rollover Shares or ADSs representing the Rollover Shares) and holders of options to purchase Shares, as well as payment of any fees and expenses incurred in connection with the Merger and the other Transactions). Under the terms of the Debt Commitment Letter, each of China Merchants Bank Co., Ltd., New York Branch and China Merchants Bank Co., Ltd., Offshore Banking Center and Wing Lung Bank has respectively committed to provide, on a several and not joint basis, 33 1/3% of the Term Facility.

        The Debt Commitment Letter expires on the earliest of (i) any termination of the Merger Agreement by Merger Sub in a signed writing in accordance with the terms of the Merger Agreement (or a written confirmation or public announcement thereof by Merger Sub), (ii) the consummation of the Transactions without the funding of the Term Facility and (iii) 11:59 p.m. (New York City time) on the date that is 5 business days after the End Date, as such End Date may be extended pursuant to the terms of the Merger Agreement. The Lead Arrangers, together with their respective permitted successors and assigns under the Term Facility, and any other members of a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and Merger Sub are collectively called the "Lenders."

        The Lead Arrangers' commitments to provide the debt financing to Merger Sub are subject to, among other things:

  •
  the accuracy of (i) certain specified representations and warranties made by Merger Sub, Parent, Perfect Human and the Chairman and their respective subsidiaries (other than the Company and its subsidiaries) to be set forth in the definitive documentation for the Term Facility and (ii) such representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub or its affiliates have the right pursuant to the Merger Agreement (taking into account any applicable cure provisions) to terminate its (and/or its affiliates') obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations, in each case in all material respects (except that any of the preceding representations that are qualified by materiality will be accurate in all respects);

  •
  since the date of the Merger Agreement, there has not been any event or effect that has had or would have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the section entitled "The Merger Agreement—Representations and Warranties");

  •
  the Merger will have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, will be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Merger Sub thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Lead Arrangers, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned);

  •
  China Merchants Bank Co., Ltd., New York Branch, as the administrative agent (the "Administrative Agent"), having received evidence that (i) the staff of the SEC have indicated to the Company's counsel that they are not reviewing or, in connection with their review, have no further comments with respect to, this proxy statement or the Schedule 13E-3 filed with the SEC in connection with the Transactions and (ii) the public announcement of the execution and delivery of the Merger Agreement by the Company;

  •
  the Administrative Agent having received evidence that the Chairman (and certain other permitted parties) collectively, own not less than 51% of the ownership interest in Perfect Human, and that Perfect Human directly owns 100% of the ownership interest in Parent and that Parent directly owns 100% of the ownership interest in Merger Sub;

  •
  the Administrative Agent having received audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the closing date of the Transactions, in each case, prepared in accordance with the generally applicable accounting principles in the United States;

  •
  all documents and instruments required to create and perfect the Administrative Agent' security interest in certain collateral used to secure the obligations of Merger Sub in respect of the Term Facility having been executed and delivered and, if applicable, be in proper form for filing; provided that, to the extent any security interest in any collateral is not or cannot be provided and/or perfected on the closing date of the Merger (other than the pledge of and perfection of the security interests in (a) certain certificated equity securities, if any, with respect to which a security interest may be perfected by means of delivery of such certificated equity securities and (b) in other assets with respect to which a lien may be perfected by the filing of a financing statement or other similar statement under the Uniform Commercial Code or Cayman Islands laws) after Merger Sub has used commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Term Facility on the closing date of the Merger, but instead shall be required to be delivered within a specified period after the closing date of the Merger;

  •
  at least two business days prior to the closing of the Transactions, the Administrative Agent and the Lead Arrangers having received all documentation and other information about the Company, Merger Sub, Parent, Perfect Human and the Chairman, in each case that have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the closing date of the Transactions and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001);

  •
  the closing of the Term Facility having occurred on or before the expiration of the Debt Commitment Letter;

  •
  (i) the execution and delivery by the Company, Merger Sub, Parent, Perfect Human and the Chairman of the Term Facility definitive documentation (including guarantees by the applicable guarantors thereunder) in accordance with the terms of the Debt Commitment Letter (and the term sheet attached thereto); provided that, with respect to guarantees and security interests to be provided by the Company and any subsidiary of the Company that is required to become a guarantor or grant a security interest in any collateral, if such guarantees and security interests cannot be provided as a condition precedent solely because the directors or managers of the Company or such subsidiary have not authorized such guarantees and security interests and the election of new directors or managers to authorize such guarantees and security interests has not taken place prior to the funding of the Term Facility, such election shall take place and such guarantees and security interests shall be provided within five days of the closing date of the Merger (or such longer period as may be agreed by the Administrative Agent) and (ii) delivery to the Lead Arrangers of customary legal opinions, customary officer's closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to Merger Sub, Parent, Perfect Human and the Chairman (to the extent applicable); and

  •
  all fees required to be paid on the closing date of the Transactions pursuant to the fee letter executed by the parties to the Debt Commitment Letter simultaneously therewith (the "Fee Letter") and reasonable out-of-pocket expenses required to be paid on the closing date of the Transactions pursuant to the Debt Commitment Letter, to the extent invoiced at least three business days prior to the closing date of the Transactions (except as otherwise reasonably agreed by Merger Sub), will, upon the initial borrowings under the Term Facility, have been, or will be substantially simultaneously paid.

        The Term Facility will be borrowed in a single drawing on the closing date of the Term Facility. The Term Facility will mature in four years after the closing date of the Term Facility. Commencing with the end of the 18th month after the closing date, the Term Facility is scheduled to be repaid in six semi-annual installments as follows:

Scheduled Payment Date	Scheduled Principal Payment
The end of the 18th month after the closing date	US$	135,000,000
The end of the 24th month after the closing date	US$	135,000,000
The end of the 30th month after the closing date	US$	180,000,000
The end of the 36th month after the closing date	US$	180,000,000
The end of the 42nd month after the closing date	US$	135,000,000
The end of the 48th month after the closing date	US$	135,000,000

        The interest rate of the Term Facility will, at the option and election of the Surviving Corporation (as the borrower under the Term Facility), be equal to either (a) the sum of (i) the London interbank offered rate for U.S. dollar deposits for a three-month interest period plus (ii) plus 4.5% per year or (b) the sum of (i) highest of (A) the prime commercial lending rate announced by the Administrative Agent as its "prime rate," (B) the federal funds effective rate, plus 1/2 of 1% and (C) the one-month London interbank offered rate for U.S. dollar deposits for a one-month interest period plus (ii) 3.5% per year.

        The obligations of the Surviving Corporation under the Term Facility will be unconditionally and irrevocably guaranteed by the Chairman, Perfect Human and Parent. The obligations of the Surviving Corporation under the Term Facility (and the guarantors referenced in the immediately preceding sentence) will be secured by a perfected first priority pledge by the applicable shareholders of (a) 100% of the equity interests in Perfect Human, Parent, Merger Sub and the Surviving Corporation and (b) 99% of the equity interests in Perfect Online Holding Limited, a Hong Kong company and subsidiary of the Company, in favor of China Merchants Bank Co., Ltd., New York Branch, as the collateral agent, for the benefit of the Lenders. The Surviving Corporation will be subject under the Term Facility to certain financial covenants, including a maximum leverage ratio, a minimum interest coverage ratio and a maximum amount of capital expenditures, to be tested as of the end of each year, beginning from September 30, 2016, and also certain other customary covenants. The Term Facility will contain certain customary events of default.

        The Lead Arrangers' commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Term Facility with other financial institutions.

        The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto, such consent not to be unreasonably withheld, conditioned or delayed (other than any assignment (a) occurring as a matter of law in connection with the Merger to Merger Sub and (b) by Merger Sub to (i) the Company or (ii) any other "shell" entity organized under the laws of the United States, the Cayman Islands or any other jurisdiction reasonably agreed by the Lead Arrangers, as long as such entity is or will be controlled by Merger Sub or the Chairman after giving effect to the Transactions and such entity will own the Company or be the successor to the Company and agrees to be bound by the terms of the Debt Commitment Letter and the Fee Letter).

        The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Corporation in accordance with the terms of the definitive documentation applicable to the Term Facility.

        The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Contribution Agreement

        Concurrently with the execution of the Merger Agreement, Perfect Human and Parent entered into the Contribution Agreement, pursuant to which Perfect Human agreed that, immediately prior to the closing of the Merger, it will contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent, par value US$0.0001 per share.

        In addition, pursuant to the Contribution Agreement, Perfect Human also agreed with Parent that (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting will be a poll vote and (ii) to vote or otherwise cause to be voted at such meeting all of its Shares (A) in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"), (C) against any other action, agreement or transaction that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Contribution Agreement or the performance by Perfect Human of its obligations under the Contribution Agreement and (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Perfect Human contained in the Contribution Agreement.

        Under the terms of the Contribution Agreement, the Company is an express third-party beneficiary of the Contribution Agreement, and will be entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity). The consummation of the contribution by Perfect Human of the Rollover Shares is subject to the satisfaction in full (or waiver) of each of the conditions to Parent's and Merger Sub's obligations to consummate the Transactions. Subject to the foregoing, the closing of the contribution will take place immediately prior to the closing of the Merger. The Contribution Agreement will terminate immediately upon the valid termination of the Merger Agreement pursuant to its terms.

Limited Guarantee

        Concurrently with the execution of the Merger Agreement, Perfect Human and the Company entered into the Limited Guarantee, pursuant to which Perfect Human guaranteed to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment when due of the payment obligations of Parent to the Company with respect to (i) the Parent Termination Fee (as defined in the section entitled "The Merger Agreement—Termination Fee"), pursuant to Section 9.03(c) of the Merger Agreement and (ii) reasonably documented costs and expenses in connection with any action, pursuant to Section 9.03(e) of the Merger Agreement (collectively, the "Guaranteed Obligations"). In addition, Perfect Human also agreed to directly pay any reasonable and documented out-of-pocket expenses of the Company in connection with any action, pursuant to Section 1.03(c) of the Limited Guarantee. Perfect Human's aggregate liability under the Limited Guarantee will not exceed US$20 million (except any costs or expenses in connection with any action of the Company pursuant to Section 9.03(e) of the Merger Agreement and/or Section 1.03(c) of the Limited Guarantee).

        The Limited Guarantee will terminate as of the earliest of (i) the consummation of the Merger, (ii) the payment in full of the Guaranteed Obligations and any obligations pursuant to Section 1.03(c) of the Merger Agreement; (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances in which Parent and Merger Sub would not be obligated to make any payments of the Guaranteed Obligations, (iv) 90 days after the date of termination of the Merger Agreement in accordance with its terms in any circumstances in which Parent would be obligated to make any payments of the Guaranteed Obligations (subject to certain exceptions set forth therein) and (v) the termination of the Limited Guarantee by mutual written agreement of the Company and Perfect Human.

Remedies

        The parties to the Merger Agreement are entitled to specific performance and other equitable relief of the terms and provisions of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

        While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

        Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of US$20 million and the Company termination fee of US$10 million (which amount is reduced to US$5 million if the Merger Agreement is terminated in connection with an Acquisition Proposal received by the Company during the Go-Shop Period), respectively, and reimbursement of certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. Subject to the rights to specific performance and the reimbursement obligations of Parent and the Company as described above, if (a) the Company pays, and Parent receives, a termination fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and Perfect Human and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives, a termination fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, Perfect Human or any of the parties to the Debt Commitment Letter (and other related persons).

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company's shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

        As a result of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Corporation immediately following the consummation of the Merger.

        Each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group's investment in the Surviving Corporation will be illiquid, with no public trading market for the

Surviving Corporation's shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price will arise, or that dividends paid by the Surviving Corporation will be sufficient to recover its original investment pursuant to the Transactions.

        The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Share Options

        If the Merger is consummated, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and shall entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares (including Shares represented by ADSs) underlying such option payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

        As of the date of this proxy statement, our directors and executive officers (as set forth in "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 128), as a group and excluding the Chairman, beneficially own: (a) 5,842,085 issued and outstanding Shares and (b) options, whether or not vested or exercisable, to purchase 13,531,260 Shares issued pursuant to the Share Incentive Plans. In addition to the Chairman's beneficial ownership of the Rollover Shares to be contributed to Parent in accordance with the terms of the Contribution Agreement, the Chairman also beneficially owns options, whether or not vested or exercisable, to purchase 1,124,650 Class B ordinary shares issued pursuant to the Share Incentive Plans (and such options will also be treated in the manner set forth in this section if the Merger is consummated). These options have a weighted average exercise price of US$2.48 per Share.

        The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of options to purchase Shares granted under the Share Incentive Plans, whether vested or unvested, and (d) the cash payment that will be made in respect of the options to purchase Shares granted under the Share Incentive Plans at the Effective Time (in all cases before applicable withholding taxes).

	Shares		Options to Purchase Shares
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof in US$	Shares Underlying		Cash Payment Therefor in US$
Michael Yufeng Chi	40,959,425	—	1,124,650	(1)	982,000
Daniel Dong Yang	—	—	—		—
Bing Xiang	—	—	—		—
Han Zhang	60,000	242,400	—		—
Robert Hong Xiao	605,000	2,444,200	2,729,400	(2)	4,784,200
Kelvin Wing Kee Lau	900,665	3,638,687	1,971,625	(3)	3,496,291
Di He	2,328,570	9,407,423	650,000	(4)	1,214,600
Qing Li	650,000	2,626,000	1,461,580	(5)	1,901,500
Qi Zhu	1,203,225	4,861,029	1,638,340	(6)	2,875,580
Xiaoyin Lu	24,000	96,960	721,350	(7)	1,085,775
Yunfan Zhang	—	—	400,000	(8)	736,000
Alan Chen	—	—	1,002,790	(9)	1,591,811
Alex Yiran Xu	—	—	893,650	(10)	1,539,700
Zhengrong Huang	28,125	113,625	764,075	(11)	1,163,155
Haiyi Li	—	—	187,150	(12)	310,500
Cheng Wei	42,500	171,700	543,150	(13)	949,054
Yuyun Wang	—	—	568,150	(14)	982,654
All Directors and Executive Officers as a Group	46,801,510	23,602,024	14,655,910		23,612,820

(1)
The exercise price(s) for the options to purchase 500,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 624,650 Shares is below the Per Share Merger Consideration.

(2)
The exercise price(s) for the options to purchase 2,590,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 139,400 Shares is below the Per Share Merger Consideration.

(3)
The exercise price(s) for the options to purchase 1,847,525 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 124,100 Shares is below the Per Share Merger Consideration.

(4)
The exercise price(s) for the options to purchase 650,000 Shares is above the Per Share Merger Consideration.

(5)
The exercise price(s) for the options to purchase 1,025,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 436,580 Shares is below the Per Share Merger Consideration.

(6)
The exercise price(s) for the options to purchase 1,509,690 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 128,650 Shares is below the Per Share Merger Consideration.

(7)
The exercise price(s) for the options to purchase 581,250 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 140,100 Shares is below the Per Share Merger Consideration.

(8)
The exercise price(s) for the options to purchase 400,000 Shares is above the Per Share Merger Consideration.

(9)
The exercise price(s) for the options to purchase 854,690 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 148,100 Shares is below the Per Share Merger Consideration.

(10)
The exercise price(s) for the options to purchase 825,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 68,650 Shares is below the Per Share Merger Consideration.

(11)
The exercise price(s) for the options to purchase 716,875 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 47,200 Shares is below the Per Share Merger Consideration.

(12)
The exercise price(s) for the options to purchase 168,750 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 18,400 Shares is below the Per Share Merger Consideration.

(13)
The exercise price(s) for the options to purchase 488,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 55,150 Shares is below the Per Share Merger Consideration.

(14)
The exercise price(s) for the options to purchase 513,000 Shares is above the Per Share Merger Consideration and the exercise price(s) for the remaining options to purchase 55,150 Shares is below the Per Share Merger Consideration.

        After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers (excluding the Chairman) may receive in respect of their Shares and options is approximately US$46.2 million, including approximately US$23.6 million in respect of Shares and approximately US$22.6 million in respect of options.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

  •
  The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

  •
  From and after the Effective Time, the Surviving Corporation and its subsidiaries (and Parent shall cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement and exculpation provisions set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the "Indemnified Parties").

  •
  The memorandum and articles of association of the Surviving Corporation and its subsidiaries will contain (and Parent will cause such to contain) provisions no less favorable to the Indemnified Parties with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company and its subsidiaries as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner unless such modification is required by law.

  •
  The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount that are equivalent to the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Corporation must obtain a policy with the greatest coverage for a cost not exceeding such amount. The Company may purchase a six-year "tail" prepaid policy prior to the Effective Time. If a "tail" prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

  •
  The Surviving Corporation will indemnify and hold harmless the Indemnified Parties against any and all liabilities arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time in such Indemnified Party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates or (iii) the Merger, the Merger Agreement or any of the Transactions.

The Special Committee

        On January 2, 2015, the Board established a Special Committee of directors to consider the proposal from the Chairman and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Daniel Dong Yang, Bing Xiang and Han Zhang. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

        We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of US$100,000 in aggregate for the chairman of the Special Committee and US$50,000 in aggregate for each other member of the Special Committee (the payment of which is not contingent upon the consummation of the Merger or the Special Committee's or the board's recommendation of the Merger).

Position with the Surviving Corporation

        After the consummation of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions, and that Mr. Michael Yufeng Chi will remain in his position as the chairman of the board of directors of the Surviving Corporation.

Related-Party Transactions

        We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

For a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see "Item 7. Major Shareholders and Related Party Transactions" included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 133 for a description of how to obtain a copy of our annual report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	2,100,000
Legal fees and expenses	2,200,000
Special Committee's compensation	200,000
ADS cancellation and other related fees(1)	4,400,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	200,000
Total	9,100,000

(1)
Include ADS cancellation fees for ADSs held by the members of the Buyer Group.

        These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled "The Merger Agreement—Termination Fee."

Voting by the Buyer Group at the Extraordinary General Meeting

        Pursuant to the Contribution Agreement, Perfect Human has agreed to vote all of the Shares it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that Perfect Human will beneficially own, in the aggregate, approximately 16.5% in number and 56.0% in voting rights of the entire issued and outstanding Shares.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

        The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, "Business Combinations—Related Issues."

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 116 for additional information.

Dissenters' Rights

        Holders of the Shares who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy which is attached as Annex E to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights (as described under the section entitled "Dissenters' Rights" on page 122).

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

        The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters' rights (as described under the section entitled "Dissenters' Rights" beginning on page 122), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the Effective Time.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see "Special Factors—Material PRC Income Tax Consequences" beginning on page 88), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the U.S.-PRC income tax treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

        In general, we will be a passive foreign investment company, or a "PFIC," for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

        We disclosed in our annual report for the year ended December 31, 2014 that we may have been a PFIC for our taxable year ended December 31, 2014. This determination was made based on our significant cash balances, the market price of the ADSs and ordinary shares, and the composition of our income and assets. However, because the application of the PFIC rules to our facts and circumstances is unclear in many important legal and factual respects, and the required calculations for 2014 yielded results that were close to the line, no assurances may be given in this regard. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we may continue to be, or become, a PFIC in the current taxable year ended December 31, 2015 or future taxable years. Whether we are or will be classified as a PFIC in the current or any future taxable year will be determined on the basis of, among other things, the market price of our ADSs or ordinary shares (which may fluctuate considerably), our asset values (including, among other items, the level of cash, cash equivalents, and securities held for investment purposes), and gross income (including whether such income is active versus passive income) for such taxable year, all of which are subject to change. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2015. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to our PFIC status. In the event that we determine that we are not a PFIC in 2015 or in a future taxable year, there can be no assurance that the IRS or a court will agree with our determination.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder's holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Shares) and certain conditions relating to the regular trading of the Company's ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares) may have been able to make a so-called "mark-to-market" election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of our subsidiaries that is or may have been a PFIC, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

        A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax), will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

Material PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

        As there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698") issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Bulletin 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698, Bulletin 24 and Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, decided by a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for ADSs, each representing five Class B ordinary shares, on NASDAQ under the symbol "PWRD" for (i) each quarter of 2013 and 2014 and (ii) each of the past five months (through May 14, 2015):

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2013
First quarter	12.73	10.29
Second quarter	17.76	9.72
Third quarter	22.82	17.41
Fourth quarter	20.49	16.26
2014
First quarter	26.25	17.38
Second quarter	22.30	16.55
Third quarter	23.49	18.34
Fourth quarter	21.62	14.78
2015
January	19.42	18.20
February	19.09	18.61
March	18.88	18.40
April	19.60	17.81
May (through May 14, 2015)	19.60	19.30

        The Per ADS Merger Consideration implies a 28.2% premium over the Company's closing price of US$15.76 per ADS on December 31, 2014, the last full trading day prior to the Company's public announcement that it had received a going-private proposal, a 27.6% premium over the Company's closing price of US$15.83 per ADS on December 26, 2014, one week prior to the public announcement and a 19.2% premium over the Company's closing price of US$16.94 per ADS on December 3, 2014, one month prior to the public announcement. On May 14, 2015, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$19.58 and US$19.52, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        The table below sets forth information with respect to cash dividends that we have paid to the Company's shareholders out of the Company's net distributable profits during the three-year period ended December 31, 2014.

Date Declared by The Board	Date Paid	Total Amount
March 14, 2012	April 13, 2012	RMB607.6 million
March 10, 2013	April 15, 2013	RMB137.1 million
March 8, 2014	April 15, 2014	RMB146.4 million

        As of the date of this proxy statement, we do not have any declared and unpaid dividend.

        Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger.

        In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on July 28, 2015, at 10:00 a.m. (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

  THAT the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be authorized and approved;

  THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  if necessary, as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

        In addition to the foregoing, at the Effective Time,

  (i)
  each option to purchase Shares granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares (including Shares represented by ADSs) underlying such option payable on the next applicable regularly scheduled employee payroll date (whether or not such option holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes; and

  (ii)
  each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation.

The Board's Recommendation

        The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than the Chairman, who abstained from the vote):

  •
  determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee; and

  •
  resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time).

        If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on July 23, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

        Each holder has one vote for each Class B ordinary share and ten votes for each Class A ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 248,991,240 Shares entitled to be voted at the extraordinary general meeting. See "The Extraordinary General Meeting—Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of one or more shareholders holding at least one third in nominal value of the outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

        Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution of the Company passed by the affirmative vote of holder of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

        As of the date of this proxy statement, there are 248,991,240 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "—Procedures for Voting." We expect that, as of the Share Record Date, there will be 248,991,240 Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting."

        As of the date of this proxy statement, Perfect Human owns 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares, which represents approximately 56.0% of the voting rights of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 128 for additional information. Pursuant to the terms of the Contribution Agreement, these Shares will be voted by Perfect Human in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Perfect Human's ownership as described above and assuming its compliance with its voting undertaking under the Contribution Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 10.67% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than Perfect Human must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

        Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class B ordinary share and ten votes for each Class A ordinary share.

        Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 10:00 a.m. on July 28, 2015 (Hong Kong time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact MacKenzie Partners, Inc., the proxy solicitor, at +1 212-929-5500 or toll-free at +1 800-322-2885, or by email at proxy@mackenziepartners.com.

ADSs

        Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS

Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on June 25, 2015 (New York City time) (who do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on July 23, 2015. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 12 of the American Depositary Receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 1, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in "The Extraordinary General Meeting—Vote Required."

        Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted FOR the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

        If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders' ADSs.

        Brokers, banks and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than 10:00 a.m. (Hong Kong time) on July 28, 2015, which is the deadline for shareholders to lodge proxy cards.

  •
  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on July 23, 2015. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the consummation of the Merger will have the right to exercise dissenters' rights and receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex E to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN

IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 1, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitor in connection with the Merger as follows:

MacKenzie Partners, Inc.
105 Madison Avenue, New York, NY 10016
Shareholders may call toll-free +1 800-322-2885
Banks and Brokers may call collect +1 212-929-5500
Email: proxy@mackenziepartners.com

Solicitation of Proxies

        We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that MacKenzie Partners, Inc.'s fees for its services will be approximately US$12,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

        The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 133.

Structure and Consummation of the Merger

        The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Corporation of the Merger. If the Merger is consummated, the Company will cease to be a publicly-traded company. The closing of the Merger will occur on the third business day after all of the conditions to the Merger have been satisfied or waived. At the closing, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective on the date when the Plan of Merger is registered by the Cayman Registrar, or such other date and time specified in the Plan of Merger.

        We expect that the Merger will be consummated in the second half of 2015, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

        At the Effective Time, the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time will become the memorandum and articles of association of the Surviving Corporation, except that the name of the Surviving Corporation will be "Perfect World Co., Ltd." and all references to the authorized share capital of the Surviving Corporation will be amended as necessary to correctly describe the authorized share capital of the Surviving Corporation as approved in the Plan of Merger. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will remain the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

        At the Effective Time, each issued and outstanding Share of the Company (other than the Excluded Shares, the Dissenting Shares and Class B ordinary shares represented by ADSs) will be cancelled and cease to exist in exchange for the right to receive US$4.04 in cash without interest. At the Effective Time, each issued and outstanding ADS (representing five Class B ordinary shares (other than any ADSs representing the Excluded Shares)) will be cancelled in exchange for the right to receive US$20.20 in cash without interest. Each of the Excluded Shares will be cancelled and cease to exist and no payment or distribution will be made with respect thereto. Each Dissenting Share will be cancelled for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, each ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Corporation at the Effective Time.

Treatment of Share Options

        Each option to purchase Shares pursuant to the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the former holder thereto to receive an amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such option and the (ii) number of Shares (including Shares represented by ADSs) underlying such option, in cash, without interest and net of any applicable withholding taxes; provided however if the per share exercise price of such option is equal to or greater than the Per Share Merger Consideration, then such option will be cancelled at the closing without any payment. Any such cash amount payable to the option holder will be paid on the next regularly scheduled employee payroll date in the jurisdiction of such option holder (whether or not such option holder is then an employee of the Company).

Exchange Procedures

        At the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company satisfactory to the Company to act as paying agent (the "Paying Agent") an amount in cash sufficient to make payments for the benefit of the holders of Shares and options under the Merger Agreement (such aggregate cash amount, the "Exchange Fund"). As promptly as practicable after the Effective Time, but in any event no later than five business days following the Effective Time, the Paying Agent will mail to each registered holder of the Shares entitled to receive the Per Share Merger Consideration (a) a letter of transmittal specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares will be effected and (b) instructions for effecting the surrender of the share certificate(s) representing certificated Shares (or delivery of an affidavit and indemnity of loss in lieu of such share certificate). Upon surrender to the Paying Agent of (i) a share certificate or affidavit and indemnity of loss, (ii) such other documents as may be required by the Paying Agent and (iii) such duly completed and validly executed letter of transmittal, each registered holder of the Shares will receive the Per Share Merger Consideration.

        Promptly following the Effective Time, but in any event no later than three business days following the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), multiplied by (b) the Per ADS Merger Consideration. The ADS Depositary will distribute the aggregate of the Per ADS Merger Consideration to the ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC since July 27, 2007 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's business;

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  the Company's memorandum and articles of association or equivalent organizational documents;

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  the Company's capitalization, the absence of voting trusts or other agreements, to which the Company is a party, restricting the transfer of, relating to the voting of, or requiring the registration under any securities law for sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

  •
  the Company's corporate power and authority to execute, deliver, and perform its obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

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  the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than Perfect Human) and the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Board;

  •
  the vote of the Company's shareholders required to approve the Merger Agreement;

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  (a) the absence of any conflict with the governing documents of the Company and (b) the absence of any conflict with, or breach or violation of, any laws applicable to the Company or its subsidiaries or certain agreements and permits of the Company or its subsidiaries, in each case as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions, except for such conflicts, breaches or violations that would not have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

  •
  governmental consents and approvals in connection with the Transactions;

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  compliance with applicable laws and licenses since December 31, 2011, except for any non-compliance that would not have a Company Material Adverse Effect, and the possession and compliance with permits applicable to the Company, except for any non-compliance that would not have a Company Material Adverse Effect;

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  the Company's SEC filings since July 27, 2007 and the financial statements included or incorporated by reference in such SEC filings;

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  compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NASDAQ;

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  the Company's disclosure controls and procedures and internal control over financial reporting;

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  the absence of any Company Material Adverse Effect since December 31, 2014;

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  the absence of any legal proceedings and governmental orders against the Company or its subsidiaries;

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  employee benefit plans and labor matters;

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  real property;

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  intellectual property;

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  tax matters;

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  material contracts and the absence of any default under, or breach or violation of, any material contract;

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  insurance matters;

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  environmental matters;

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  the absence of a shareholder rights plan and the inapplicability of certain anti-takeover law to the Merger;

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  the receipt of a fairness opinion from China Renaissance and Duff & Phelps, as the financial advisors to the Special Committee;

  •
  the absence of any broker's or finder's fees, other than with respect to the Company's financial advisors; and

  •
  the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

        Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate together with all other effects, (a) would reasonably be expected to prevent the consummation of the Transactions or (b) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no such circumstance, event, change, effect or development (by itself or when aggregated or taken together with any and all other effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a "Company Material Adverse Effect," or (b) taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

  •
  (i) changes or modifications in United States generally accepted accounting principles or regulatory accounting requirements or changes in laws (or interpretations thereof) or directives or policies of a governmental authority applicable to the Company or any of its subsidiaries after the date of the Merger Agreement;

  •
  (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

  •
  (iii) changes in general business, economic, political or financial market conditions;

  •
  (iv) changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in which the Company or any of its subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

  •
  (v) the public disclosure of the Merger Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of the Merger Agreement, including any intention of announcement of shareholder litigation or other legal proceeding relating to the Merger Agreement;

  •
  (vi) any change in the price of the Shares or trading volume as quoted on the NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the exceptions to the definition of "Company Material Adverse Effect," be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

  •
  (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters or epidemics;

  •
  (viii) the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the exceptions to the definition of "Company Material Adverse Effect," be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

  •
  (ix) any change or prospective change in the Company's credit ratings;

  •
  (x) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent or Merger Sub or any of their respective affiliates;

  •
  (xi) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the Transactions or the announcement of any of the foregoing;

  •
  (xii) actions or omissions of the Company or any of its subsidiaries taken as required by the Merger Agreement or with the written consent, or at the written request, of Parent, Merger Sub, Perfect Human or the financing sources for the Merger;

  •
  (xiii) any breach of this agreement by Parent or Merger Sub; or

  •
  (xiv) any issues, events, actions or non-actions listed in the disclosure schedule of the Company attached to the Merger Agreement,

except, in the case of the foregoing bullet points (i), (ii), (iii), (iv) and (vii), to the extent the impact of such effect has a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, existence and good standing, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise materially delay the ability of Parent or

    Merger to consummate the Transactions or perform their material obligations under the Merger Agreement;

  •
  their memorandum and articles of association being in full force and effect;

  •
  the capitalization of Parent and Merger Sub and Parent's ownership of Merger Sub;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

  •
  the approval and authorization by the sole director of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, of the Merger Agreement and the consummation of the Transactions;

  •
  (a) the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub and (b) the absence of violations of, or conflicts with, any laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub (other than violations or conflicts that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions, including the Merger, or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions), in each case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions by Parent and Merger Sub;

  •
  governmental consents and approvals in connection with the Transactions;

  •
  the operations of Parent and Merger Sub;

  •
  the absence of legal proceedings against Parent or Merger Sub;

  •
  the delivery of the Debt Commitment Letter and the Contribution Agreement and the absence of any breach or default under such financing documents;

  •
  sufficiency of funds in the financing contemplated by the Debt Commitment Letter and Contribution Agreement to consummate the Merger and the other Transactions;

  •
  the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

  •
  the absence of any broker's or finder's fees, other than as specifically disclosed in the Merger Agreement;

  •
  Parent's and Merger Sub's ownership of the Shares or any other securities or other economic rights of the Company;

  •
  the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

  •
  the absence of undisclosed agreements or arrangements involving Parent, Merger Sub or Perfect Human or any of their respective affiliates, in each case relating to the Merger;

  •
  non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

  •
  the accuracy of the information supplied by Parent and Merger Sub for inclusion in this proxy statement and the Schedule 13E-3 relating to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions;

  •
  no vote or consent of the holders of any class or series of shares of Parent being necessary to approve the Merger Agreements or the Transactions, including the Merger, other than the vote or consent of Parent, as the sole shareholder of Merger Sub; and

  •
  the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

        The Company has agreed that, except as contemplated or permitted by the Merger Agreement or required by applicable law or with Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries will use commercially reasonable efforts to (i) carry on the businesses of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and (ii) consistent with past practice, preserve substantially intact their business organization, maintain in effect all material Company permits and their current relationships and goodwill with customers, suppliers, distributors and others with which the Company or any of its subsidiaries has material business relations as of the date of the Merger Agreement, and keep available the service of its directors, officers and employees, in each case in all material respects.

        By way of amplification and not limitation, except (i) as required by applicable law, (ii) for activities pursuant to contracts of the Company or its subsidiaries that have been disclosed or provided to Parent, Merger Sub or any of their affiliates or representatives, (iii) as contemplated or permitted by any other provision of the Merger Agreement or (iv) with the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its subsidiaries will from the date of the Merger Agreement until the Effective Time, directly or indirectly, do any of the following:

  •
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  •
  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any Shares, or securities convertible or exchangeable into or exercisable for such Shares, or any options, warrants or other rights of any kind to acquire any Shares or such convertible or exchangeable securities (including share appreciation rights, phantom stock or similar instruments), other than in connection with (a) the exercise of such Company options outstanding on the date of execution of the Merger Agreement in accordance with their terms on the date of execution of the Merger Agreement, (ii) the acquisition by the Company of its securities in connection with the forfeiture of such Company options outstanding on the date of execution of the Merger Agreement, in accordance with their terms on the date of execution of the Merger Agreement, (iii) the acquisition by the Company of its securities in connection with the net exercise of such Company options outstanding on the date of execution of the Merger Agreement, in accordance with their terms on the date of execution of the Merger Agreement, (iv) the issuance of Company securities as required to comply with the terms of any Share Incentive Plan or (v) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries; provided that any such sale, pledge, disposal, grant encumbrance, issuance, redemption, purchase or acquisition shall not exceed US$10 million in the aggregate;

  •
  (a) sell, transfer, lease, pledge or otherwise dispose of, or grant an encumbrance on or permit an encumbrance to exist on, or authorize the sale, transfer, lease, pledge or other disposition of, or grant an encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$60 million in the aggregate, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-

    owned subsidiaries in the ordinary course of business and in a manner consistent with past practice, or (b) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Shares, except for dividends by any of the Company's direct or indirect wholly-owned subsidiaries to the Company or any of its other wholly-owned subsidiaries in the ordinary course of business and in a manner consistent with past practice;

  •
  reclassify, combine, split, subdivide or amend the terms of any of its Shares or any share capital or other ownership interests of any of the Company's subsidiaries;

  •
  directly or indirectly acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, other than (i) in the ordinary course of business, or (ii) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$15 million in any transaction or a related series of transactions or acquisitions;

  •
  incur, issue, renew, prepay, syndicate, redeem, acquire, refinance or modify any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contributions to, or investments in, any person which are in excess of US$15 million individually or US$60 million in the aggregate;

  •
  other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is in excess of US$15 million or capital expenditures which are, in the aggregate, in excess of US$60 million;

  •
  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or applicable law;

  •
  make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, assign or surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, or materially change any method of tax accounting or tax accounting period, or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its subsidiaries being required to include a material item of income in, or exclude a material deduction from, a tax return for a period beginning after the closing date of the Merger;

  •
  except in the ordinary course of business consistent with past practice, enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any material contract (or contract that would be a material contract if such contract had been entered into prior to the date of execution of the Merger Agreement);

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  (a) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public or otherwise dispose of, any material intellectual property, other than cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful in any of the Company's or its subsidiaries' respective businesses or pursuant to contracts in effect prior to the date hereof; (b) grant any material licenses or other material contracts to any third party or enter into any covenant not to sue with respect to any intellectual property owned by the Company or any of its Subsidiaries except non-exclusive licenses in the ordinary course of business, (c) disclose to or allow to be disclosed to or discovered by any person any material trade secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law or (d) fail to continue to follow and practice the intellectual property, information security, and privacy measures, policies and procedures of the Company or its subsidiaries in substantially the same manner, consistent with past practice;

  •
  except as required by any Share Incentive Plan in effect on the date of the Merger Agreement or as required by applicable law and other than in the ordinary course of business and consistent with past practice or with respect to non-executive officer employees, (A) increase the compensation or fringe benefits of any of its directors, officers, employees or independent contractors, except as part of the annual salary review process; (B) grant any severance or termination pay, or any retention pay in an amount in excess of US$2 million; (C) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Share Incentive Plan; (D) enter into or amend any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice or with respect to non-executive officer employees, employees with an annual base salary of less than US$500,000; (E) establish, adopt, enter into or amend or terminate any Share Incentive Plan; (F) hire any new employees other than in the ordinary course of business; or (G) terminate the employment or services, as applicable, of any of its present directors or officers, other than a termination for cause;

  •
  pay, discharge, settle or satisfy any claim, action, liability or obligation, other than the payment, discharge, settlement or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice and not in excess of US$60 million in the aggregate;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole; or

  •
  agree or commit to do any of the foregoing.

Shareholders' Meeting

        The Company will, subject to certain exceptions, take all action necessary to call, give notice of, set a record date for and convene a general meeting of its shareholders (including Shares represented by ADSs) for the purpose of obtaining the Company Shareholder Approval as soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 filed in connection with the Transactions.

        The Company may recommend to its shareholders the adjournment of the general meeting of its shareholders to a later date (but in any event no later than five business days prior to the End Date (as defined below)) to allow reasonable additional time for (x) the filing and mailing of any supplemental or amended disclosure and (y) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to such general meeting.

        Unless there has been a Change in the Company's Recommendation (as defined below in this section of the proxy statement), which change was made in accordance with the Merger Agreement, the

Board will (i) make a recommendation to the shareholders of the Company to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement and (ii) will use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. In addition, upon the reasonable request of Parent, the Company will use its commercially reasonable efforts to advise Parent on a daily basis on each of the last ten business days prior to the date of the meeting of the shareholders as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Acquisition Proposals

        From the date of the Merger Agreement until 11:59 p.m. Hong Kong time on the date which is 30 days after the date of the Merger Agreement (the "Go-Shop Period End Date"), the Company and its subsidiaries and their respective representatives will have the right (acting under the direction of the Special Committee) to directly or indirectly initiate, solicit and encourage Acquisition Proposals (as defined below in this section of the proxy statement), including by way of public disclosure and providing access to non-public information to any person pursuant to one or more executed confidentiality agreements on terms no less favorable to the Company than those contained in the Confidentiality Agreement entered into with the Chairman on January 24, 2015 (the "Confidentiality Agreement"), which confidentiality agreement does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under the Merger Agreement (each, an "Acceptable Confidentiality Agreement"); provided, that the Company will promptly (and in no event later than 24 hours) provide to Parent any information concerning the Company or its subsidiaries that it has provided to any such solicited person which was not previously provided to Parent.

        The Company will also have the right until the Go-Shop Period End Date to enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within 24 hours following the Go-Shop Period End Date, the Company will notify Parent of the material terms and conditions of any proposal or offers regarding an Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below in this section of the proxy statement) and the identity of such Excluded Party and provide to Parent copies of any relevant documents relating to such Acquisition Proposal that were not already previously provided to Parent.

        Except as otherwise set forth in this section entitled "The Merger Agreement—Acquisition Proposals," the Company will immediately cease any discussions with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, and promptly request each person (other than Parent and any Excluded Party) that has previously executed a standstill, confidentiality or similar agreement in connection with such person's consideration of an Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement.

        Except as otherwise set forth in this section "The Merger Agreement—Acquisition Proposals," immediately after the Go-Shop Period End Date until the Effective Time (or if earlier, the termination of the Merger Agreement in accordance with its terms), the Company and its subsidiaries will not, and will not authorize or permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or take any other action to knowingly facilitate or encourage any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, or (e) propose or agree to do any of the foregoing.

        Notwithstanding the foregoing restrictions set forth above in this section entitled "The Merger Agreement—Acquisition Proposals," at any time after the end of the Go-Shop Period End Date and prior to the Company Shareholder Approval, if the Company or any of its subsidiaries or representatives receives an unsolicited bona fide written Acquisition Proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company, its subsidiaries and their representatives may (a) grant a waiver, amendment or release under any standstill agreement for the purpose of allowing any person or group of persons to make an Acquisition Proposal, (b) contact the person who has made such proposal to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), (c) provide information (including non-public information) with respect to the Company or its subsidiaries in response to the request of the person who made such proposal if prior to providing such information, the Company has received from the person or group of persons requesting such information an Acceptable Confidentiality Agreement (a copy of which will be within 24 hours provided to Parent); provided that the Company will concurrently make available to Parent any non-public information concerning the Company and its subsidiaries that it has provided to any such person making such Acquisition Proposal and that was not previously made available to Parent or its representatives, and/or (d) engage or participate through the Special Committee in any discussions or negotiations with the person who has made such proposal; provided, that prior to taking any action described in items (c) or (d) above, the Board (or the Special Committee) shall have determined in good faith (after consultation with its independent financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to result in a Superior Proposal.

        "Excluded Party" means any person with whom the Company initiates, solicits and encourages an Acquisition Proposal, including by way of public disclosure and by way of providing access to non-public information resulting in an Acquisition Proposal that the Board (or the Special Committee) determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes or could reasonably be expected to result in a Superior Proposal.

        Following the Go-Shop Period End Date, the Company will promptly (and, in any event, within 24 hours) notify Parent if it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Board (or any committee thereof) or any representative of the Company. The Company will also indicate, in connection with such notice, the identity of the person making such offer or proposal and the material terms and conditions of any proposals or offers and will keep Parent reasonably informed (including on a reasonably current basis) of the status and terms of any such discussions or negotiations (including providing to Parent copies of all relevant documents relating to such Acquisition Proposal). None of the Company and the Board (or any committee thereof) will enter into any binding agreement or contract with any person to limit the Company's ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate the Merger Agreement in light of a Superior Proposal.

        "Acquisition Proposal" means any proposal or offer by any person regarding any of the following (other than the Transactions): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or business of the Company and its subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (d) any general offer, tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning 20% or more of any class of equity securities of the Company.

        For an "Acquisition Proposal" to be reasonably expected to result in a "Superior Proposal," all references to "20%" in the definition of "Acquisition Proposal" will instead to be "50%."

No Change of Recommendation

        The Board will not (subject to the exceptions set forth below in this section entitled "The Merger Agreement—No Change of Recommendation"):

  •
  (a) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, its recommendation that the shareholders approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the "Company Recommendation") or (b) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of such actions described above in items (a) and (b) being a "Change in the Company Recommendation"); provided, however, that a "stop, look and listen" communication by the Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of the foregoing will not be deemed to be a Change in the Company Recommendation); or

  •
  cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, term sheet, merger agreement, option agreement or other contract, commitment or agreement obligation with respect to any Acquisition Proposal (each, an "Alternative Acquisition Agreement").

        However, prior to obtaining the required Company Shareholder Approval, the Board (or the Special Committee) may (a) make a Change in the Company Recommendation and/or (b) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, if:

  •
  (a) with respect to a Change in the Company Recommendation, the Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties or (b) with respect to a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, the Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal;

  •
  prior to making a Change in the Company Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement, (a) the Company provides prior written notice to Parent that the Board (or the Special Committee) intends to effect a Change in the Company Recommendation or to terminate the Merger Agreement, describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice will also specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and which notice shall be accompanied by copies of all relevant documents relating to such Acquisition Proposal), and (b) the Company, during the period five business days following delivery of such notice causes its financial and legal advisors to negotiate with Parent and its representatives in good faith, to the extent Parent desires to negotiate, any proposed modifications to the terms and conditions of the Merger Agreement and/or the financing documents in respect of the Merger Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal or so that the failure to make a Change in the Company Recommendation would no longer be inconsistent with the directors' fiduciary duties; provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to such Acquisition Proposal, the Company will deliver a new written notice to Parent and comply again with the above requirements with respect to the new written notice; provided, further, that with respect to the new written notice to Parent, the five business day period referred to above will be a three business-day period;

  •
  following the end of the five business day period described above and any relevant renewal period, the Board (or the Special Committee) determines in good faith (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to the Merger Agreement or financing documents with respect to the Merger Agreement, that (a) with respect to a Change in the Company Recommendation, failure to make a Change in the Company Recommendation would still reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, or (b) with respect to a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; and

  •
  in the case of the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company has paid the Company Termination Fee (as defined below in this section of the proxy statement) to Parent and certain expenses of Parent, as described in the section below entitled "The Merger Agreement—Termination Fee."

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, Parent has agreed that:

  •
  The Surviving Corporation and its subsidiaries will fulfill all obligations of the Company and its subsidiaries under (a) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement and (b) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time.

  •
  During the six year period following the Effective Time, the memorandum and articles of association (and other similar organizational documents) of the Surviving Corporation and its subsidiaries will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the Merger Agreement, and during such six year period, such provisions will not be amended, repealed, or otherwise modified unless such modification is required by applicable law.

  •
  From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each such indemnified party from and against any costs and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (a) the fact that such indemnified party is or was a director or officer of the Company or any of its subsidiaries, (b) any acts or omissions occurring in such indemnified party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates prior to the Effective Time, or (c) the Merger, the Merger Agreement or any of the Transactions.

  •
  From and after the Effective Time, Parent will advance, prior to the final disposition of any claim for which indemnification may be sought under the Merger Agreement and promptly following a request by an indemnified party, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such indemnified party in connection with any such claim, to the fullest extent provided by law.

  •
  Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, the Company may purchase a six year "tail" prepaid policy on its current directors' and officers' liability insurance policy. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation will maintain such "tail" policy in full force and effect and continue to honor its respective obligations thereunder for so long as such "tail" policy is maintained in full force and effect. In the event that the Company does not elect to purchase such a "tail" policy prior to the Effective Time, during the six year period following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the directors' and officers' insurance of the Company, on terms with respect to the coverage and amounts that are equivalent to those of the current directors' and officers' insurance of the Company; provided, however, that in satisfying its obligations, Parent and the Surviving Corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the current annual premium paid by the Company; provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation will be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding three hundred percent (300%) of the current annual premium paid by the Company.

Financing

        Parent has delivered to the Company true, correct and complete copies of (a) the Debt Commitment Letter (as may be amended, restated, replaced, supplemented, modified and substituted in accordance with the Merger Agreement) pursuant to which the Lead Arrangers have agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the Transactions, including the Merger and (b) the Contribution Agreement from Perfect Human.

        As of the date of the Merger Agreement, (a) the Debt Commitment Letter has not been amended or modified and no such amendment or modification is contemplated and (b) the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid all fees that are payable on or prior to the date of the Merger Agreement under the Debt Commitment Letter and will pay when due all other fees arising under the Debt Commitment Letter. It is not a condition to the closing of the Merger for Parent or Merger Sub to obtain financing or any alternative debt financing for the Merger.

        Parent and Merger Sub will use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the financing for the Merger in a timely manner including to (a) maintain in effect the Debt Commitment Letter, (b) satisfy, or cause their representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company's failure to comply with its obligations under the Merger Agreement) and (c) draw upon and consummate the financing for the Merger at the closing of the Merger (assuming all conditions precedent in the Debt Commitment Letter have been satisfied); provided that the "commercially reasonable efforts" of Parent or Merger Sub will not require Parent or Merger Sub to (i) waive any term or condition of the Merger Agreement, (ii) pay any fees in excess of those contemplated by the financing for the Merger (whether to secure waiver of any conditions contained in the Debt Commitment Letter or otherwise) or (iii) commence any legal action or proceeding against any source of financing for the Merger.

        If Parent or Merger Sub becomes aware that any portion of the debt financing for the Merger has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (a) Parent will promptly notify the Company, and (b) Parent and Merger Sub will use their commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable (but in no event later than ten days prior to the End Date (as defined below)), on terms and conditions not materially less favorable, in the aggregate and from the standpoint of the Company, to Parent and Merger Sub than those contained in the Debt Commitment Letter, in an amount sufficient to consummate the Merger and the other Transactions, and to enter into new definitive agreements with respect to such alternative debt financing. Parent will deliver a copy of the executed alternative debt financing documents to the Company as promptly as practicable after their execution.

        Subject to certain exceptions permitted under the Merger Agreement, neither Parent nor Merger Sub will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (a) reduce the aggregate amount of the financing for the Merger or (b) impose new or additional conditions to the financing for the Merger that would reasonably be expected to (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter.

        Parent will (a) give the Company prompt notice (i) upon becoming aware of any material breach of any provision of, or termination by any party to, the Debt Commitment Letter, or (ii) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to the Debt Commitment Letter and (b) otherwise keep the Company reasonably informed on a reasonably current basis prior to the Closing of the status of Parent and Merger Sub's efforts to arrange the financing for the Merger.

Financing Assistance

        The Company and its subsidiaries will use their commercially reasonable efforts prior to the Closing to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its subsidiaries), including (a) promptly providing Parent and Merger Sub and the financing sources for the Merger with all required financial information in connection with the provision of the debt financing, (b) participating in a reasonable number of meetings, presentations and due diligence sessions with the financing sources for the Merger and to cooperate reasonably with the financing sources' due diligence, to the extent customary and reasonable for the debt financing, (c) to the extent customary and in accordance with applicable law, facilitating the providing of guarantees and granting of a security interest (and perfection thereof) in, and pledge of, collateral and assist in the preparation of, and executing and delivery at the closing of the Merger, any definitive documents for the debt financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the debt financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this item (c) will be effective until the Effective Time, (d) using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions for the Company with respect to solvency matters to the extent reasonably required by the financing sources for the Merger or the Debt Commitment Letter, (e) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing of the Merger relating to all indebtedness to be paid off, discharged and terminated on the closing date, and (f) furnishing all documentation and other information required by governmental authorities under applicable "know your customer," anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the debt financing, including the United States, Cayman Islands and PRC, provided that the information provided hereunder shall be subject to the terms of the Confidentiality Agreement.

        Parent will promptly, upon termination of the Merger Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonably attorneys' fees) incurred by the Company or its subsidiaries in connection with any cooperation provided pursuant to the above and will indemnify and hold harmless the Company, its subsidiaries and their representatives against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than any information provided by or on behalf of the Company or any of its subsidiaries), except in the event such liabilities or losses arise out of or result from the willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Other Covenants

        The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

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  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

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  reasonable access by Parent and Parent's authorized representatives to the officers, employees, agents, properties, offices, books and records (including tax records and tax and accounting working papers) and other facilities of the Company and its subsidiaries between the date of the Merger Agreement and the Effective Time (subject to applicable law and any contractual obligations and restrictions of the Company);

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  notification of certain events;

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  commercially reasonable efforts of each party to consummate the Transactions;

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  Parent's obligation to cause Merger Sub to perform its obligations under the Merger Agreement;

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  coordination of press releases and other public announcements or filings relating to the Merger;

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  delisting and deregistration of the Shares;

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  matters relating to appropriate filings, if necessary, pursuant to the Anti-monopoly Law of the PRC, effective as of August 1, 2008, as amended, with respect to the Transactions promptly following the date of the Merger Agreement;

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  matters relating to takeover statutes;

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  resignation of the directors of the Company and its subsidiaries pursuant to Parent's request;

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  participation in litigation relating to the Merger;

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  the prohibition on Parent and Merger Sub (and their respective affiliates) amending the Contribution Agreement or entering into or modifying any other contract relating to the Transactions;

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  the prohibition on Parent or Merger Sub (or their respective affiliates) entering into any arrangements that will be effective prior to the closing of the Merger with any member of the Company's management or any other Company employee that prohibits or restricts such person from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal; and

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  acknowledgment that the Company will not be in breach of the Merger Agreement if the alleged breach is the proximate result of any action or inaction taken by the Company at the direction of Parent, including the Chairman, without the approval or direction of the Board (acting with the concurrence of the Special Committee) or the Special Committee of the Board.

Conditions to the Merger

        The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions:

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  the Company Shareholder Approval having been obtained; and

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  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect or is pending, proposed or threatened or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

        The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  as of the date of the Merger Agreement and as of the closing date of the Merger as if made on such date (except, with respect to (a) and (b) below, to the extent expressly made as of a specific date, in which case as of such date), (a) the representations and warranties of the Company in the Merger Agreement regarding the Company's capitalization being true and correct in all but de minimis respects and (b) the other representations and warranties of the Company set forth in the Merger Agreement being true and correct, without giving effect to any qualification by "materiality" or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect;

  •
  the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  since the date of the Merger Agreement, there having not been a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (in each case interpreted without giving effect to any qualification by "materiality"), as if made on and as of such date, except (a) to the extent expressly made as of a specific date, in which case as of such date and (b) where the failure of such representations and warranties to be true and correct, has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions;

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  Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

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  Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date, signed by a director of Parent and Merger Sub, respectively certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (except as expressly set forth below):

  •
  by mutual written consent of Parent and the Company;

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  by either Parent or the Company, if:

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  the Merger is not consummated by January 26, 2016 (the "End Date") (an "End Date Termination Event");

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  any governmental entity having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, including the Merger, which shall be in effect and have become final and non-appealable; or

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  the Company Shareholder Approval not having been obtained upon a vote held at the general meeting of shareholders or any adjournment thereof (a "No-Vote Termination Event"), provided, that the termination right of either Parent or the Company above is not available to a party whose failure to fulfill any obligation under the Merger Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

  •
  by Parent:

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  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied prior to the End Date and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date (each, a "Company Breach Termination Event"); or

  •
  if (a) the Board has effected a Change in the Company Recommendation; provided, that Parent's right to terminate the Merger Agreement under this provision will expire on the earlier of (i) ten business days after a Change in the Company Recommendation and (ii) the opening of the polls at the Company shareholders' meeting with respect to the Company Shareholder Approval, or (b) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or (c) the Company has failed to hold the general meeting of the shareholders no later than five business days prior to the End Date (each a "Change in the Company Recommendation Parent Termination Event"); or

  •
  by the Company:

  •
  upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the End Date and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date (each, a "Parent and Merger Sub Breach Termination Event"); or

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  prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above in the section entitled "The Merger Agreement—Acquisition Proposals," and that the Board (or the Special Committee) determines in good faith, based on the information then available and after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties (each an "Alternative Acquisition Agreement Termination Event");

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  if the Company has effected a Change in the Company Recommendation after the Board (or the Special Committee) has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties (each a "Change in Company Recommendation Termination Event"); or

  •
  if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub (other than those conditions that by their nature are only capable of being satisfied at the closing), (b) Parent fails to fund the Exchange Fund within 5 business days following the date on which the closing of the Merger should have occurred, and (c) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing of the Merger) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the Merger, Plan of Merger and the Transactions during such period (each a "Parent and Merger Sub Failure to Close Termination Event").

Termination Fee

        The Company is required to pay Parent a termination fee of US$10 million if the Merger Agreement is validly terminated:

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  by either the Company or Parent (a) pursuant to an End Date Termination Event or No-Vote Termination Event, (b) neither Parent or Merger Sub shall have been in material breach of the Merger Agreement that would result in a Parent and Merger Sub Breach Termination Event and shall have failed to cure such breach, if capable of being cured, within 10 business days or such shorter period of time available until the End Date, (c) at or prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly made and not withdrawn and (d) within 180 days following the termination of the Merger Agreement, the transaction contemplated by such Acquisition Proposal is consummated (provided that all references to "20%" in the definition of "Acquisition Proposal" will be deemed to be references to "50%");

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  by Parent pursuant to a (a) Company Breach Termination Event or (b) Change in the Company Recommendation Parent Termination Event; provided however that if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company on or before the Go-Shop Period End Date, the termination fee payable will be US$5 million; or

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  by the Company pursuant to an (a) Alternative Acquisition Agreement Termination Event or (b) Change in the Company Recommendation Termination Event; provided however that if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company on or before the Go-Shop Period End Date, the termination fee payable will be US$5 million (collectively, the "Company Termination Fee").

        Parent is required to pay the Company a termination fee of US$20 million if the Merger Agreement is validly terminated:

  •
  by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

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  by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event (collectively, the "Parent Termination Fee").

        In addition, in the event that the Company or Parent fails to pay its applicable termination fee in accordance with the Merger Agreement when due, and in order to obtain such Payment, Parent or the Company has to commence an action which results in a judgment against the other party for such payment, Parent or the Company, as applicable, will also have to pay the other party its reasonably documented costs and expenses in connection with such action, together with interest on the amount of (i) the applicable termination fee and (ii) such documented costs and expenses at the annual rate of 5% plus the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Remedies and Limitations on Liability

        Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

        Until such time as the Company pays the Company Termination Fee to Parent or Parent pays the Parent Termination Fee to the Company, as the case may be pursuant to the terms of the Merger Agreement, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee from the Company or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee from the Parent.

        Under no circumstances will (a) the Company be entitled to monetary damages in connection with the Merger Agreement in excess of the aggregate amount of (i) the Parent Termination Fee payable by Parent, and (ii) any reimbursement obligation of Parent under the Merger Agreement, and (b) Parent be entitled to monetary damages in excess of the aggregate amount of (x) the Company Termination Fee payable by the Company and (y) any reimbursement obligation of the Company under the Merger Agreement. If (a) the Company pays, and Parent receives the Company Termination Fee pursuant to the Merger Agreement, then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub and Perfect Human and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives the Parent Termination Fee pursuant to the Merger Agreement, then any such payment shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, Perfect Human or any of the parties to the Debt Commitment Letter (and other related persons).

Amendment

        The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of each of their respective board of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time, provided, that after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable law requires further approval by the shareholders of the Company without such approval having been obtained.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment equal to the fair value of their Shares ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

  •
  You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection.

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  Within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

  •
  If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters' rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to such Shares.

        You must be a registered holder of Shares in order to exercise your dissenters' rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters' rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters' rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary's office at Deutsche Bank Trust Company Americas, 27th Floor, 60 Wall Street, New York, NY 10005-2836.

        If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company's offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$4.04 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

FINANCIAL INFORMATION

        The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company's business is primarily conducted in China. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this section were made at a rate of RMB6.2046 to US$1.00, the exchange rate on December 31, 2014 as set forth in the H.10 statistical release published by the Federal Reserve Board. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

        The following table presents our selected consolidated financial information. The selected consolidated statements of income and comprehensive income data for the two years ended December 31, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from our audited consolidated financial statements of the Company, which are included in the Company's annual report on Form 20-F for the year ended December 31, 2014, beginning on page F-1. The Company's historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in the Company's annual report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such annual report.

	For the Year Ended December 31,
	2013	2014
	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues:
Online game operation revenues	2,800,321	3,597,595	579,827
Licensing revenues	149,318	168,956	27,231
Other revenues	103,024	76,673	12,357
Total revenues	3,052,663	3,843,224	619,415
Cost of revenues	(711,648)	(1,115,831)	(179,839)
Gross profit	2,341,015	2,727,393	439,576
Operating expenses	(2,003,075)	(2,386,461)	(384,628)
Operating profit	337,940	340,932	54,948
Total other income	154,021	236,288	38,083
Income before tax	491,961	577,220	93,031
Income from continuing operations, net of tax	421,963	455,726	73,450

	For the Year Ended December 31,
	2013	2014
	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Discontinued operations:(1)
Loss from discontinued operations, net of tax	(44,322)	—	—
Gain from disposal of discontinued operations, net of tax	166,288	—	—
Income from discontinued operations, net of tax	121,966	—	—
Net Income	543,929	455,726	73,450
Net (income)/loss attributable to non-controlling interests	(1,515)	15,664	2,524
Net income attributable to the Company's shareholders	542,414	471,390	75,974
Net Income	543,929	455,726	73,450
Other comprehensive income:
Foreign currency translation adjustment	(45,994)	(30,513)	(4,918)
Comprehensive income	497,935	425,213	68,532
Comprehensive (income)/loss attributable to non-controlling interests	(1,515)	15,664	2,524
Comprehensive income attributable to the Company's shareholders	496,420	440,877	71,056
Cash dividend per ordinary share	0.54	0.60	0.096
Net earnings per ordinary share, basic
Continuing operations	1.72	1.90	0.31
Discontinued operations	0.50	—	—
Total earnings per share, basic	2.22	1.90	0.31
Net earnings per ordinary share, diluted
Continuing operations	1.70	1.86	0.30
Discontinued operations	0.49	—	—
Total earnings per share, diluted	2.19	1.86	0.30
Net earnings per ADS, basic
Continuing operations	8.62	9.51	1.53
Discontinued operations	2.50	—	—
Total earnings per ADS, basic	11.12	9.51	1.53
Net earnings per ADS, diluted
Continuing operations	8.49	9.32	1.50
Discontinued operations	2.46	—	—
Total earnings per ADS, diluted	10.95	9.32	1.50
Weighted average number of ordinary shares used in per share calculations:
Basic	243,958,465	247,943,431	247,943,431
Diluted	247,712,898	252,939,407	252,939,407
Amount attributable to the Company's shareholders:
Income from continuing operations, net of tax	420,448	471,390	75,974
Income from discontinued operations, net of tax	121,966	—	—
Net income	542,414	471,390	75,974

	For the Year Ended December 31,
	2013	2014
	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Share-based compensation cost included in:
Cost of revenues	(3,671)	(1,456)	(235)
Research and development expenses	(34,243)	(17,389)	(2,803)
Sales and marketing expenses	(12,351)	(8,211)	(1,323)
General and administrative expenses	(25,627)	(24,439)	(3,939)
Loss from discontinued operations, net of tax	(21,450)	—	—

(1)
To sharpen our focus on our core online game development and operation business, we sold the online reading business to an unrelated party in December 2013. As a result, the online reading business is accounted for as discontinued operations and our consolidated statements of income and comprehensive income separates the discontinued operations from our remaining business operations.

	For the Year Ended December 31,
	2013	2014
	RMB	RMB	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,212,157	933,826	150,505
Total assets	6,345,027	7,129,535	1,149,072
Total liabilities	1,836,822	2,260,781	364,372
Total shareholders' equity	4,508,205	4,868,754	784,700
Total liabilities and shareholders' equity	6,345,027	7,129,535	1,149,072

Ratio of Earnings to Fixed Charges

	As of December 31,
	2013	2014
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	66.76	47.05

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses adding fixed charges and subtracting the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest expensed.

Net Book Value per Share of Our Shares

        The net book value per Share as of December 31, 2014 was US$3.15 based on 248,750,150 issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

        The Company has not purchased any Shares or ADSs during the past two years.

Transaction within the Buyer Group

        No member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

        We completed our initial public offering of ADSs in July 2007. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

        Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Contribution Agreement, the Limited Guarantee and the Debt Commitment Letter, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company's officers or directors, Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

        As of the date of this proxy statement, we have 248,991,240 Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Share Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:
Michael Yufeng Chi(3)	41,927,825	16.8
Daniel Dong Yang	—	—
Bing Xiang	—	—
Han Zhang(4)	*	*
Robert Hong Xiao(4)	*	*
Kelvin Wing Kee Lau(4)	*	*
Di He(5)	2,666,070	1.1
Qing Li(4)	*	*
Qi Zhu(4)	*	*
Xiaoyin Lu(4)	*	*
Yunfan Zhang(4)	*	*
Alan Chen(4)	*	*
Alex Yiran Xu(4)	*	*
Zhengrong Huang(4)	*	*
Haiyi Li(4)	*	*
Cheng Wei(4)	*	*
Yuyun Wang(4)	*	*
All Directors and Executive Officers as a Group(6)	55,731,473	21.6
Principal Shareholders:
Perfect Human Holding Company Limited(7)	40,959,425	16.5
Fosun International Limited(8)	29,344,530	11.8
Greenwoods Asset Management Limited(9)	17,840,240	7.2

*
Less than 1% of our total outstanding shares.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(2)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of outstanding Class A ordinary shares and outstanding Class B ordinary shares as of the date of this proxy statement and the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this proxy statement.

(3)
Represents 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by Perfect Human Holding Company Limited, a British Virgin Islands company controlled by Mr. Michael Yufeng Chi and 968,400 Class B ordinary shares underlying the options granted to Mr. Michael Yufeng Chi which are exercisable within 60 days after the date of this proxy statement. Perfect Human Holding Company Limited has pledged 10,003,315 Class B ordinary shares to a third-party lender as collateral for certain loans received from the lender. The business address for Mr. Chi is Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China.

(4)
Represents Class B ordinary shares held and/or issuable upon exercise of all of the options that are exercisable within 60 days after the date of this proxy statement. The business address for these individuals is Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China.

(5)
Represents 2,128,570 Class A ordinary shares and 537,500 Class B ordinary shares including Class B ordinary shares held by Mr. He in the form of ADSs and Class B ordinary shares underlying the options granted to Mr. He which are exercisable within 60 days after the date of this proxy statement. The business address for Mr. He is Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China.

(6)
Includes ordinary shares held and issuable upon exercise of all of the options that are exercisable within 60 days after the date of this proxy statement held by all of our directors and senior executive officers as a group.

(7)
Represents 27,542,625 Class A ordinary shares and 13,416,800 Class B ordinary shares held by Perfect Human Holding Company Limited, a British Virgin Islands company controlled by Mr. Michael Yufeng Chi. Mr. Chi is the sole director of Perfect Human Holding Company Limited. See also note (3) to this table above. The address for Perfect Human Holding Company Limited is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

(8)
Based on the Schedule 13G/A filed with the SEC on February 11, 2015. Fosun International Limited is the beneficial owner of 29,344,530 shares of our Class B ordinary shares in the form of ADSs. Fosun International Limited is a company organized under the laws of the Hong Kong Special Administrative Region of China and its principal business address is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong.

(9)
Based on the Schedule 13G filed with the SEC on April 16, 2015. Greenwoods Asset Management Limited and its affiliates beneficially owned 17,840,240 shares of our Class B ordinary shares in the form of ADSs. Greenwoods Asset Management Limited is a company organized under the laws of the Cayman Islands and its principal business address is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1111-1, Cayman Islands.

FUTURE SHAREHOLDER PROPOSALS

        If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders' meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the cash position of the Company and its subsidiaries at the Effective Time;

  •
  debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

  •
  the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  loss of our senior management;

  •
  the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2014. See "Where You Can Find More Information" beginning on page 133 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://www.pwrd.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F filed with the SEC on April 30, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED JUNE 25, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A:
Execution Version

AGREEMENT AND PLAN OF MERGER
among
Perfect Peony Holding Company Limited,
Perfect World Merger Company Limited
and
Perfect World Co., Ltd.
Dated as of April 26, 2015

        AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2015 (this "Agreement"), among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and Perfect World Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (as amended) (the "CICL"), Parent, Merger Sub and the Company have agreed to enter into a merger pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the Surviving Company (as defined below) and a wholly owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a committee of independent directors established by the Company Board (the "Special Committee"), has (a) determined that it is fair and in the best interests of the Company and its shareholders (other than the Rollover Shareholder (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (b) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the "Transactions"), and (c) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Company Shareholders' Meeting (as defined below);

        WHEREAS, the sole director of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

        WHEREAS, Parent, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub, as the case may be, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Rollover Shareholder (as defined below) has executed and delivered to Parent an Equity Contribution Agreement, dated as of the date hereof, among the Rollover Shareholder and Parent (together with the schedules and exhibits attached thereto, the "Rollover Agreement"), pursuant to which the Rollover Shareholder will contribute to Parent, subject to the terms and conditions therein, the Rollover Shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Parent has delivered to the Company a limited guarantee by the Rollover Shareholder (the "Guarantor"), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the "Guarantee").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

 ARTICLE I

DEFINED TERMS

        Section 1.01 Certain Defined Terms. For purposes of this Agreement:

        "2014 Balance Sheet" means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2014, including the notes thereto.

        "Acceptable Confidentiality Agreement" means an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

        "Acquisition Proposal" means any proposal or offer by any Person or group of Persons regarding any of the following (other than the Transactions): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or business of the Company and its Subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (d) any general offer, tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning 20% or more of any class of equity securities of the Company.

        "Action" means any litigation, suit, claim, action, proceeding, hearing, arbitration, mediation, investigation, demand letter, formal or informal regulatory document production request or any other judicial or administrative proceeding, in Law or equity.

        "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

        "Alternative Acquisition Agreement" means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

        "Business Day" means any day other than a Saturday or Sunday and other than a day on which banks are not required or authorized to close in the Cayman Islands, Beijing, Hong Kong or the City of New York.

        "Buyer Group Contracts" means (a) the Rollover Agreement, including all amendments thereto or modifications thereof.

        "Buyer Group Parties" means, collectively, the parties to any of the Buyer Group Contracts or any of their respective Affiliates.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

        "Company Material Adverse Effect" means any circumstance, event, change, effect or development (any such item, an "Effect") that, individually or in the aggregate together with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a "Company Material Adverse Effect," or (b) taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur: (A) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations or enforcement thereof) or directives or policies of a Governmental Authority of general applicability that are applicable to the Company or any of its Subsidiaries after the date of this Agreement; (B) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates; (C) changes in general business, economic, political or financial market conditions; (D) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (E) the public disclosure of this Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of this Agreement, including any intention of announcement of shareholder litigation or other legal proceeding relating to this Agreement; (F) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics; (H) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (I) any change or prospective change in the Company's credit ratings; (J) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (K) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing; (L) actions or omissions of the Company or any of its Subsidiaries taken (x) as required by this Agreement, (y) with the written consent of Parent, Merger Sub, the Guarantor or the Financing Sources, or (z) at the written request of Parent, Merger Sub, the Guarantor or the Financing Sources; (M) any breach of this agreement by Parent or Merger Sub; or (N) any issues, events, actions or non-actions listed in the Company Disclosure Schedule; except, in the case of the foregoing subclauses (A), (B), (C), (D) and (G), to the extent the impact of such Effect has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate; or (ii) would reasonably be expected to prevent the consummation of the Transactions.

        "Company Option" means an option to purchase Shares granted under the Company Share Incentive Plans.

        "Company Permits" means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

        "Company Recommendation" means the recommendation of the Company Board that the shareholders of the Company approve this Agreement, the Plan of Merger and the Transactions.

        "Company Share Incentive Plans" means the Company's Amended and Restated Share Incentive Plan, effective November 14, 2009, the Company's 2010 Amended and Restated Share Incentive Plan and the Company's 2013 Amended and Restated Share Incentive Plan, each as amended and supplemented as of the date hereof.

        "Company Shareholder Approval" means the approval and authorization of this Agreement, the Plan of Merger and the Transactions at the Company Shareholders' Meeting by a special resolution (as defined under the CICL), requiring the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy at the Company Shareholders' Meeting, in accordance with the CICL and the Company's memorandum and articles of association.

        "Company Shareholders' Meeting" means the general meeting of the holders of Shares (including Shares represented by ADSs), including any adjournments thereof, to be held to consider the approval and authorization of this Agreement, the Plan of Merger and the Transactions.

        "Confidentiality Agreement" means the confidentiality agreement, dated January 24, 2015, between Michael Yufeng Chi and the Company.

        "Contract" shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or otherwise.

        "Encumbrances" means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, licenses, outstanding Orders, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

        "End Date" means January 25, 2016.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.

        "ERISA Affiliate" means any entity which, together with the Company of any of its Subsidiaries, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Expenses" means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

        "GAAP" means U.S. generally accepted accounting principles.

        "Governmental Authority" means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory, administrative or self-regulatory authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

        "Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services (including any earn-outs and other contingent consideration payable in connection with the acquisition of any Person or the assets or business of any Person); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person; and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (c) domain names, rights of privacy and publicity, and moral rights, (d) copyrights, software registrations, software designs, source codes, and copyright registration applications, (e) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing, and (f) Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

        "Knowledge" means, (i) with respect to the Company, the actual knowledge of any of the Company's chief executive officer and chief financial officer, after reasonable inquiry of their direct reports; and (ii) with respect to Parent and Merger Sub, the actual knowledge of Michael Yufeng Chi, after reasonable inquiry of their direct reports.

        "Law" means any federal, national, foreign, supranational, state, local, administrative or other law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

        "Lease" means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

        "Leased Real Property" means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

        "NASDAQ" means the NASDAQ Global Select Market.

        "Order" means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

        "Owned Real Property" means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

        "Parent Permits" means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

        "Permitted Encumbrances" means: (a) liens for Taxes, assessments and charges or levies by Governmental Authorities (x) not yet due and payable or (y) that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, in each case, that are being contested in good faith by appropriate proceedings; (c) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Encumbrances imposed by applicable Law other than as a result of violation of Law; (e) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (i) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (j) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; (k) standard survey and title exceptions; (l) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect; and (x) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions.

        "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

        "PRC" means the People's Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "PRC Anti-Monopoly Law" means the Anti-Monopoly Law of the PRC, effective as of August 1, 2008, as amended.

        "Real Property" means the Leased Real Property and the Owned Real Property.

        "Representatives" means a Person's officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "Required Information" means (a) all financial and all other information (including historical financial statements and pro forma financial statements and data) regarding the Company and its Subsidiaries reasonably required or requested by Parent, Merger Sub or the Financing Sources.

        "Rollover Shares" means the Shares set forth in the Rollover Agreement.

        "Rollover Shareholder" means Perfect Human Holding Company Limited.

        "SAFE" means State Administration of Foreign Exchange of the PRC or its local counterparts.

        "Schedule 13E-3" means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the approval of this Agreement by the shareholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Service Provider" means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

        "Subsidiary" or "Subsidiaries" of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

        "Superior Proposal" means any bona fide written Acquisition Proposal (each reference to "20%" in the definition of "Acquisition Proposal" shall be replaced with "50%) on terms that the Company Board (acting through the Special Committee) shall have determined in good faith (after consultation with its financial advisers and outside legal counsel) (A) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including certainty of closing) and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the shareholders of the Company (other than the Rollover Shareholder) from a financial point of view than the Merger (x) after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 7.03(d)(ii)) and (y) after receiving the advice of the Company Board's financial advisors; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if (i) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer or (ii) the consummation of the transaction contemplated by such offer is conditional upon the obtaining and/or funding of such financing.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, service, use, share capital, payroll, employment, social security, social insurance, workers' compensation, unemployment compensation or net worth, excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration, documentation, customs duties, tariffs and similar charges.

        "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "U.S." means the United States of America.

        Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
ADSs	Section 3.01(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.14(b)
Alternative Debt Financing Documents	Section 7.14(b)
Bankruptcy and Equity Exception	Section 4.03(a)
Certificated Shares	Section 3.01(a)
Change in the Company Recommendation	Section 7.03(c)
CICL	Recitals
Closing Date	Section 2.02
Company	Preamble
Company Board	Recitals
Company Financial Advisers	Section 4.18
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)
D&O Insurance	Section 7.05(c)
Debt Financing	Section 5.08(b)
Debt Financing Commitment	Section 5.08(b)
Depositary	Section 3.07
Deposit Agreement	Section 3.07
Dissenting Shareholders	Section 3.05(a)
Dissenting Shares	Section 3.05(a)
Effective Time	Section 2.02
Environmental Laws	Section 4.16(b)(i)
Environmental Permits	Section 4.16(b)(ii)
Exchange Fund	Section 3.02(a)
Excluded Party	Section 7.03(b)
Excluded Shares	Section 3.01(b)
Fee Letter	Section 5.08(b)
Financing	Section 5.08(b)
Financing Documents	Section 5.08(b)
Financing Sources	Section 7.15
Go-Shop Period End Date	Section 7.03(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 4.16(b)(iii)
Indemnified Parties	Section 7.05
Intervening Event	Section 7.02(b)
Material Contracts	Section 4.14(a)
Maximum Annual Premium	Section 7.05(c)
Merger	Recitals
Merger Sub	Preamble
Outstanding Proposal	Section 9.03(b)
Parent	Preamble
Parent Termination Fee	Section 9.03(c)
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(a)
Per Share Merger Consideration	Section 3.01(a)

Defined Term	Location of Definition
Plan of Merger	Section 2.02
Proxy Statement	Section 7.01(a)
Registrar	Section 2.02
Release	Section 4.16(b)(iv)
Restraint	Section 8.01(b)
Rollover Agreement	Preamble
Shares	Section 3.01(a)
Share Certificates	Section 3.01(a)
Software	Section 4.12(a)
Solicited Person	Section 7.03(a)
Special Committee	Recitals
Surviving Company	Section 2.03
Takeover Statutes	Section 4.17
Trade Secrets	Section 4.12(b)
Transactions	Recitals
Uncertificated Shares	Section 3.01(a)
Voting Agreement	Recitals

        Section 1.03 Interpretation; Headings. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Annex, Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and "$" refers to U.S. dollars. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

        Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII, and in accordance with the applicable provisions of the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company.

        Section 2.02 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place at 10:00 p.m. (Hong Kong time) at the offices of Orrick, Herrington & Sutcliffe LLP, 43/F Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong on the third (3rd) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent (the day on which the Closing takes place being the "Closing Date"). As early as practicable on the Closing Date, Merger Sub and the

Company shall execute a plan of merger, substantially in the form set out in Annex A (the "Plan of Merger"), and the parties hereto shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands (the "Registrar") as provided by Section 233 of the CICL. The Merger shall become effective on the date when the Plan of Merger is registered by the Registrar, or such other date and time specified in the Plan of Merger being not later than the ninetieth (90th) day after the date of such registration, in accordance with the CICL (the "Effective Time").

        Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and, as a result of the Merger, Merger Sub shall be struck off the register of companies in the Cayman Islands and shall thereupon be dissolved such that the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company (as defined under and for the purposes of the CICL) of the Merger (the "Surviving Company"), and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        Section 2.04 Memorandum and Articles of Association of Surviving Company. At the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of the Company will be amended and restated by deletion in their entirety and the substitution in their place of the memorandum and articles of association in the form attached to the Plan of Merger, which shall be substantively in the form of the memorandum and articles of association of Merger Sub then in effect (except that, at the Effective Time, (i) Article I of the memorandum of association of the Surviving Company shall be amended to be and read as follows: "The name of the company is Perfect World Co., Ltd." and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as "Perfect World Co., Ltd." and (ii) references therein to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, until thereafter changed or amended as provided therein or by applicable Law.

        Section 2.05 Directors and Officers. The Plan of Merger shall provide that, and the parties hereto shall take all necessary action such that, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company at the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. The Plan of Merger shall provide that, and the parties hereto shall take all necessary action such that, officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, in each case until their respective successors are duly elected and qualified or until such officer's earlier death, resignation or removal. This Section 2.05 is for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (a) constitute a guarantee of employment, (b) confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, or (c) constitute an amendment or modification of any Company Share Incentive Plan.

 ARTICLE III

CANCELLATION AND CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 3.01 Cancellation and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any security of the Company, the following shall occur:

        (a)   Merger Consideration; Conversion of Company Shares.    Each Class A ordinary share, par value US$0.0001 per share, of the Company (a "Class A Share") and each Class B ordinary share, par value US$0.0001 per share, of the Company (a "Class B Share" and, collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist, in exchange for the right of the holder of such Share to receive $4.04 in cash without interest (the "Per Share Merger Consideration"), and each holder of such Shares (including Shares which are represented by a certificate or certificates ("Share Certificates") immediately prior to the Effective Time ("Certificated Shares") and uncertificated shares which are not represented by any Share Certificate immediately prior to the Effective Time ("Uncertificated Shares")) shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Per Share Merger Consideration in consideration therefor, subject to surrender of the relevant Share Certificate(s) in the case of Certificated Shares in accordance with Section 3.02(b) (or in the case of a lost, stolen or destroyed Share Certificate, Section 3.02(g)) or (ii) as provided by Law. Each American Depositary Share, representing five (5) Class B Shares (an "ADS" or collectively, the "ADSs"), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right of the holder of such ADS to receive an amount in cash equal to $20.20 without interest (the "Per ADS Merger Consideration") pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. Each Share represented by such ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary, as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of ADSs as the Per ADS Merger Consideration pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The register of members of the Company will be amended accordingly.

        (b)   Excluded Shares.    Each of (i) the Rollover Shares and (ii) the Shares held by Parent, the Company or any of their Subsidiaries, including such Shares represented by ADSs (the "Excluded Shares"), shall be cancelled and cease to exist and no payment or distribution shall be made with respect thereto.

        (c)   Dissenting Shares.    Each of the Dissenting Shares shall be cancelled in accordance with Section 3.05 and thereafter represent only the right to receive the applicable payments set forth in Section 3.05.

        (d)   Share Capital of Merger Sub.    Each ordinary share, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, in exchange for the right to receive one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

        (e)   Adjustments to Merger Consideration.    The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares with a record date occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares, ADSs and Company Options the same economic effect as contemplated by this Agreement prior to such action.

        Section 3.02 Exchange of Share Certificates.

        (a)   Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company which shall be satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for the benefit of the holders of Shares and Company Options. At or prior to the Effective Time (or in the case of Section 3.05, when ascertained), Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Company Options, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(a), Section 3.04(b) and Section 3.05 (such aggregate cash amount being hereafter referred to as the "Exchange Fund", and in the case of payments under Section 3.05, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). The Exchange Fund may be invested by the Paying Agent as directed by Parent; provided, however, that, if Parent directs the Paying Agent to invest the Exchange Fund, such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason following the Effective Time (including investment losses or as a result of any Dissenting Shareholder effectively waiving, withdrawing or losing such shareholder's dissenter rights) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest or other income from such investments shall be paid to and become the income of Parent and any Taxes resulting therefrom shall be paid by Parent. Except as contemplated by Section 3.02(e), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

        (b)   Payment Procedures.

          (i)    As promptly as practicable after the Effective Time, but in any event no later than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, registered as a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree) and (B) instructions for effecting the surrender of the Share Certificates representing Certificated Shares (or delivery of an affidavit and indemnity of loss in lieu of such Share Certificate as provided in Section 3.02(g)) pursuant to such letter of transmittal. As soon as practicable after the Effective Time, Parent shall also cause the Paying Agent to deliver to the Surviving Company a cash amount in immediately available funds sufficient to make the payments described under Section 3.04(b) and the Surviving Company shall make such payments to the Persons entitled to receive such amounts through its payroll, subject to all applicable income and employment Taxes and other authorized deductions (including pursuant to Section 3.06).

          (ii)   Upon surrender to the Paying Agent of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Certificated Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor an amount equal to (x) the number of Certificated Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares (as the case may be) registered in such holder's name in the register of members of the Company multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled.

          (iii)  Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable (but in any event no later than three (3) Business Days) following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the aggregate of the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Merger Consideration to holders of ADSs, including applicable ADS cancellation fees.

          (iv)  No interest shall be paid or will accrue on any amount payable in respect of the Shares (including Shares represented by ADSs) or ADSs pursuant to the provisions of this ARTICLE III. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Merger Consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee's entitlement to the relevant Shares and evidence that any applicable share transfer Taxes have been paid or are not applicable.

        (c)   No Further Rights in Company Shares.    The Per Share Merger Consideration paid in respect of cancellation of the Shares (including Certificated Shares upon the surrender of the relevant Share Certificates and the Uncertificated Shares) and the Per ADS Merger Consideration paid in respect of the ADSs, in each case in accordance with the terms of this ARTICLE III, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and the ADSs. From and after the Effective Time, the holders of Shares or ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or ADSs, except as otherwise provided for herein or by applicable Law.

        (d)   Untraceable Shares.    Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Company Shareholders' Meeting has been sent to such shareholder and has been returned undelivered.

        (e)   Termination of Exchange Fund.    Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares or ADSs on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares or ADSs who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Company for the Merger Consideration to which they are entitled pursuant to ARTICLE III, without any interest thereon. Any amounts remaining unclaimed by such holders which is immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

        (f)    No Liability.    None of the Paying Agent, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares or ADSs for any Per Share Merger Consideration or Per ADS Merger Consideration from the Exchange Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

        (g)   Lost Share Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 3.01(a).

        Section 3.03 Register of Members. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the register of members of the Company, provided that nothing herein shall prevent the Surviving Company from maintaining a register of members in respect of the ordinary shares of the Surviving Company after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. On or after the Effective Time, any Share Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged for the Per Share Merger Consideration with respect to the Shares formerly represented by such Share Certificates or Uncertificated Shares to which the holders thereof are entitled pursuant to Section 3.01(a).

        Section 3.04 Share Incentive Plans and Company Options.

        (a)   Effective as of the Effective Time, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) terminate the Company Share Incentive Plans, and any relevant award agreements applicable to the Company Share Incentive Plans, and (ii) cause the Company Options to be treated as set forth in Section 3.04(b) below.

        (b)   At the Effective Time, each Company Option that remains outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and shall entitle the former holder thereof to receive a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option and (ii) the number of Shares or ADSs, as applicable, underlying such Company Option payable on the next regularly scheduled employee payroll date in the jurisdiction of such Company Option holder (whether or not such Company Option holder is then an employee of the Company); provided that, if the per share exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled at Closing without any payment therefor.

        (c)   The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any Person pursuant to or in settlement of a Company Option, except as provided herein.

        Section 3.05 Dissenting Shares.

        (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares being referred to as "Dissenting Shareholders") shall be cancelled and cease to exist following payment of their fair value in accordance with Section 238 of the CICL, and from the Effective Time each such Dissenting Shareholder shall cease to have any of the rights of a shareholder the Company except the right to be paid the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.01(a).

        (b)   The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders' dissenter rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands.

        Section 3.06 Withholding. Each of Parent, Merger Sub, the Company, the Surviving Company and any of its Subsidiaries, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amounts payable under this Agreement (i) to any holder of Shares, ADSs, Company Options such amounts, if any, required to be deducted and withheld pursuant to applicable Tax Law and (ii) to any holder of Shares that has not provided a U.S. Internal Revenue Service Form W-9 or other applicable form or certification, such amounts, if any, required to be deducted and withheld pursuant to the backup withholding provisions of Section 3406 of the Code and the Treasury regulations thereunder. Parent, Merger Sub, the Surviving Company and any of its Subsidiaries, the Paying Agent and the Depositary shall not be entitled to deduct and withhold from any amounts payable under this Agreement any amounts in respect of Taxes other than those described in the preceding sentence without the prior written consent of the Company. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.07 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Deutsche Bank Trust Company Americas (the "Depositary") to terminate the amended and restated deposit agreement, dated as of

August 23, 2011 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended, the "Deposit Agreement") in accordance with its terms.

        Section 3.08 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Parent and Merger Sub to enter into this Agreement, except as (a) set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to such section of this Agreement to which it corresponds in number and any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, without independent inquiry), (b) disclosed in the Company SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading "Risk Factors" or any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than specific factual information contained therein) or (c) for any matters with respect to which Mr. Michael Yufeng Chi has actual knowledge without investigation or inquiry, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.01 Organization and Qualification; Subsidiaries.

        (a)   The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

        (b)   A true and complete list of all the Subsidiaries of the Company as of the date hereof, identifying the jurisdiction of incorporation or organization of each such Subsidiary, and the percentage of the outstanding share capital or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule.

        Section 4.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        Section 4.03 Capitalization.

        (a)   The authorized share capital of the Company consists of US$1,000,000 divided into 2,000,000,000 Class A Shares of a par value US$0.0001 per share and 8,000,000,000 Class B Shares of a par value US$0.0001 per share. As of the date of this Agreement, (i) 29,671,195 Class A Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 219,266,335 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (iii) no Shares are held in the treasury of the Company, and (iv) 28,180,788 Shares have been reserved for issuance under the Company Share Incentive Plans. Except as set forth in this Section 4.03 and Section 4.03(a) of the Company Disclosure Schedule, there are no shares of share capital or other equity interests in the Company, options, warrants, convertible debt, other convertible instruments, stock appreciation rights, performance units, restricted stock units, contingent value rights, "phantom" stock units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interests in, the Company or any of its Subsidiaries or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other equity interests in, any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

        (b)   Section 4.03(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a summary of the issued and outstanding Company Options, and with respect to each batch of Company Option the number of Shares subject to each such Company Option, the price per share at which such Company Option may be exercised. All outstanding Company Options have been issued in compliance with all applicable Laws in all material respects, and all requirements set forth in the applicable Company Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an "incentive stock option", and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person).

        (c)   Except as set forth in Section 4.03(c) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the outstanding share capital of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or other equity interests. The registered capital of each PRC Subsidiary has been duly paid as scheduled within the prescribed time. Except for its Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not control, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person. Neither the Company nor any of its Subsidiaries has any agreement, arrangement, relationship or understanding with any Person that facilitates, entitles, obligates or compels or would reasonably be expected to facilitate, entitle, obligate or compel the Company or such Subsidiary to consolidate the financial conditions of any Person (other than the Subsidiaries of the Company set forth in Section 4.01(b) of the Company Disclosure Schedule).

        (d)   No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

        (e)   Except as set forth in Section 4.03(e) of the Company Disclosure Schedule and the Voting Agreement, there are no voting trusts or other agreements to which the Company is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares or any other share capital of, or other equity interests in, the Company.

        Section 4.04 Authority Relative to This Agreement; Vote Required. (a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Shareholder Approval and the filing of the Plan of Merger and related documents as required by the CICL and publication of notification of the Merger in the Cayman Islands Government Gazette). This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.12 of this Agreement and the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

        (b)  The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement, Plan of the Merger and the Transactions including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholder), (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger and the Transactions including the Merger, (iii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iv) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger and the Transactions including the Merger by the shareholders of the Company, and directed that this Agreement, the Plan of Merger and the Transactions including the Merger be submitted to the shareholders of the Company for their approval at the Company Shareholders' Meeting. The only vote of the holders of any class or series of share capital of the Company required to approve the Transactions including the Merger, this Agreement and the Plan of Merger including the Merger is the Company Shareholder Approval.

        Section 4.05 No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions including the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.12 of this Agreement, and assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming receipt of the Company Shareholder Approval, violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its

Subsidiaries is bound or affected, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

        Section 4.06 Permits; Compliance. (a)  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such defaults, breaches or violations that would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, all material permits and licenses by, or approvals, filings and registrations with, the PRC Governmental Authorities required to be obtained or made in respect of the PRC Subsidiaries and their operations as well as their respective local counterparts, have been duly obtained or completed in accordance with applicable Laws, except for where any such failure to obtain or complete that would not have a Company Material Adverse Effect.

        (b)  Each of the Company and its Subsidiaries is, and since December 31, 2011, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except for any such non-compliance that would not have a Company Material Adverse Effect. No investigation, charge, assertion or review by any Governmental Authority with respect to the Company or any Subsidiary is pending (in each case that is material to the Company and its Subsidiaries taken as a whole) or, to the Knowledge of the Company, threatened, nor has any Governmental Authority alleged any violation of any such Laws or indicated an intention to conduct any such investigation or review of the Company or any of its Subsidiaries.

        Section 4.07 SEC Filings; Financial Statements. Except as set forth in Section 4.07 of the Company Disclosure Schedule:

        (a)   The Company has timely filed all forms, reports, statements, schedules and other documents (together with all exhibits and schedules thereto) required to be filed by it with the SEC since July 27,

2007 (the forms, reports, statements, schedules and other documents filed since July 27, 2007 and those filed subsequent to the date hereof, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been subject to the reporting requirement of Sections 13(a) or 15(d) of the Exchange Act.

        (b)   Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared in accordance with GAAP, except as may be noted therein, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have a Company Material Adverse Effect and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

        (c)   Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for liabilities and obligations (i) that are reflected, or for which reserves are established, on the 2014 Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) that would not have a Company Material Adverse Effect, or (iv) that are disclosed prior to the date of this Agreement in the Company SEC Reports, incurred in connection with the Transactions or otherwise as contemplated by this Agreement.

        (d)   The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NASDAQ. To the Knowledge of the Company, there have been no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed and maintained to ensure that all material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as such term is defined in the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act, and based on such evaluation, the Company's certifying officer concluded that such disclosure controls and procedures are effective. As used in this Section 4.07, the term "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (e)   The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects.

        Section 4.08 Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been (i) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, to the Company's Knowledge, has had a Company Material Adverse Effect or (ii) any other event, change, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01(b)(i), Section 6.01(b)(v), Section 6.01(b)(ix), Section 6.01(b)(x), or Section 6.01(b)(xv).

        Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Company Material Adverse Effect.

        Section 4.10 Labor; Employment and Benefits Matters.

        (a)   Except as would not have a Company Material Adverse Effect, (i) there are no collective bargaining agreements or similar agreements or understanding between the Company or any of its Subsidiaries and any labor organization, works council, or other representative applicable to persons employed by the Company or any of its Subsidiaries, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries; (ii) there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority and there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iii) no executive or key employee of the Company or any of its Subsidiaries has given written notice that he or she plans to terminate employment with the Company or the applicable Subsidiary and no significant number of employees of the Company or any of its Subsidiaries have given written notice that they plan to terminate employment with the Company or the applicable Subsidiary.

        (b)   Except (i) as set forth in Section 4.10(b) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; and (B) without prejudice to the generality of the foregoing, each PRC Subsidiary has complied with all the applicable PRC Laws in labor management, including without-written-contract requirement, open-ended contract entitlement, paid leaves entitlement, payroll and overtime compensation, and severance payment, and has not been investigated by any Governmental Authority in charge of labor management for violating any PRC labor Law.

        (c)   Except (i) as set forth in Section 4.10(c) of the Company Disclosure Schedule, and (ii) as otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (A) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Company Share Incentive Plans or otherwise; (B) increase any benefits otherwise payable under any of the Company Share Incentive Plans; (C) result in any acceleration of the time of payment or vesting of any such benefits; or (D) limit or restrict the right to amend, terminate or transfer the assets of any Company Share Incentive Plan on or following the Effective Time. Except as set forth in Section 4.10(c), neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any "parachute payment" that would not be deductible by reason of the application of Section 280G of the Code or (y) entitle any Person to any tax gross-up payment.

        (d)   There is no outstanding Order or pending or, to the Knowledge of the Company, threatened claim against the Company Share Incentive Plans that has a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each document prepared in connection with a Company Share Incentive Plan complies with applicable Law, (ii) each Company Share Incentive Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting principles in the applicable jurisdiction applied to such matters and (iii) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Company Share Incentive Plan, and no Action is pending or threatened with respect to any Company Share Incentive Plan.

        (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, none of the Company Share Incentive Plans is or has ever been subject to ERISA. The Company does not have any liability (contingent or otherwise) with respect to any defined benefit plans or multiemployer plans under Title IV of ERISA or any other Law. Neither the Company nor any ERISA Affiliate maintains or has within the prior six years maintained or contributed to an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate has any material liability (contingent or otherwise) in respect of any such plan.

        Section 4.11 Real Property; Title to Assets.

        (a)   Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

        (b)   The Company has made available to Parent copies of all Leases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property that is material to the business of the Company and its Subsidiaries taken as a whole (and all modifications, amendments and supplements thereto). Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Each Lease is valid, binding and enforceable, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its applicable Subsidiaries is in breach or violation of, or default under any Lease except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   As of the date of this Agreement, no party to any Lease has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

        (d)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

        Section 4.12 Intellectual Property.

        (a)   Except as set forth in Section 4.12(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries own or have a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Intellectual Property that is owned or licensed to the Company or any of its Subsidiaries and is material to the businesses of the Company and its Subsidiaries taken as a whole as conducted as of the date hereof (except for Software (defined below), which is contemplated in Section 4.12(a)(ii) below), and in the case of such Intellectual Property owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) (A) the Company and its Subsidiaries own or have a valid right or license to use, sell, transfer and otherwise exploit all material software and copyrights used in connection with the businesses of the Company and its Subsidiaries as currently conducted (the "Software"), and in the case of such Software owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances, (B) the Company and its Subsidiaries possess the source code, object code and documentation for all Software owned by the Company and its Subsidiaries, (C) the Company and its Subsidiaries have not disclosed the source code of any Software to any third party, except pursuant to valid and appropriate non-disclosure, license agreements and/or other agreements, and (D) no Software license is subject to any obligation that would require the Company or its Subsidiaries to disclose to any Person any source code or trade secret that is part of any Software; (iii) to the Knowledge of the Company, all material Intellectual Property is valid and subsisting, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current, and all registrations and applications therefor remain in full force and effect; (iv) all of the Intellectual Property disclosed as owned by the Company or its Subsidiaries belong to the Company or its Subsidiaries and are not the property of a third party such as a customer; (v) there are no pending or, to the Knowledge of the Company, threatened Actions by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any of its Subsidiaries of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights of any third party; and (viii) to the Knowledge of the Company, no Person has infringed, diluted or misappropriated any Intellectual Property owned by the Company or its Subsidiaries.

        (b)   (i) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality, integrity, and security of material confidential or proprietary information, and trade secrets of the Company and its Subsidiaries, material confidential or proprietary information and trade secrets entrusted to the Company or any of its Subsidiaries by their customers, clients, or other Persons to whom the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof, and material confidential or proprietary information and trade secrets developed by the Company or any of its Subsidiaries but based on written Contract or operation of applicable Law belonging to their customers, clients, or other

Persons, and regarding which the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof (together, the "Trade Secrets"); and (ii) except as set forth in Section 4.12(b) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, (A) there has been no possession, disclosure or use of any Trade Secrets, and no Trade Secrets have been obtained, used, disclosed or discovered by any Person, except pursuant to and in accordance with valid and appropriate non-disclosure and/or license agreements or pursuant to duties or obligations arising by operation of applicable Law, and (B) there has been no actual breach of (1) the information security and privacy policies of the Company or its Subsidiaries, or (2) the security of information systems under the control of the Company or any of its Subsidiaries, involving the actual acquisition, use, loss, corruption, destruction, compromisation or disclosure of any Trade Secrets maintained or stored by the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has a duty or obligation under applicable Law or any written Contract to maintain the security, integrity or confidentiality thereof.

        Section 4.13 Taxes.

        (a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file).

        (b)   All material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 31, 2012 other than in the ordinary course of business consistent with past practice. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for (x) Taxes not yet due and payable and (y) Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP.

        (c)   Each of the Company and its Subsidiaries has timely paid and withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority) and have otherwise materially complied with all Tax payments, withholding and reporting requirements.

        (d)   Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations that is currently in effect or agreed to any extension of any period currently in effect for the assessment or collection of any material Tax. To the Knowledge of the Company, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. No material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

        (e)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

        Section 4.14 Material Contracts.

        (a)   For purposes of this Agreement, "Material Contracts" shall include any Contract that:

          (i)    is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company's most recently filed annual report on Form 20-F under which there are material rights or obligations outstanding;

          (ii)   is (A) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, or mortgage or (B) a Contract relating to Indebtedness or Encumbrance having an outstanding amount in excess of US$15 million individually or US$60 million in the aggregate, in each case, other than intercompany agreements (except for intercompany agreements with any Subsidiary of the Company organized or operating in the PRC);

          (iii)  is a Contract pursuant to which the Company or any of its Subsidiaries was granted any land use rights;

          (iv)  prohibits the payment of dividends or distributions in respect of the share capital of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the share capital of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its wholly owned Subsidiaries;

          (v)   is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms);

          (vi)  contains provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business, grant a right of exclusivity to any Person which prevents the Company or its Subsidiaries from entering any territory, market or field anywhere in the world, subject the Company or any of its Subsidiaries to "most favored nation," "benchmarking" or "price downward adjustment" obligations, or could require the Company or any of its Subsidiaries to transfer any of its assets or operations to a third party;

          (vii) provides for any change of control;

          (viii)  is an outstanding Contract involving the payment or receipt of amounts by the Company or its Subsidiaries of more than US$15 million as set forth therein (other than any Contract referenced in clause (ix) below); or

          (ix)  is an outstanding joint venture contract, strategic cooperation or partnership arrangement (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies), or any other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party with a contractual value more than US$15 million as set forth therein;

provided that Material Contracts shall not include any (i) Company Share Incentive Plans and (ii) any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other Contract between the Company or one of its Subsidiaries and any Service Provider with respect to which the Company or one of its Subsidiaries has or may have any material liability or obligation, which Contracts are dealt with exclusively in Section 4.10.

        (b)   Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company's Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; and (iii) to the Company's Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

        Section 4.15 Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect and are of the type and in such amounts as reasonably required for the operation of the business of the Company and its Subsidiaries and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

        Section 4.16 Environmental Matters.

        (a)   Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are now and have been in compliance since December 31, 2011, with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (ii) to the Knowledge of the Company, there have been no releases of Hazardous Substance at or on any property owned or operated by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law, and (v) neither the Company nor any of its Subsidiaries is subject to any Order with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

        (b)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

          (i)    "Environmental Laws" means any applicable Law of the PRC and any other jurisdiction in which the Company or any of its Subsidiaries has material business operations relating to: (A) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (B) Releases or threatened Releases of Hazardous Substance, (C) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substance, (D) the environment, or (E) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

          (ii)   "Environmental Permits" means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

          (iii)  "Hazardous Substance" means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

          (iv)  "Release" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

        Section 4.17 Takeover Statutes. The Company is not a party to a shareholder rights agreement, "poison pill" or similar agreement or plan. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (save for CICL) or any similar anti-takeover provision in the Company's memorandum and articles of association (each, a "Takeover Statute") is applicable to the Company, the Shares, the Merger or the other Transactions.

        Section 4.18 Opinion of Financial Adviser. The Special Committee has received the written opinion of China Renaissance Securities (Hong Kong) Limited and Duff & Phelps (Duff & Phelps, LLC and Duff & Phelps Securities, LLC) (the "Company Financial Advisers"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's shareholders (other than Parent, Merger Sub, the Rollover Shareholder, and holders of Shares that are Affiliates of Parent, Merger Sub or the Rollover

Shareholder), and a copy of such opinion has been delivered to Parent, solely for informational purposes, following receipt thereof by the Special Committee.

        Section 4.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisers) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 4.20 No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions or perform their material obligations under this Agreement.

        Section 5.02 Memorandum and Articles of Association. Parent has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association or equivalent organizational documents of Parent and the memorandum and articles of association of Merger Sub, each as amended to date. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

        Section 5.03 Capitalization.

        (a)   The authorized share capital of Parent consists solely of 500,000,000 ordinary shares, par value $0.0001 per share. As of the date of this Agreement, 1,000 ordinary shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub. All ordinary shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

        (b)   The authorized share capital of Merger Sub consists of 10,000,000,000 ordinary shares, par value $0.0001 per share, 1,000 of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and 1,000 of which are owned by Parent. All outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent's ability to consummate the Transactions.

        Section 5.04 Authority Relative to This Agreement.

        (a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than, with respect to the Merger, the filing of the Plan of Merger and related documents as required by the CICL and publication of notification of the Merger in the Cayman Islands Government Gazette). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   Each of the sole director of Parent and the sole director of Merger Sub has duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by him to effect the Transactions. Parent, acting as the sole shareholder of Merger Sub, has duly and validly approved and authorized the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions by Merger Sub.

        Section 5.05 No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

        (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of the Proxy Statement, and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.06 Operations of Parent and Merger Sub. Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions (including the contribution of Rollover Shares). Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Debt Financing), each of Parent and Merger Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, or engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person.

        Section 5.07 Absence of Litigation. There is no Action pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates, or any property or asset of Parent, Merger Sub or any of their respective Affiliates, before any Governmental Authority that, individually or in the aggregate, prevents or has prevented or materially adversely affects or has materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor Merger Sub nor any of their respective Affiliates nor any material property or asset of Parent, Merger Sub or any of their respective Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.08 Financing.

        (a)   Assuming (i) the Financing is funded in accordance with the Financing Documents, (ii) the contributions, investments and other transactions contemplated by the Rollover Agreement are consummated in accordance with the terms of the Rollover Agreement, and (iii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Financing and the other Transactions and to pay all related Expenses.

        (b)   Parent has delivered to the Company true, correct and complete copies of (i) an executed debt commitment letter, dated as of April 24, 2015, between Merger Sub and China Merchants Bank Co., Ltd., New York Branch, Wing Lung Bank and China Merchants Bank Co., Ltd., Offshore Banking Center (as may be amended, restated, replaced, supplemented, modified and substituted pursuant to Section 7.14, the "Debt Financing Commitment" or the "Financing Documents"), pursuant to which, the Financing Sources party thereto have agreed to provide the financing in the aggregate amount set forth in such Debt Financing Commitment (the "Debt Financing", and together with the Equity Financing, the "Financing"), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions and (iii) the Rollover Agreement. Each of the Financing Documents, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto. Each of the Financing Documents has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Financing Documents have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Financing Documents and will pay when due all other fees arising under the Financing Documents as and when they become due and payable thereunder. Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Financing Commitment (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein, such fee letters, the "Fee Letters").

        (c)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Financing Documents, or, to the Knowledge of Parent, would otherwise excuse or permit the Financing Sources or the Rollover Shareholder to refuse to fund their respective obligations under the Financing Documents to which each is a party; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV, or compliance by the Company with its obligations under this Agreement. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Debt Financing.

        (d)   There are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing to which Parent or any of its Subsidiaries is a party other than (i) as expressly set forth in the Financing Documents, and (ii) customary engagement letters and the Fee Letters.

        Section 5.09 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Guarantee with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes legal, valid, binding and enforceable obligations of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

        Section 5.10 Brokers. No broker, finder, consultant or investment banker (other than Primavera Capital Limited) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.11 Ownership of Company Shares. As of the date hereof, other than the Rollover Shares, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company, except for any Shares issuable pursuant to Company Share Incentive Plans.

        Section 5.12 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

        Section 5.13 Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are (i) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: the Rollover Shareholder, Parent, Merger Sub or any of their respective Affiliates, and (ii) no Contracts (whether oral or written) (A) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (C) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (D) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

        Section 5.14 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        Section 5.15 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 5.16 Vote/Approval Required. No vote or consent of the holders of any class or series of shares of Parent is necessary to approve this Agreement or the Transactions, including the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub (which has been passed as a special resolution of the shareholder of Merger Sub prior to the Effective Time) is the only vote or consent of the holders of any class or series of shares of Merger Sub necessary to approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

        Section 5.17 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company hereby acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01 Conduct of Business by the Company Pending the Merger

        (a)   The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company and each of its Subsidiaries shall use their commercially reasonable efforts, consistent with past practice, to preserve substantially intact their business organization, maintain in effect all material Company Permits, keep available the service of its directors, officers and employees and maintain their current relationships and goodwill with customers, suppliers, distributors and others with which the Company or any of its Subsidiaries has material business relations as of the date hereof, in each case in all material respects.

        (b)   By way of amplification and not limitation, except (i) as required by applicable Law, (ii) as contemplated or permitted by any other provision of this Agreement, (iii) activities pursuant to Contracts that have been disclosed or provided to Parent, Merger Sub or any of their Affiliates or Representatives, or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

          (i)    amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

          (ii)   issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any shares of the Company, or securities convertible or exchangeable into or exercisable for such shares, or any options, warrants or other rights of any kind to acquire any shares or such convertible or exchangeable securities (including share appreciation rights, phantom stock or similar instruments), other than in connection with (A) the exercise of Company Options outstanding on the date hereof, in accordance with their terms on the date hereof, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options outstanding on the date hereof, in accordance with their terms on the date hereof, (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options outstanding on the date hereof, in accordance with their terms on the date hereof, (D) the issuance of Company securities as required to comply with any Company Share Incentive Plan in effect on the date of this Agreement, or (E) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries; provided that any such sale, pledge, disposal, grant, encumbrance, issuance, redemption, purchase or acquisition shall not exceed US$10 million in the aggregate;

          (iii)  (A) sell, transfer, lease, pledge or otherwise dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, (C) authorize the sale, transfer, lease, pledge or other disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$60 million in the aggregate, except (x) in the ordinary course of business and in a manner consistent with past practice or (y) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice, or (D) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

          (iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, except for dividends by any of the Company's direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice;

          (v)   reclassify, combine, split, subdivide or amend the terms of any of its shares or any share capital or other ownership interests of any of the Company's Subsidiaries;

          (vi)  directly or indirectly acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, other than (i) in the ordinary course of business, or (ii) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$15 million in any transaction or a related series of transactions or acquisitions;

          (vii) incur, issue, renew, prepay, syndicate, redeem, acquire, refinance or modify any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person which are in excess of US$15 million individually or US$60 million in the aggregate;

          (viii)  other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is in excess of US$15 million or capital expenditures which are, in the aggregate, in excess of US$60 million;

          (ix)  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable GAAP or applicable Law;

          (x)   make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes,

  surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting or Tax accounting period, or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its Subsidiaries being required to include a material item of income in, or exclude a material deduction from, a Tax Return for a period beginning after the Closing Date;

          (xi)  except in the ordinary course of business consistent with past practice, enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

          (xii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (xiii)  (A) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material Intellectual Property owned by the Company or any of its Subsidiaries, other than cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company's or its Subsidiaries' respective businesses or pursuant to Contracts in effect prior to the date hereof; (B) grant any material licenses or other material Contracts to any third party or enter into any covenant not to sue with respect to any Intellectual Property owned by the Company or any of its Subsidiaries except non-exclusive licenses in the ordinary course of business; (C) disclose to or allow to be disclosed to or discovered by any Person any material Trade Secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law; or (D) fail to continue to follow and practice the intellectual property, information security, and privacy measures, policies and procedures of the Company or its Subsidiaries in substantially the same manner, consistent with past practice;

          (xiv)  except as required by any Company Share Incentive Plan in effect on the date hereof or as required by applicable Law and other than in the ordinary course of business and consistent with past practice or with respect to non-executive officer employees, (A) increase the compensation or fringe benefits of any of its directors, officers, employees or independent contractors, except as part of the annual salary review process; (B) grant any severance or termination pay, or any retention pay in an amount in excess of US$2 million; (C) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company Share Incentive Plan; (D) enter into or amend any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice or with respect to non-executive officer employees, employees with an annual base salary of less than US$500,000; (E) establish, adopt, enter into or amend or terminate any Company Share Incentive Plan; (F) hire any new employees other than in the ordinary course of business; or (G) terminate the employment or services, as applicable, of any of its present directors or officers, other than a termination for cause;

          (xv) pay, discharge, settle or satisfy any claim, Action, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of liabilities or obligations (A) as they become due in the ordinary course of business and consistent with past practice and (B) not in excess of US$60 million in the aggregate;

          (xvi)  engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole; or

          (xvii)  authorize, agree or commit to do any of the foregoing.

        Section 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

        Section 6.03 No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01 Proxy Statement and Schedule 13E-3.

        (a)   As soon as reasonably practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC a Schedule 13E-3. The Company, with the assistance of Parent and Merger Sub shall (i) respond as promptly as reasonably practicable to any comments of the SEC with respect to the Schedule 13E-3; and (ii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; provided, however, that no filing of the Schedule 13E-3, any amendments or supplements thereto, or any response to the SEC and no mailing of the Proxy Statement will be made by the Company unless Parent and its counsel has had a reasonable opportunity to review and propose comments which the Company shall consider in good faith; provided, further, however, that nothing in this Section 7.01(a) shall limit or preclude the ability of the Company Board (or the Special Committee) to effect a Change in the Company Recommendation. The Company and Parent shall cooperate to distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur or any information be discovered which requires such action at any time prior to the Company Shareholders' Meeting. The Company will cause the information relating to the Company for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

        (b)   Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Schedule 13E-3 and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Schedule 13E-3 and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3 and the Proxy Statement promptly following request therefor from the Company.

        (c)   Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 7.02 Company Shareholders' Meeting.

        (a)   Subject to Section 9.01, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall (i) take, in accordance with applicable Law and its memorandum and articles of association, all action necessary to call, give notice of, set a record date for, and convene the Company Shareholders' Meeting which shall be no later than forty (40) days after the notice of the Company Shareholders' Meeting is issued) for the purpose of obtaining the Company Shareholder Approval and (ii) mail or cause to be mailed a letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Company Shareholders' Meeting to the holders of Shares.

        (b)   Company may recommend the adjournment of the Company Shareholders' Meeting to its shareholders to a later date (but in any event no later than five (5) Business Days prior to the End Date), and shall consider in good faith any request made by Parent to so adjourn the Company Shareholders' Meeting, in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders' Meeting. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 9.01(d), the Company shall not be required to convene the Company Shareholders' Meeting and submit this Agreement to the holders of the Shares for approval.

        (c)   Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders' Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless permitted by this Agreement, required to do so by applicable Law, the memorandum and articles of association of the Company, or failure to do so would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable Law. In the event that the date of the Company Shareholders' Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date (it being agreed that the Company shall consider in good faith any request made by Parent not to set such a new record date).

        (d)   Unless there has been a Change in the Company Recommendation pursuant to Section 7.03(d), the Company Board shall (i) make the Company Recommendation and include such Company Recommendation in the Proxy Statement and (ii) shall use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company to solicit the Company Shareholder Approval. Upon the reasonable request of Parent, the Company shall use commercially reasonable efforts to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders' Meeting as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

        Section 7.03 Go-Shop; Company Board Recommendation; Alternative Acquisition Agreement.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until 11:59 p.m. Hong Kong time on the date which is thirty (30) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a "Solicited Person") pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in no event later than twenty-four (24) hours) provide to Parent any information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within twenty-four (24) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of any proposal or offers regarding an Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof and provide to Parent copies of all previously unprovided relevant documents relating to such Acquisition Proposal. Except as otherwise expressly provided in Section 7.03(b), the Company shall (x) immediately cease any discussions with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, and (y) promptly request each person (other than Parent and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person's consideration of an Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement. Except as set forth in Section 7.03(b), immediately after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE IX, the Company agrees that neither it nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly:

          (i)    solicit, initiate or take any other action to knowingly facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

          (ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

          (iii)  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal;

          (iv)  amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or

          (v)   propose or agree to do any of the foregoing.

        (b)   Notwithstanding anything to the contrary in this Agreement, at any time after the Go-Shop Period End Date and prior to the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and the Company's and its Subsidiaries' Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03:

          (i)    grant a waiver, amendment or release under any standstill agreement for the purpose of allowing any Person or group of Persons to make an Acquisition Proposal;

          (ii)   contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

          (iii)  provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within 24 hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

          (iv)  engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 7.03(b)(iii) or Section 7.03(b)(iv) above, the Company Board (or the Special Committee) shall have determined in good faith, based on the information then available and after consultation with its financial advisers and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in Section 7.03(a) with respect to any proposals or offers regarding an Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its outside financial advisor and legal counsel) that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (each such Solicited Person, an "Excluded Party").

        (c)   Except as set forth in Section 7.03(d) and Section 7.03(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation or (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of such actions described in foregoing clauses (A) or (B) being referred to as a "Change in the Company Recommendation"); provided, however, that a "stop, look and listen" communication by the Company Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 7.03, shall not be deemed to be a Change in the Company Recommendation or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

        (d)   Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.03, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or the Special Committee) may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

          (i)    (1) with respect to a Change in the Company Recommendation, the Company Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03, the Company Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal;

          (ii)   prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.03(d), (A) the Company shall have provided prior written notice (the "Change or Termination Notice") to Parent that the Company Board (or the Special Committee) intends to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and which notice shall be accompanied by copies of all relevant documents relating to such Acquisition Proposal) and (B) the Company shall (1) cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the "Notice Period") negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Financing Documents so that such third party proposal or offer would cease to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors' fiduciary duties under applicable Law; provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to such Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.03(d)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a three (3) Business-Day period rather than the five (5) Business-Day period first described above;

          (iii)  following the end of the Notice Period (and any renewed period thereof), the Company Board (or the Special Committee) shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement and/or the Financing Documents, that (1) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would still reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; and

          (iv)  in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a).

        (e)   Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or the Special Committee), from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, which is consistent with this Section 7.03, shall not be deemed to be a Change in the Company Recommendation).

        (f)    Following the Go-Shop Period End Date, the Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed (including on a reasonably current basis), of the status and terms of any such proposals or offers (including any amendments thereto that are material in any respect) and the status of any such discussions or negotiations (including providing to Parent copies of all relevant documents relating to such Acquisition Proposal). None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company's ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.

        Section 7.04 Access to Information; Confidentiality.

        (a)   Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent's Representatives reasonable access, during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records (including Tax records and Tax and accounting working papers) thereof; and (ii) furnish Parent and its Representatives with such information concerning its business, properties, contracts, assets, liabilities, personnel and other data, analyses, projections, plans and information as Parent or its Representatives may reasonably request in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if (w) such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, (x) violate any Contract, Law or Order, (y) give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation), or (z) the Company determines in good faith that such books and records involve trade secrets of the Company or its Subsidiaries. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Company or its

Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

        (b)   All information provided or made available pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives except any such Representative who is not one of Parent's or its Affiliates' directors, members, partners, officers or employees and who has agreed to be bound by the confidentiality and use terms of the Confidentiality Agreement (and any other terms which are applicable to such Representative) by execution of a letter agreement in the form of Exhibit A to the Confidentiality Agreement.

        (c)   No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 7.05 Directors' and Officers' Indemnification and Insurance.

        (a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

        (b)   From and after the Effective Time, the Surviving Company shall indemnify and hold harmless each Indemnified Party from and against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or (iii) the Merger, this Agreement or any of the Transactions. In addition, from and after the Effective Time, Parent shall advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses

(including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry.

        (c)   Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six year "tail" prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder for so long as such "tail" policy shall be maintained in full force and effect. In the event that the Company does not elect to purchase such a "tail" policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.05(c), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company as set forth in Section 7.05(c) of the Disclosure Schedule (such three hundred percent (300%) amount, the "Maximum Annual Premium") (which premiums the Company represents and warrants to be as set forth in Section 7.05(c) of the Company Disclosure Schedule); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

        (d)   In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.05.

        (e)   The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

        (f)    The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

        Section 7.06 Notification of Certain Matters.

        (a)   From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of any fact or circumstance, or the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to this Section 7.06(a) shall not constitute a failure of a condition to the Merger set forth in ARTICLE VIII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

        (b)   From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

        Section 7.07 Commercially Reasonable Efforts; Further Action.

        (a)   Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 hereof shall be prohibited by this sentence.

        (b)   Upon the terms and subject to the conditions of this Agreement, each party hereto agrees to (i) make appropriate filings, if necessary, pursuant to the PRC Anti-Monopoly Law with respect to the Transactions promptly following the date of this Agreement, (ii) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the PRC Anti-Monopoly Law, and (iii) use its commercially reasonable efforts to obtain approval, consent or clearance from appropriate Governmental Authorities under the PRC Anti-Monopoly Law.

        (c)   Each party hereto shall promptly notify the other parties hereto of any material communication it receives from any Governmental Authority relating to any filing or submissions under the PRC Anti-Monopoly Law or other applicable antitrust, competition or fair trade Laws. Each party agrees to provide promptly to the other parties all information and assistance reasonably necessary in connection with preparing and submitting such filings and obtaining the relevant approvals, consents or expiration of waiting periods in relation to such filings.

        (d)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand shall, subject to applicable law, (i) permit counsel for the other party to review in advance and consider in good faith the views of the other party in connection with any proposed written communications with Governmental Authorities concerning the Transactions under the PRC Anti-Monopoly Law or other applicable antitrust, competition or fair trade Laws, and (ii) provide counsel for the other party with copies of all filings made by such party to, and give the other party the opportunity to attend and participate at any meeting with, any antitrust, competition, or fair trade Governmental Authority and all correspondence between such party (and its advisors) and any antitrust, competition, or fair trade

Governmental Authority, and any other information supplied by such party and such party's Affiliates to or received from any antitrust, competition, or fair trade Governmental Authority in connection with the proposed Transactions, provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege and confidentiality concerns.

        (e)   Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

        (f)    Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

        (g)   Notwithstanding anything in this Agreement to the contrary, in no event will any party hereto or any of their Affiliates (including, after the Effective Time, the Surviving Company) be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to sell, divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets or to pay any material amount (other than the payment of filing fees and fees of counsel).

        Section 7.08 Obligations of Merger Sub.

        (a)   Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

        (b)   At the Company Shareholders' Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger, the Merger or any of the other Transactions contemplated herein is sought, Parent shall, and shall cause its direct or indirect shareholders and their respective Affiliates to, vote their beneficially owned Shares in favor of granting the Company Shareholder Approval.

        Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03).

        Section 7.10 Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares to be (a) delisted from NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting

        Section 7.11 Takeover Statute. If the restrictions of any Takeover Statute are or may become applicable to the Merger or any of the other Transactions, the parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no such restriction is or becomes applicable to the Merger or any of the other Transactions and (b) if any such restriction is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and Company Board, using all commercially reasonable efforts to grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute on the Merger and the other Transactions.

        Section 7.12 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and its Subsidiaries designated by Parent.

        Section 7.13 Participation in Litigation. Prior to the Effective Time, each of Parent and the Company shall (i) give prompt notice to each other of any Action commenced or, to its knowledge, threatened against it which relate to this Agreement and the Transactions and (ii) give each other reasonable opportunity to participate in the defense or settlement of any shareholder Action against it and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and neither the Company nor Parent shall take any action to adversely affect or prejudice any such Action, without the other party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.14 Financing.

        (a)   Each of Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing in a timely manner including to (i) maintain in effect the Financing Documents, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Financing Documents that are within their respective control, other than any condition where the failure to be so satisfied is a direct result of the Company's failure to comply with its obligations under this Agreement), and (iii) assuming all conditions precedent in the Financing Documents have been satisfied, subject to the requirements of Section 2.02, draw upon and consummate the Financing at or prior to the Closing.

        (b)   If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Financing Commitment, (A) Parent shall promptly so notify the Company, and (B) each of Parent and Merger Sub shall use commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event (and in any event no later than ten (10) Business Days prior to the End Date), on terms and conditions not materially less favorable, in the aggregate and from the standpoint of the Company, to Parent and Merger Sub than those contained in the Debt Financing Commitment, in an amount sufficient (assuming the Rollover Shares are cancelled without payment of consideration as contemplated by and in accordance with the Rollover Agreement) to consummate the Merger and the other Transactions (the "Alternative Debt Financing"), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the "Alternative Debt Financing Documents") and Parent shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters). Any reference in this Agreement to (A) the "Debt Financing" shall mean the debt financing contemplated by the Debt Financing Commitment as amended, restated, supplemented, replaced, substituted or modified pursuant to this Section 7.14(b) and Section 7.14(c) below, (B) any reference in this Agreement to the "Debt Financing Commitment" shall be deemed to include the Debt Financing Commitment to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Alternative Debt Financing Documents to the extent then in effect) and (C) any reference in this Agreement to "Fee Letter" shall be deemed to include any Fee Letter relating to the

Debt Financing Commitment to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Alternative Debt Financing Documents to the extent then in effect).

        (c)   Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Documents without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (it being understood that the Debt Financing or the Equity Financing may be reduced so long as the Debt Financing or the Equity Financing is increased by a corresponding amount) or (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify to the Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Documents. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Financing Sources under the Financing Documents except as expressly contemplated hereby.

        (d)   Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing (including any Alternative Debt Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independent of the availability of the Financing, subject to the applicable conditions set forth in ARTICLE VIII and the requirements of Section 2.02.

        (e)   Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any breach of any provision of, or termination by any party to, any Financing Document, or (B) upon the receipt of any written notice or other written communication from any Person with respect to any threatened breach or threatened termination by any party to any Financing Document, and (ii) prior to the Closing, otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent and Merger Sub's efforts to arrange the Financing.

        (f)    Nothing in this Section 7.14 or any other provision of this Agreement shall require, and in no event shall the "commercially reasonable efforts" of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) waive any term or condition of this Agreement or (ii) pay any fees in excess of those contemplated by the Financing (whether to secure waiver of any conditions contained therein or otherwise), or (iii) commence any legal action or proceeding against any Financing Source.

        Section 7.15 Financing Assistance. Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including using reasonable efforts to (i) as promptly as reasonably practicable furnish to Parent and Merger Sub and the Financing Sources all Required Information, (ii) participate in a reasonable number of meetings, presentations, due diligence sessions with the Financing Sources and cooperate reasonably with the Financing Sources' due diligence, to the extent customary and reasonable for the Debt Financing, (iii) to the extent customary and in accordance with applicable Law, facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the Closing, any definitive documents for the Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this clause (iv) shall be effective until the Effective Time, (v) using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Financing Sources or the Debt Financing Commitment, (vi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, and (vii) furnish all documentation and other information required by Governmental Authorities under applicable "know your customer", anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Debt Financing, including the United States, Cayman Islands and PRC, provided that the information provided hereunder shall be subject to the terms of the Confidentiality Agreement. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.15 or otherwise in connection with any Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Parent promptly after incurrence thereof, or (z) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time. Nothing contained in this Section 7.15 or otherwise shall require the Company to be an issuer or other obligor with respect to any Financing prior to the Effective Time. Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.15 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. The term "Financing Sources" means the parties to the Debt Financing Commitment as in effect from time to time and together with their respective current, former and future Affiliates, officers, directors, agents, partners, members, employees and representatives involved in the Debt Financing and their respective successors and assigns.

        Section 7.16 No Amendment to Buyer Group Contracts. Parent and Merger Sub shall not, and shall cause its respective Affiliates not to (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract or (b) enter into or modify any other Contract relating to the Transactions.

        Section 7.17 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company's management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

        Section 7.18 Actions Taken at Direction of Parent or Chairman. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, including Mr. Michael Yufeng Chi, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

 ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

        (a)   Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

        (b)   No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect or is pending, proposed or threatened or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a "Restraint").

        Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   Representations and Warranties.    (i) The representations and warranties set forth in Section 4.03(a) and the first sentence of Section 4.03(b) shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (ii) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.03(a) and the first sentence of Section 4.03(b)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except (A) in the case of clauses (i) and (ii) above, to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (B) in the case of clause (ii) above where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect.

        (b)   Agreements and Covenants.    The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)   Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

        (d)   Officer's Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

        Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions.

        (b)   Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

        (c)   Officer's Share Certificate.    Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date, signed by a director of each of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

        Section 8.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VIII to be satisfied to excuse such party's obligation to effect the Merger if such failure was caused by such party's failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Section 7.07, Section 7.14 and Section 7.15.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as set forth in Section 9.01(d)(ii)), by action taken or authorized by (a) in the case of the Company, the Company Board (or the Special Committee), and (b) in the case of Parent, the sole director of Parent, as follows:

        (a)   by the mutual written consent of Parent and the Company; or

        (b)   by either Parent or the Company if:

            (i)  the Effective Time shall not have occurred on or before the End Date;

           (ii)  any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; or

          (iii)  the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders' Meeting or at any adjournment thereof;

provided, however, that in each of (i) through (iii) above, the right to terminate this Agreement pursuant this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied;

        (c)   by Parent:

            (i)  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by the Company from Parent of such breach and (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; or

           (ii)  if (x) there shall have been a Change in the Company Recommendation; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 9.01(c)(ii)(x) shall expire on the earlier of (I) ten (10) Business Days after a Change in the Company Recommendation and (II) the opening of the polls at the Company Shareholder Meeting with respect to the Company Shareholder Approval, (y) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (z) the Company failed to hold the Company Shareholders' Meeting no later than five (5) Business Day prior to the End Date; or

        (d)   by the Company:

            (i)  upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (A) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (B) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;

           (ii)  prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d),

          (iii)  Company has effected a Change in the Company Recommendation or has resolved to take any such action; or

          (iv)  if (A) all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) Parent fails to fund the Exchange Fund within five (5) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.02, and (C) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and (y) the Company stands ready, willing and able to consummate the Transactions during such period.

        Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b) (with respect to Parent's confidentiality obligations), Section 7.09 (Public Announcements), Section 9.03 (Fees and Expenses) and ARTICLE X (General Provisions)

which shall remain in full force and effect and (b) subject to Section 9.03(f), nothing in this Section 9.02 shall relieve any party from liability for any knowing and intentional breach of, or fraud in connection with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 9.03 Fees and Expenses.

        (a)   If this Agreement is validly terminated by

            (i)  Parent, pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii); or

           (ii)  the Company, pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii);

  then in any such event, the Company shall pay or cause to be paid to Parent or its designee (A) promptly (but in any event no later than two (2) Business Days after Parent validly terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), or (B) on the date the Company terminates this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), an amount equal to $10,000,000 (the "Company Termination Fee") and, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent.

        (b)   In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (ii) neither Parent nor Merger Sub shall have been in material breach of any of its representations, warranties or covenants under this Agreement that would result in the conditions set forth in Section 8.03(a) or Section 8.03(b) not being satisfied and would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) ten (10) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date, (iii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed and not withdrawn a bona fide Acquisition Proposal, provided that for purposes of this Section 9.03(b), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%") (such Acquisition Proposal, the "Outstanding Proposal"), and (iv) within one hundred eighty (180) days following the termination of this Agreement, the transactions contemplated by such Outstanding Proposal is consummated, then the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days after such transactions are consummated.

        (c)   If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), then in any such event, Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than two (2)) Business Days) after the Company validly terminates this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), a termination fee (the "Parent Termination Fee") of an amount equal to $20,000,000, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

        (d)   Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

        (e)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee or Parent Termination Fee, as

applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on the amount of (i) the Company Termination Fee or Parent Termination Fee, as applicable, and (ii) such documented costs and expenses at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

        (f)    Notwithstanding anything herein to the contrary, (i) in the event that this Agreement is terminated by the Company pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii) or by Parent pursuant to Section 9.01(c)(ii), in each case in connection with to an Acquisition Proposal received by the Company on or before the Go-Shop Period End Date, the "Company Termination Fee" shall mean a fee in the amount of $5,000,000 and (ii) neither the Company nor Parent shall in any event be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion. Subject to Section 10.06 and Section 9.03(e), (x) if the Company pays the Company Termination Fee pursuant to Section 9.03(a) or Section 9.03(b), then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub and the Guarantor and their respective Affiliates against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of the Company, any of its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the failure of the Merger to be consummated, (y) if Parent pays, and the Company receives, the Parent Termination Fee pursuant to Section 9.03(c), then any such payment shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Guarantee, the Financing Documents, the Transactions or the failure of the Merger to be consummated and (z) (A) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03(a) or Section 9.03(b), the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03(c), the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Merger Sub to the Company in respect of any such breaches of this Agreement. Notwithstanding anything herein to the contrary but subject to Section 10.06, in no event shall the Company be entitled to seek or obtain recovery or judgment in excess of the Parent Termination Fee against the Financing Sources, including for any type of damage relating to this Agreement or the Transactions, whether at law or in equity, in contract, tort or otherwise and (ii) no Financing Source shall be subject to any special, consequential, punitive or indirect damages.

        Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or, in the case of the Company, the Special Committee), at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including ARTICLE II, ARTICLE III, Section 7.04(b), Section 7.04(d), Section 7.05, Section 9.03 and this ARTICLE X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

        Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

        if to Parent or Merger Sub:

    19/F Perfect World Plaza, Tower 306
    86 Beiyuan Road, Chaoyang District
    Beijing 100101
    People's Republic of China
    Attention: Michael Yufeng Chi
    Facsimile: +86 21 6109 7022

        with a copy to:

    Orrick, Herrington & Sutcliffe LLP
    47/F Park Place
    1601 Nanjing Road West
    Shanghai, 200040
    People's Republic of China
    Attention: Jie (Jeffrey) Sun, Esq.
    Facsimile: +86 21 6109 7022
    Email: jeffrey.sun@orrick.com

    and

    Orrick, Herrington & Sutcliffe LLP
    The Orrick Building
    405 Howard Street
    San Francisco, CA 94105
    USA
    Attention: Richard V. Smith, Esq.
    Facsimile: +1-415-773-5759
    Email: rsmith@orrick.com

        if to the Company:

    Perfect World Co., Ltd.
    Perfect World Plaza
    Tower 306, 86 Beiyuan Road, Chaoyang District
    Beijing 100101, People's Republic of China
    Attention: Robert Hong Xiao
    Telephone: +86-10-5780-5700
    Facsimile: +86-10-5780-5713
    Email: ir@pwrd.com

        with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    30th Floor, China World Office 2
    1 Jianguomenwai Avenue
    Beijing 100004, PRC
    Telephone:
    Attention: Peter Huang
    Facsimile: +86 10 6535 5577
    Email: peter.huang@skadden.com

        Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04 Entire Agreement; Assignment.

        (a)   This Agreement, the exhibits and schedules hereto (including the Company Disclosure Schedule), the Rollover Agreement, the Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

        (b)   No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or (ii) any Financing Sources for the Debt Financing pursuant to the terms of such Debt Financing (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing); provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any purported assignment not permitted under this Section 10.04(b) shall be null and void.

        Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as set forth in or contemplated by the terms and provisions of Section 7.05 (which is intended to be for the benefit of the Persons covered thereby), (ii) with respect to holders of Company Shares as set forth in Section 3.01(a), and (iii) with respect to holders of Company Options as set forth in Section 3.04. It is understood that such rights of third-party beneficiaries under Section 3.01(a), Section 3.04 and Section 7.05 shall not arise unless and until the Effective Time occurs, and for the Financing Sources for the Debt Financing and their respective successors, Representatives and permitted assigns, their respective rights and third party benefits under this Section 10.05, Section 9.03(f), Section 10.04(b), Section 10.07(b) or Section 10.09 shall not arise unless and until the Effective Time occurs. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of the date hereof or as of any other date.

        Section 10.06 Specific Performance; Limitation on Damages.

        (a)   The parties agree that irreparable damage would occur in the event that a party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to a party on the basis that (i) such party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party pursuant to this Section 10.06 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 9.03(a) and Section 9.03(b) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 9.03(c). Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the Company be entitled to monetary damages in connection with this Agreement in excess of the aggregate amount of (I) Parent Termination Fee, and (II) any reimbursement obligation of Parent pursuant to Section 9.03(e), and (B) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (I) the Company Termination Fee and (II) any reimbursement obligation of the Company pursuant to Section 9.03(e).

        (b)   Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause Parent and Merger Sub to cause the Equity Financing to be funded simultaneously with the receipt of the Debt Financing (whether under this Agreement or the Guarantee) shall be subject to the requirements that:

            (i)  all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub

           (ii)  the Debt Financing (and/or, in the event Alternative Debt Financing has been obtained in accordance with Section 7.14 for all or a portion of the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Closing, if the Equity Financing is funded at the Closing, and

          (iii)  the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Closing to occur.

        Section 10.07 Governing Law.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than those provisions set forth in this Agreement that are required to be governed by the CICL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

        (b)   With respect to any action or proceeding of any kind or description (whether in law or in equity and whether based on contract, tort or otherwise) against any Financing Source arising out of or relating to this Agreement, the Transactions, the Debt Financing (including any Alternative Debt Financing), the Debt Financing Commitment (including in respect of any Alternative Debt Financing) or the performance of services thereunder, each of the parties hereto agrees that (i) such action or proceeding shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom, (ii) it shall not bring or permit any of its respective Affiliates to bring any action or proceeding referred to in this Section 10.07(b), or voluntarily support any other Person in bringing any such action or proceeding, in any other courts, (iii) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, any right to trial by jury in respect of any such action or proceeding, (iv) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, and agrees not to assert, and to cause its Affiliates not to assert, by way of motion, defense or otherwise, in any such action or proceeding, any claim that it or such Affiliate is not subject personally to the jurisdiction of the above-named courts, that its or such Affiliate's property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Section 10.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions, the Debt Financing (including any Alternative Debt Financing) or the Debt Financing Commitment (including in respect of any Alternative Debt Financing). Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

        [Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERFECT PEONY HOLDING COMPANY LIMITED
By	/s/ MICHAEL YUFENG CHI Name: Michael Yufeng Chi Title: Director

PERFECT WORLD MERGER COMPANY LIMITED
By	/s/ MICHAEL YUFENG CHI Name: Michael Yufeng Chi Title: Director

PERFECT WORLD CO., LTD.
By	/s/ ROBERT HONG XIAO Name: Robert Hong Xiao Title: Chief Executive Officer

ANNEX B

PLAN OF MERGER

THIS PLAN OF MERGER is made on [            ] 2015.

BETWEEN

(1)
Perfect World Merger Company Limited, an exempted company incorporated under the laws of the Cayman Islands on 12 March 2015, with its registered office situated at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands ("Merger Sub"); and

(2)
Perfect World Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands on 28 June 2006, with its registered office situated at PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands (the "Company" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated 26 April 2015 made between Parent, Merger Sub and the Company, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with Section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH
CONSTITUENT COMPANIES

1.
The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.
The surviving company (as defined in the Companies Law) is the Surviving Company which shall continue to be named Perfect World Co., Ltd.

REGISTERED OFFICE

3.
The Surviving Company shall have its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share of which 1,000 shares have been issued.

5.
Immediately prior to the Effective Date the authorized share capital of the Company was US$1,000,000 divided into 2,000,000,000 Class A ordinary shares of a nominal or par value of

  US$0.0001 each, and 8,000,000,000 Class B ordinary shares of a nominal or par value of US$0.0001 each of which 29,671,195 Class A ordinary shares and [219,320,045] Class B ordinary shares had been issued and fully paid.

6.
On the Effective Date the authorized share capital of the Surviving Company shall be US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share of which 1,000 shares shall be in issue credited as fully paid.

7.
On the Effective Date and in accordance with the terms and conditions of the Agreement:

(a)
Each Class A ordinary share, par value US$0.0001 per share and each Class B ordinary share, par value US$0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Date, other than the Excluded Shares (as defined in the Agreement), the Dissenting Shares (as defined in the Agreement) and Class B ordinary shares, par value US$0.0001 per share represented by ADS (as defined in the Agreement) shall be cancelled and cease to exist, in exchange for the right of the holder of such share to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Each Class B ordinary share, par value US$0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Date represented by ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary (as defined in the Agreement), as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of ADSs as the Per ADS Merger Consideration (as defined in the Agreement).

(c)
Each Excluded Share issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist for no consideration, and no payment or distribution shall be made with respect thereto.

(d)
Dissenting Shares issued and outstanding immediately prior to the Effective Date shall be cancelled in exchange for payment of their fair value in accordance with the procedure in Section 238 of the Companies Law, except that all shares held by Dissenting Shareholders (as defined in the Agreement) who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such shares under Section 238 of the Companies Law shall be deemed to have been cancelled and cease to exist, as of the Effective Date, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in paragraph 7(a) above.

(e)
Each ordinary share, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist, in exchange for the right to receive one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company.

8.
On the Effective Date the ordinary shares of the Surviving Company shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares; in each case as set out in the Memorandum and Articles of Association of the Surviving Company.

EFFECTIVE DATE

9.
The Merger shall take effect on [            ] 2015 (the "Effective Date").

PROPERTY

10.
On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or, security interests and all, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTOR OF THE SURVIVING COMPANY

13.
The name and address of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Chi Yufeng	19F, Perfect World Plaza Building 306 #86 Beiyuan Road Chaoyang District Beijing 100101 People's Republic of China

SECURED CREDITORS

14.
(a)  Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)
The Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the sole director of Merger Sub and the board of directors of the Company pursuant to Section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Perfect World Merger Company Limited:

Chi Yufeng Director

For and on behalf of Perfect World Co., Ltd.:

[Name] Director

ANNEX A
(Agreement and Plan of Merger)

ANNEX B
(Amended and Restated Memorandum of Association and Articles of Association of
the Surviving Company)

ANNEX C

April 26, 2015

Mr. Dong Yang
Chairman of the Special Committee of the Board of Directors
Perfect World Co., Ltd.
18/F, Perfect World Plaza
Tower 306, 86 Beiyuan Road
Chaoyang District, Beijing
PRC

Dear Mr. Yang:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A and Class B ordinary shares, each with par value US$0.0001 per share ("Company Ordinary Shares"), including holders of the American Depository Shares each representing five Class B ordinary shares of the Company ("Company ADS" or "Company ADSs"), of Perfect World Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), other than the Rollover Shareholder (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of that certain draft Agreement and Plan of Merger, received by us on April 25, 2015 (the "Draft Merger Agreement"), to be entered into by and among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub") and the Company.

        We understand that, pursuant to the Draft Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the "Merger"), and each Company Ordinary Share issued and outstanding immediately prior to the effective time of the Merger, excluding any Company Ordinary Shares held by (i) the Rollover Shareholder and (ii) Parent, the Company or any of their Subsidiaries (as defined in the Draft Merger Agreement), including such Company Ordinary Shares represented by Company ADSs, shall be cancelled in exchange for the right of such holder to receive an amount in cash equal to US$20.20 per Company ADS (or US$4.04 per Company Ordinary Share) in cash (the "Merger Consideration"), without any interest thereon. The Terms and conditions of the Merger are more fully set forth in, and the foregoing description of the Merger is qualified in its entirety by the terms of, the Draft Merger Agreement. "Rollover Shareholder" means Perfect Human Holding Company Limited.

        China Renaissance Securities (Hong Kong) Limited ("China Renaissance", "we" or "us") is acting as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Merger and will receive a fee from the Company for the delivery of this opinion and for its services, a portion of which is payable upon the rendering of this opinion and the remainder of which is payable upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, China Renaissance has not had a material relationship with the Company or any other party to the Merger. China

China Renaissance Securities (Hong Kong) Limited is licensed by the Securities and Futures Commission and its CE number is AZX839

Renaissance and its affiliates may in the future provide commercial and investment banking services to the Company or the Parent and may receive fees for rendering such services.

        In connection with our opinion, we have:

  •
  reviewed the financial terms and conditions of the Draft Merger Agreement

  •
  reviewed certain publicly available financial and other information relating to the Company and certain other relevant financial and operating data of the Company furnished by the Company's management and the Special Committee

  •
  reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the "Management Forecasts")

  •
  discussed with certain members of the Company's management the historical and current business, operations, financial condition and prospects of the Company

  •
  compared the reported price and trading history of the Company's ADSs to the reported price and trading histories of the shares of certain publicly traded companies we deemed relevant

  •
  compared certain operating results of the Company to the operating results of certain publicly traded companies we deemed relevant

  •
  reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain publicly traded companies we deemed relevant (together, "Wall Street Projections")

  •
  compared certain financial terms of the Merger to the financial terms of certain selected transactions we deemed relevant

  •
  performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and the Special Committee or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verification, the assessment of the Company's management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the Company's representation that all information provided to us by the Company or the Special Committee is accurate and complete in all material respects. We have, with your consent, assumed that the Management Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the future performance of the Company, and that the Management Forecasts provide a reasonable basis for our opinion. We express no opinion as to the Management Forecasts or the assumptions on which they were made. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Parent or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Our opinion does not address any legal, tax or accounting matters related to the Draft Merger Agreement or the Merger, as to which we have assumed that the Company and the Special Committee have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Ordinary Shares (other than the Rollover Shareholder). We express no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including any matter relating to the contribution of any shares of the Company by the Rollover Shareholder to Parent. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

        For purposes of rendering our opinion, we have assumed in all respects material to our analysis that the representations and warranties of each party contained in the Draft Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Draft Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement and Plan of Merger with respect to the Merger will be substantially similar to that of the Draft Merger Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Draft Merger Agreement will be obtained and that in the course of obtaining any of those consents and approvals, no restrictions or conditions will be imposed that would have an adverse effect on the contemplated benefits of the Merger.

        It is understood that our opinion is intended for the benefit and use of the Special Committee and the Board of Directors of the Company in their consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. Our opinion does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of any interests in the Company, Parent or Merger Sub to any of the Company's officers, directors or employees, or any class of such persons, including, for the avoidance of doubt, the Rollover Shareholder or any other members of management of the Company, relative to the Merger or otherwise. Furthermore, we express no view as to the price or trading range for the Company's publicly traded American Depositary Receipts following the announcement of the Merger or at any other time.

        This opinion was reviewed and approved by China Renaissance's Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders (other than the Rollover Shareholder) of the Company Ordinary Shares (including Company ADSs) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

ANNEX D

Confidential	April 26, 2015
Special Committee of Independent Directors Perfect World Co., Ltd. Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, China

Dear Members of the Special Committee:

        Perfect World Co., Ltd. ("Perfect World" or the "Company") and the special committee of independent directors (the "Special Committee") of the board of directors (the "Board of Directors") of the Company have engaged Duff & Phelps, LLC ("Duff & Phelps") to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (the "Class A Shares") and Class B ordinary shares, par value US$0.0001 per share, of the Company (the "Class B Shares", and together with the Class A Shares, the "Shares"), other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing five Class B Shares (each, an "ADS" and collectively, "ADSs"), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

        It is Duff & Phelps' understanding that the Company, Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), the latest draft of which was dated as of April 24, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs) will be cancelled in exchange for the right to receive US $4.04 in cash per Share without interest (the "Per Share Merger Consideration") and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $20.20 in cash per ADS without interest (the "Per ADS Merger Consideration", and together with the Per Share Merger Consideration, the "Merger Consideration") (collectively, the "Proposed Transaction").

        For purposes of the Opinion, (i) "Excluded Shares" shall mean the Rollover Shares (as defined in the Merger Agreement) and Shares held by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), including such Shares represented by ADSs; and (ii) "Dissenting

Shares" shall have the meaning set forth in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

        In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

  1.
  Reviewed the following documents:

  a.
  The Company's annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2012 and 2013;

  b.
  The Company's unaudited financial statements for the twelve months ended December 31, 2014;

  c.
  A detailed financial projection model for the years ending December 31, 2015 through 2021, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the "Management Projections");

  d.
  Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

  e.
  A letter dated April 23, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the "Management Representation Letter"); and

  f.
  Documents related to the Proposed Transaction, including the Merger Agreement;

  2.
  Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

  3.
  Discussed with Company management its plans and intentions with respect to the management and operation of the business;

  4.
  Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

  5.
  Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

  6.
  Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

        In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company's consent:

  1.
  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

  2.
  Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

  3.
  Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

  4.
  Assumed that information supplied to Duff & Phelps and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

  5.
  Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party;

  6.
  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

  7.
  Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

  8.
  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

  9.
  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

        Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

        Duff & Phelps is not expressing any opinion as to the market price or value of Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company's officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (excluding the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs) and ADSs (excluding ADSs representing the Excluded Shares).

        This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent, except that a copy of this Opinion may be provided to the Board of Directors. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

        This Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, the Company, and the Special Committee dated January 12, 2015 (the "Engagement Letter"). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

        Duff & Phelps' affiliate, Duff & Phelps Securities, LLC ("DPS"), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee. In addition, pursuant to the Engagement Letter the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps' fee is payable upon Duff & Phelps' stating to the Special Committee that it is prepared to deliver its Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has provided certain valuation services to the Company. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

        This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX E: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961,
AS CONSOLIDATED AND REVISED)—SECTION 238

238. Rights of dissenters

  (1)
  A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

  (2)
  A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

  (3)
  An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

  (4)
  Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

  (5)
  A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

  (a)
  his name and address;

  (b)
  the number and classes of shares in respect of which he dissents; and

  (c)
  a demand for payment of the fair value of his shares.

  (6)
  A member who dissents shall do so in respect of all shares that he holds in the constituent company.

  (7)
  Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

  (8)
  Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

  (9)
  If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

  (a)
  the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

  (b)
  the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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  (10)
  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

  (11)
  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

  (12)
  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

  (13)
  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

  (14)
  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

  (15)
  Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

  (16)
  The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

E-2

ANNEX F: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.     Directors and Executive Officers of the Company

        The Company is a company organized under the laws of the Cayman Islands with its principal business address at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China. The telephone number of the Company's principal executive office is +86 10 5780-5700. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Citizenship
Michael Yufeng Chi	*	Founder and Chairman of the Board of Directors of the Company(1)	People's Republic of China
Daniel Dong Yang	*	Partner of SAIF Partners; Independent Director of the Company(2)	Hong Kong SAR
Bing Xiang	*	Professor and the founding Dean of Cheung Kong Graduate School of Business; Independent Director(3)	Hong Kong SAR
Han Zhang	*	Partner of Share Capital Partners Ltd.; Independent Director(4)	People's Republic of China
Robert Hong Xiao	*	Chief Executive Officer of the Company(5)	United States of America
Kelvin Wing Kee Lau	*	Chief Financial Officer of the Company(6)	Hong Kong SAR
Di He	*	Chief Technology Officer of the Company(7)	People's Republic of China
Qing Li	*	Chief Development Officer of the Company(8)	People's Republic of China
Qi Zhu	*	Chief Strategic Product Officer of the Company(9)	People's Republic of China
Xiaoyin Lu	*	Chief Artist of the Company(10)	People's Republic of China
Yunfan Zhang	*	Chief Operating Officer of the Company(11)	People's Republic of China
Alan Chen	*	Senior Vice President of the Company(12)	Canada
Alex Yiran Xu	*	Senior Vice President of the Company(13)	People's Republic of China
Zhengrong Huang	*	Senior Vice President of the Company(14)	People's Republic of China
Haiyi Li	*	Senior Vice President of the Company(15)	People's Republic of China
Cheng Wei	*	Senior Vice President of the Company(16)	People's Republic of China
Yuyun Wang	*	Senior Vice President of the Company(17)	People's Republic of China

*
Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China.

(1)
Mr. Michael Yufeng Chi is the Company's founder and chairman of the board of directors. Mr. Chi was also the Company's chief executive officer since the inception of the Company to August 2012 and then co-CEO until March 2013.

(2)
Mr. Daniel Dong Yang has served as the Company's independent director since October 31, 2009. Mr. Yang has been a partner of SAIF Partners, an Asian private equity firm, since 2004 and served as a director from 2001 to 2004. He currently serves as a director of several companies, such as Vancl.com and 58.com, both of which are IT companies located in China.

(3)
Dr. Bing Xiang has served as the Company's independent director since July 25, 2007. Dr. Xiang has served as an independent director of a number of public companies listed on New York Stock Exchange, Shenzhen Stock Exchange and Hong Kong Stock Exchange, respectively. For example, he is the independent director of Yunnan Baiyao Group Co., Ltd. and Dan Form Holdings Company Limited. Dr. Xiang has been a professor and the founding Dean of Cheung Kong Graduate School of Business since the inception of the school in 2002.

(4)
Mr. Han Zhang has served as the Company's independent director since July 2008. Since 2007, Mr. Zhang has served as a partner of Share Capital Partners Ltd., a Chinese venture capital firm.

(5)
Mr. Robert Hong Xiao has been with the Company since May 2008 and has served as the Company's chief executive officer since March 2013. Previously, Mr. Xiao served as the Company's senior vice president in charge of the Company's human resources and administration, later the Company's chief operating officer, and then the Company's co-CEO.

(6)
Mr. Kelvin Wing Kee Lau has been the Company's chief financial officer since March 2007.

(7)
Mr. Di He has been the Company's chief technology officer since February 2006 in charge of research and development of the Company's Angelica 3D game engine and the Company's game development.

(8)
Mr. Qing Li has been with the Company since February 2006 and is the Company's chief development officer.

(9)
Mr. Qi Zhu has been with the Company in November 2004 and is the Company's chief strategic product officer. Previously, he served as the chief publishing officer, Asia, in charge of the Company's game operations and publishing in Asia.

(10)
Mr. Xiaoyin Lu has been with the Company since February 2006 and is the Company's chief artist.

(11)
Mr. Yunfan Zhang joined the Company in February 2013 and has served as the Company's chief operating officer since January 2015. Prior to that, Mr. Zhang served as the Company's vice president and later became the Company's senior vice president, in charge of the mobile game publishing business. Prior to joining the Company, Mr. Zhang served as the CEO of Beijing Zhizhu Network Technology Co., Ltd. from 2008 to 2012.

(12)
Mr. Alan Chen has been with the Company since January 2008 and is the Company's senior vice president in charge of Internet investment in North America. Previously, he was the Company's chief publishing officer of the U.S. and Europe, responsible for the Company's game publishing and overall business operations in the U.S. and Europe.

(13)
Mr. Alex Yiran Xu has been with the Company since March 2010 and is the Company's senior vice president in charge of strategic partnership and investment. Previously, Mr. Xu served as the Company's vice president of strategy and later chief business officer.

(14)
Mr. Zhengrong Huang has been with the Company since March 2009 and is the Company's senior vice president, responsible for the Company's research and development, game publishing and overall business operations in the U.S. and Europe. Previously, Mr. Huang served as the Company's vice president and later became senior vice president in charge of ARC game platform, global network operation and IT infrastructure.

(15)
Mr. Haiyi Li has been with the Company since December 2006 and is the Company's senior vice president in charge of PC game publishing and operation in the domestic market. Previously, Mr. Li was in charge of the Company's product management and operation of PC game in the domestic market as the Company's director and later vice president.

(16)
Mr. Cheng Wei has been with the Company since November 2004 and is the Company's senior vice president responsible for game publishing and operation in East Asia. Previously, Mr. Wei was in charge of the Company's product management and operation in the domestic market and East Asia as the Company's director and later vice president.

(17)
Ms. Yuyun Wang has been with the Company since December 2004 and is the Company's senior vice president responsible for global branding, strategic cooperation and public relations. Previously, Ms. Wang was in charge of the Company's game marketing and operation in the domestic market as the Company's director and later vice president.

        During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Perfect Human

        Perfect Human is a British Virgin Islands company, with its registered office located at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 5780-6200.

        The director of Perfect Human is Mr. Michael Yufeng Chi, whose name, business address, present principal employment and citizenship are set forth in the table above.

3.     Directors and Executive Officers of Parent

        Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office located at the offices of offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 5780-6200.

        The director of Parent is Mr. Michael Yufeng Chi, whose name, business address, present principal employment and citizenship are set forth in the table above.

4.     Directors and Executive Officers of Merger Sub

        Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 5780-6200.

        The director of Merger Sub is Mr. Michael Yufeng Chi, whose name, business address, present principal employment and citizenship are set forth in the table above.

ANNEX G: FORM OF PROXY CARD

PERFECT WORLD CO., LTD.
(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: PWRD)

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING (OR ANY ADJOURNMENT THEREOF)
TO BE HELD AT 42ND FLOOR, EDINBURGH TOWER, THE LANDMARK, 15 QUEEN'S ROAD, CENTRAL, HONG KONG
ON JULY 28, 2015 AT 10:00 A.M. (HONG KONG TIME)

        I/We,

Please Print Name(s)

of

Please Print Address(es)

the undersigned, being the registered holder(s) of                                      Class A ordinary shares(Note[nc_nb]1), par value US$0.0001 per share, of Perfect World Co., Ltd. (the "Company") and                                      Class B ordinary shares(Note[nc_nb]2), par value US$0.0001 per share, of the Company, hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on July 28, 2015 at 10:00 a.m. (Hong Kong time) (the "Extraordinary General Meeting") and the proxy statement, each dated June 25, 2015, and (b) appoint the Chairman of the Extraordinary General Meeting(Note[nc_nb]3) or                                                                      of                                                                                          as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, and in the event of a poll voting, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)
1.
As a special resolution:
	THAT the Agreement and Plan of Merger, dated as of April 26, 2015 (the "Merger Agreement"), by and among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Perfect World Merger Company Limited, an exempted company with limited liability incorporated	☐	☐	☐

(1)
Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

(2)
Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

(3)
If any proxy other than the Chairman is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.

(4)
IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED "ABSTAIN." Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

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PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)
under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the "Plan of Merger") required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger, be authorized and approved;
2.	As a special resolution:
THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.	☐	☐	☐
3.	As an ordinary resolution:
THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.	☐	☐	☐

        Dated                                     , 2015        Signature(s)(Note[nc_nb]5)

        This form of proxy must be completed, signed by the person registered in the register of members at the close of business in the Cayman Islands on July 6, 2015 (Cayman Islands time) and returned to the Company's offices at Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District Beijing 100101, People's Republic of China, attention: Investor Relations Department, so that the proxy card is received by the Company no later than July 28, 2015 at 10:00 a.m. (Hong Kong time).

(5)
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed under the hand of an officer or attorney duly authorized to sign the same.

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ANNEX H: DEPOSITARY'S NOTICE

Deutsche Bank Trust Company Americas
Trust & Securities Services
Global Equity Services

DEPOSITARY RECEIPTS

Depositary's Notice of Extraordinary General Meeting of the Company of Perfect World Co., Ltd.:

Issue:	Perfect World Co., Ltd. / CUSIP: 71372U 10 4
Country:	Cayman Islands
Meeting Details:	Extraordinary General Meeting of Perfect World Co., Ltd. to be held on July 28, 2015 – 10:00 A.M. (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong.
Meeting Agenda:	The Company's Notice of Meeting is attached
Voting Deadline:	On or before July 23, 2015 at 5:00 P.M. (New York City time)
ADS Record Date:	June 25, 2015
Ordinary : ADS Ratio	5 Class B Ordinary Shares : 1 ADS

        Holders of American Depositary Receipts (ADRs) representing ordinary shares (the "Deposited Securities") of Perfect World Co., Ltd. (the "Company") are hereby notified of the Company's Extraordinary General Meeting of shareholders. A copy of the Notice of Meeting from the Company is attached.

        Holders of record of ADRs as of the close of business on the ADS Record Date will be entitled, subject to any applicable law, the Deposit Agreement, the Company's Amended and Restated Memorandum and Articles of Association and the provisions of or governing Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct Deutsche Bank Trust Company Americas, as Depositary (the "Depositary"), as to the exercise of voting rights, if any, pertaining to the Deposited Securities represented by their respective ADRs. Voting instructions may be given only in respect of a number of American Depositary Shares representing an integral number of Shares or other Deposited Securities. Upon the timely receipt of written instructions of a Holder of American Depositary Shares on the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company's Amended and Restated Memorandum and Articles of Association and the provisions of or governing the Deposited Securities, to vote or cause the Custodian to vote the Shares and/or other Deposited Securities (in person or by proxy) represented by American Depositary Shares evidenced by such Receipt in accordance with such voting instructions. Neither the Depositary nor the Custodian shall, under any circumstances exercise any discretion as to voting, and neither the Depositary nor the Custodian shall vote, or attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Shares or other Deposited Securities represented by ADSs except pursuant to and in accordance with such written instructions from Holders. Notwithstanding the above, save for applicable provisions of the law of the Cayman Islands, and in accordance with the terms of Section 12 of the Exhibit A to the Deposit Agreement, the Depositary shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which such vote is cast or the effect of any such vote.

Deutsche Bank—Depositary Receipts

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ANNEX I: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of Shareholders
ADS Holder's Voting Instruction Card

 (Name of ADS holder)

 (Address of ADS holder)

(Number of ADSs held)

Resolution presented for consideration by the Extraordinary General Meeting of Shareholders on July 28, 2015

	PROPOSALS	Affirmative	Negative	Abstained
1)
As a special resolution:
	THAT the Agreement and Plan of Merger, dated as of April 26, 2015 (the "Merger Agreement"), by and among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and Perfect World Co., Ltd. (the "Company") (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the "Plan of Merger") required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger, be authorized and approved;	☐	☐	☐

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	PROPOSALS	Affirmative	Negative	Abstained
2)
As a special resolution:
	THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.	☐	☐	☐
3)
As an ordinary resolution:
	THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.	☐	☐	☐

(Signature)

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